Exhibit 2.1
EXECUTION VERSION

SHARE PURCHASE AGREEMENT BY AND AMONG OUTFRONT CANADA HOLDCO 2 LLC -and- OUTFRONT CANADA SUB LLC -and- OUTFRONT MEDIA INC. -and- BELL MEDIA INC. October 22, 2023

Page
- i -

(continued)
Page
- ii -

(continued)
Page
- iii -

(continued)
Page
- iv -

(continued)
Page
- v -

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is entered into as of October 22, 2023, by and among Outfront Canada HoldCo 2 LLC, a limited liability company existing under the laws of Delaware (the “HoldCo Vendor”), Outfront Canada Sub LLC, a limited liability company existing under the laws of Delaware (the “Sub Vendor”), OUTFRONT Media Inc., a corporation incorporated under the laws of Maryland (the “Guarantor”), and Bell Media Inc., a corporation incorporated under the laws of Canada (the “Purchaser”).
AND WHEREAS, as of the date of this Agreement, the Vendors are the registered and beneficial owners of the Purchased Shares in Outdoor Systems Americas ULC, an unlimited liability company existing under the laws of Alberta (the “Company”);
AND WHEREAS, on and subject to the terms and conditions contained in this Agreement, the Purchaser desires to purchase from the Vendors, and the Vendors desire to sell to the Purchaser, all of the Purchased Shares;
AND WHEREAS, on and subject to the terms and conditions contained in this Agreement, prior to Closing the Vendors intend to complete and give effect to the Pre-Closing Reorganization and, following completion of the Pre-Closing Reorganization, Newco will be the sole registered and beneficial owner of the Purchased Shares;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each Party), the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions.
“Acquisition Proposal” is defined in Section 6.1(b)(i).
“Adjustment Date” means the fifth Business Day after the Purchase Price is finally determined in accordance with Section 2.5 or 2.6, as the case may be.
“Advertising Agreement” means any agreement between the Company or any Subsidiary and a third party for or relating to the use of advertising signage for the advertisement of products or services and/or for the communication of messages of the third party or parties on whose behalf it is contracting.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Notwithstanding the foregoing or anything to the contrary in this Agreement, solely for purposes of Section 11.5, the Affiliates of the Vendors shall mean (and only be deemed to include) the Guarantor and its direct and indirect subsidiaries.
“Agreement” means this share purchase agreement and all exhibits and schedules attached hereto, and includes any amendment hereto.

“Annual Financial Statements” means the annual unaudited balance sheet, statement of operations and cash flows information of the Company for the fiscal year ended December 31, 2022, prepared on a consolidated basis.
“Assumed Credit Support Obligations” is defined in Section 11.9.
“Base Purchase Price” is defined in Section 2.2(a).
“Bonding Obligation” means any reimbursement or indemnity obligation in respect of performance bonds, reclamation bonds and indemnities, surety bonds, appeal bonds, completion guarantees or like instruments (excluding letters of credit or letters of guarantee) issued to secure performance obligations incurred in the Ordinary Course of Business.
“Business” means the business carried on by the Group Companies as being conducted as of the date hereof and as of Closing, which consists of delivering advertising (including large format digital and static spectaculars and dominations) and production of related creative materials (including spec artwork, full design support and production-ready art) in the Canadian market.
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in Toronto, Ontario, Montreal, Quebec or New York, New York are open for the general transaction of business.
“Business Information” is defined in Section 11.2.
“Calculation Time” means 11:59 p.m. (Toronto time) on the day immediately prior to the Closing Date.
“Cash” means, as of the Calculation Time, without duplication, (a) the aggregate actual cash (bank) balances (net of any bank overdrafts), as adjusted for any term deposits, cash on deposit, transfers or payments in transit, any outstanding cheques (including uncleared cheques), credit card collections (but excluding any amounts required to cover uncleared cheques or drafts issued by any Group Company) and any other proper reconciling items, of the Group Companies, plus (b) the aggregate cash equivalents (including marketable securities, short-term investments readily convertible to cash, demand deposits, savings accounts, certificates of deposit, money market funds and other highly liquid marketable securities) of the Group Companies, provided that Cash shall (i) be calculated net of Excluded Cash, and (ii) not include any amounts to the extent included in Working Capital or Company Transaction Expenses. Cash shall be calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C and, with respect to any JV Entity, amounts included in Cash shall reflect the Company’s proportionate direct or indirect interest in such JV Entity unless the Company does not have any direct or indirect interest in such JV Entity at Closing pursuant to Section 6.15.
“CASL” is defined in the definition of “Privacy Laws”.
“CEWS Application” means an application with the Minister of National Revenue (Canada) under section 125.7 of the Tax Act.
“Claim Notice” is defined in Section 9.4.
“Closing” means the completion of the purchase and sale of the Purchased Shares in accordance with the provisions of this Agreement. The Closing shall be deemed to be effective as of 12:01 a.m. (Toronto time) on the Closing Date.

“Closing Condition Satisfaction Date” means the date on which the conditions set out in Sections 7.4 and 7.6 are satisfied or, to the extent permitted by Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time).
“Closing Date” means (i) if the Closing Condition Satisfaction Date occurs following the third Business Day prior to the end of a calendar month and prior to the third Business Day prior to the 15th day of the immediately following calendar month, then the 15th day of such following calendar month (or, in the event such day is not a Business Day, the first Business Day following the 15th day of the calendar month), and (ii) if the Closing Condition Satisfaction Date occurs following the third Business Day prior to the 15th day of a calendar month and prior to the third Business Day prior to the end of such calendar month, then the first Business Day of the immediately following calendar month; or such other date as the Parties may mutually agree in writing.
“Closing Date Balance Sheet” is defined in Section 2.5(a).
“Closing Date Capital Expenditures” means the aggregate amount of capital expenditures of the Group Companies (excluding the JV Entities) from and including January 1, 2023 to the Calculation Time made in accordance with Section 6.4 and Section 6.5.
“Closing Date Cash” means the aggregate amount of Cash as at the Calculation Time.
“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as at the Calculation Time.
“Closing Date Working Capital” means the Working Capital as at the Calculation Time.
“Collateral Agent” is defined in the definition of “Termination and Release”.
“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to perform duties on behalf of the Commissioner of Competition.
“Company” is defined in the recitals.
“Company Data” means all (a) Personal Information in the possession, custody or control of the Company and the Subsidiaries, and (b) data (including Personal Information) collected, generated, received or stored by the Company and the Subsidiaries in connection with the marketing, delivery or use of any Company Intellectual Property.
“Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property.
“Company IP Registrations” is defined in Section 4.15(b).
“Company Privacy Commitments” is defined in Section 4.17(a).
“Company Privacy Policies” means, collectively, any and all of the data privacy and security policies of the Affiliates of the Company to which the Company and the Subsidiaries are subject prior to the Closing.
“Company Transaction Expenses” means all consolidated Transaction Expenses incurred in anticipation of, in connection with, or otherwise related to, the Transactions by or on behalf of the Group Companies or for which the Group Companies may be liable, excluding any such amounts that are Vendor Transaction Expenses; provided that Company Transaction Expenses shall not include (a) any amounts payable to directors, officers, consultants or employees of the Group Companies, in each case, solely as a result of any actions taken by the Purchaser or any of its Affiliates following the Closing, (b) any fees, costs or expenses incurred by the Purchaser or any of its Affiliates (as of immediately prior to Closing) in connection with the Transactions, whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Purchaser), (c) any amounts to the extent included in Working Capital or Indebtedness or (d) any fees, costs or expenses incurred by the Group Companies with respect to periods after the Closing as a result of any actions taken by the Purchaser or any of its Affiliates following the Closing.
“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company and the Subsidiaries.
“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended.
“Competition Act Approval” means that either:
(a)    the Purchaser has received an advance ruling certificate under subsection 102(1) of the Competition Act with respect to the Transactions; or
(b)    both (i) the applicable waiting period in respect of the Transactions under subsection 123 of the Competition Act shall have expired or been terminated or the obligation to notify the Commissioner in respect of the Transactions under Part IX of the Competition Act has been waived pursuant to subsection 113(c) of the Competition Act; and (ii) unless waived by the Purchaser in its sole discretion, the Purchaser has received a written communication from the Commissioner indicating that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transactions, and such written communication remains in full force and effect.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of July 12, 2023, between the Guarantor and an Affiliate of the Purchaser.
“Consent” means any consent, approval, authorization, permission or waiver from any Person in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, but does not include Regulatory Approvals.
“Continuing Credit Support Obligation” is defined in Section 11.9.
“Contract” means any contract, obligation, commitment, arrangement, understanding, lease, license or other legally binding agreement (including any amendments or supplements thereto), whether written or oral and whether express or implied.
“Copyleft License” means any license that requires, as a condition to the use, modification or distribution of software or other Intellectual Property licensed under such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property that is incorporated into, derived from, used, linked or distributed with such software or other Intellectual Property: (a) in the case of software, be made available or distributed in a form other than binary (e.g. in source code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable law); or (d) be redistributable without a license fee. Without limiting the foregoing, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“CRA” is defined in Section 10.10.
“Credit Support Obligations” means letters of credit, surety bonds and other credit support instruments issued by any Existing Credit Support Provider.
“Current Representation” is defined in Section 12.15(a).
“Damages” means any losses, liabilities, claims, costs, damages available in law or in equity, settlements, awards, interest, assessments, fines, Taxes, penalties, fees, charges or expenses (including all reasonable legal and consultant costs, fees and expenses, and all reasonable costs, fees and expenses of investigation), whether resulting from an action, suit, Proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, or a cause, matter, thing, act, omission or state of facts not involving a third party.
“Data Room” means those certain virtual data rooms hosted by Intralinks and Microsoft (CartaDC) and prepared and maintained by or on behalf of the Company in connection with the Transactions.
“Direct Claim” is defined in Section 9.4.
“Disclosure Schedule” is defined in Section 12.11.
“Divested Assets” is defined in Section 11.5(b)(iii).
“Divestiture” is defined in Section 11.5(b)(ii).
“Employee Benefit Plan” means any employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive or deferred compensation, profit sharing, retention bonus, change of control, termination, severance, vacation pay, paid time off, unemployment benefit, post-employment or retirement, pension, supplemental pension, retirement or retirement savings, stock option, stock purchase, stock appreciation, equity incentive, phantom equity, health, welfare, medical, dental, disability, sick leave, accident, life insurance and similar plans, programs, arrangements or practices relating to the current or former directors, officers, employees, consultants or independent contractors of the Company or any Subsidiary and/or their spouses, dependents or beneficiaries which are maintained, sponsored or funded by the Company or any Subsidiary, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, or under which the Company or any Subsidiary may have any liability, contingent or otherwise, in each case other than statutory plans with which the Company and the Subsidiaries are required to comply (including the Canada Pension Plan and plans administered pursuant to applicable provincial health Tax, workers compensation and unemployment insurance legislation).
“Encumbrance” means any lien, pledge, mortgage, hypothec, security interest, charge, claim, easement, encroachment, or remedy issued by a Governmental Authority or other similar encumbrance or any other arrangement having the effect of providing security.

“Environmental Law” means all applicable Laws, agreements with any Governmental Authority and all other statutory requirements relating to the protection of the environment and natural resources, and the generation, handling, import, export, storage, use, discharge, Release or transportation of hazardous or toxic substances and all Permits issued pursuant to such Laws, agreements or statutory requirements.
“Equity Securities” means, with respect to a Person, (a) any share, share capital, partnership, membership, joint venture or similar interest in such Person, (b) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any share, share capital, partnership, membership, joint venture or similar interest in such Person or (c) any rights, warrants or options directly or indirectly to subscribe for or to purchase any share, share capital, partnership, membership, joint venture or similar interest in such Person.
“Estimated Closing Date Balance Sheet” is defined in Section 2.3(a).
“Estimated Closing Date Capital Expenditures” means the Vendors’ good faith estimate of the Closing Date Capital Expenditures.
“Estimated Closing Date Cash” means the Vendors’ good faith estimate of the Closing Date Cash.
“Estimated Closing Date Indebtedness” means the Vendors’ good faith estimate of the Closing Date Indebtedness.
“Estimated Closing Date Working Capital” means the Vendors’ good faith estimate of the Closing Date Working Capital.
“Estimated Company Transaction Expenses” means the Vendors’ good faith estimate of the Company Transaction Expenses.
“Estimated Purchase Price” is defined in Section 2.3(b).
“Excluded Cash” means any and all (a) cash or cash equivalents held by the Group Companies for the benefit of a Person other than the Group Companies, and (b) escrow deposits and security deposits, save and except that Excluded Cash does not include any cash or cash equivalents that is held by any of the Group Companies on account of customer deposits for which there is a corresponding current liability that is included in Working Capital.
“Exclusivity Period” is defined in Section 6.1(a).
“Existing Credit Support Provider” is defined in Section 11.9.
“Final Determination” is defined in Section 9.14(b).
“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.
“First Notional Fiscal Period” is defined in Section 10.6(a).
“Fraud” means that all of the following elements have been satisfied: (a) the representations and warranties contained in this Agreement contain a false statement of a fact; (b) the Party who made the representations and warranties containing such false statement of fact has actual knowledge of the falsity of such statement, and (c) the Party to whom the representations and warranties containing such false statement of fact is made relies on such false statement of fact.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise), regulatory or administrative authority or any department, agency, ministry, board, commission, subdivision, court or other tribunal of any of the foregoing.
“GP Share Value” is defined in Section 6.15(a).
“Group Companies” means, collectively, the Company, the Subsidiaries and the JV Entities, and “Group Company” means any one of them, as the context requires; provided that the JV Entities shall not be deemed to be Group Companies for purposes of Article 4 other than (a) with respect to the phrase “material to the Group Companies, taken as a whole” and (b) in the event that the interests in the JV Entities continue to be indirectly owned by the Company on Closing, with respect to Tax matters (including those set forth in Section 4.8 and 4.18).
“Group Companies IT Systems” means all IT Systems other than Guarantor IT Systems.
“GST” is defined in Section 4.18(l).
“Guarantor” is defined in the opening paragraph.
“Guarantor Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2014, among Outfront Media Capital LLC and Outfront Media Capital Corporation, as borrowers, Outfront Media Inc. and the other guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and each lender from time to time party thereto (as amended, restated, amended and restated, modified or supplemented from time to time).
“Guarantor Financial Statements” is defined in Section 4.7(a).
“Guarantor IT Systems” means all IT Systems used by the Company and the Subsidiaries, as made available by the Guarantor in the Ordinary Course of Business in the twelve (12) months prior to the Closing Date.
“Guarantor’s Counsel” is defined in Section 12.15(a).
“Hamilton Holdback Condition” means that, on or prior to December 31, 2024, any of the Group Companies shall have entered into an agreement with the City of Hamilton in connection with the pending request for proposals process, on substantially the same terms as the final bid submitted by the Group Companies prior to the date hereof in connection therewith.
“Hamilton Holdback Payment” is defined in Section 2.2(h).
“Handling”, when used in the context of “Handling of Personal Information” (or similar phrases), means to access, receive, collect, use, store, process, record, disclose, transfer, transmit, retain, dispose of, destroy, manage or otherwise handle.
“Hazardous Substance” means any pollutant, contaminant, or hazardous or radioactive substance, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, chlorinated solvents, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, and any other material, substance, or waste (including those classified as dangerous goods) that is regulated or prohibited under any Environmental Law or that would reasonably be expected to form the basis of liability under any Environmental Law.
“Holdback Payments” is defined in Section 2.2(h).
“Holdback Period” means the period beginning two (2) Business Days prior to the Closing Date and ending on December 31, 2024.
“HoldCo Vendor” is defined in the opening paragraph.
“HST” is defined in Section 4.18(l).
“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any real property.
“Indebtedness” of any Person means:
(a)    all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;
(b)    all obligations of such Person, including the outstanding principal amount, accrued and unpaid interest on, and any other payment obligations evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security;
(c)    all obligations of such Person upon which interest charges are customarily paid;
(d)    all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;
(e)    all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business);
(f)    all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed;
(g)    all capital and finance lease obligations of such Person other than leases which have been or must be, in accordance with GAAP, recorded as operating leases in respect of which such Person is liable as lessee;
(h)    any liability of such Person, contingent or otherwise, in respect of banker’s acceptances, letters of credit or similar;
(i)    all interest, penalties, fees, breakage costs, prepayment premiums and other expenses owed with respect to the indebtedness referred to above or payable upon the consummation of the Transactions;

(j)    all accrued or unpaid income Taxes for all Pre-Closing Tax Periods, taking into account all instalments for the current taxation year, but not taking into account any over-instalments or other Tax refunds or Tax credits that may become payable to the Vendors following Closing pursuant to Section 10.7, provided that the amount of such Taxes shall not be less than zero in any individual Tax jurisdiction;
(k)    amounts payable by any of the Group Companies to a Vendor or any Affiliate of a Vendor to the extent not settled at or prior to the Closing; and
(l)    all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which it has otherwise assured a creditor against loss;
provided that Indebtedness with respect to the Group Companies shall not include (i) any amounts included in Company Transaction Expenses, (ii) any amounts included in Working Capital or (iii) any amounts payable by any of the Group Companies to another Group Company, or guaranteed by any one of the Group Companies in favour of any other Group Company; and provided further that (A) Indebtedness shall be calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C and, (B) with respect to any JV Entity, amounts included in or excluded from Indebtedness, as applicable, shall reflect the Company’s proportionate direct or indirect interest in such JV Entity unless the Company does not have any direct or indirect interest in such JV Entity at Closing pursuant to Section 6.15.
“Indemnified Party” means a Person whom the Vendors or the Purchaser, as the case may be, is required to indemnify under Article 9.
“Indemnified Taxes” is defined in Section 9.2(c).
“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 9.
“Independent Accountant” is defined in Section 2.6.
“Individual Independent Contractor” means any natural person or any legal entity through which any such natural person contracts to provide services to the Group Companies.
“Initial Transition Period” is defined in Section 11.7(c).
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) inventions, patents and patent applications (whether provisional or non-provisional) including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, business names, indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not registered, moral rights and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media handles, social media accounts, whether or not protected by copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) designs, industrial designs, and all registrations, applications for registration, and renewals thereof; (g) confidential information and trade secrets; and (h) all other intellectual property and related rights.
“Interested Party” is defined in Section 4.26.
“Interim Financial Statements” means the unaudited balance sheet, statement of operations and cash flows information of the Company for the six-month period ended June 30, 2023, prepared on a consolidated basis.
“Interim Period” means the period from the date of this Agreement to the earlier of the date of termination of this Agreement in accordance with Article 8 and the Closing Date.
“IT Systems” means all computer hardware, devices, peripheral equipment, Software and firmware, technology infrastructure, networks and other information technology systems and services that are owned by or used by the Company or any Subsidiary to operate the Business, including to operate and support, and to provide to customers with access to and use of, the Proprietary Software and to receive, store, process or transmit data.
“JCD GP” is defined in Section 6.15(a).
“JCD Limited Partner” is defined in Section 6.15(a).
“JCD Shareholder” is defined in Section 6.15(a).
"JV Entities” means, collectively, Outfront JCDecaux Street Furniture Canada Ltd. and Outfront JCD LP, and “JV Entity” means any one of them, as the context requires.
“Knowledge of the Vendors” or “the Vendors’ Knowledge” means the actual knowledge of the individuals listed in Section 1.1(a) of the Disclosure Schedule, after due and diligent inquiry, without personal liability on the part of any of them.
“Law” means any national, federal, provincial, municipal, international, multinational or local law (including any principle of common law or equity), statute, ordinance, by-law, regulation, Order, constitution, code or treaty of any Governmental Authority.
“Lease” is defined in Section 4.10(h).
“Leased Real Property” means all real property leased, subleased, licensed or similarly occupied or used by a Group Company, together with all Improvements thereon and all easements, rights of way and interests appurtenant thereto.
“Limited Partnership Agreements” means, collectively (i) the Amended and Restated Limited Partnership Agreement made and entered into as of May 2004 between Viacom Outdoor JCDecaux Street Furniture Canada Ltd., 559733 British Columbia Ltd., JCD Canada Co., Viacom Outdoor Inc. and JCDecaux SA; and (ii) the Limited Partnership Agreement dated March 8, 2012 between CBS Canada GP Co. and CBS Canada Holdings Co., and “Limited Partnership Agreement” means any one of them, as the context requires.
“Mandatory Reporting Rules” is defined in Section 10.8.

“Material Adverse Change” means any change, event or occurrence that, when considered either individually or in the aggregate, is, or would reasonably be expected to be, a Material Adverse Effect.
“Material Adverse Effect” means any effect that, when considered either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations, assets, liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole, except to the extent that the material adverse effect results from or is caused by:
(a)    any state of facts, event, change, effect or circumstance (whether worldwide, national or local) in currency exchange, interest or inflation rates or in general economic, banking, business, political or market conditions or in national or global financial or capital markets or in regional, national or global political conditions, including the outbreak or escalation of hostilities, acts of war, sabotage, armed hostilities, acts of terrorism, civil unrest or similar event;
(b)    any state of facts, event, change, effect or circumstance relating to conditions generally affecting the industry in which the Group Companies operate;
(c)    any epidemic, pandemic or disease outbreak (including any material worsening or escalation of the COVID-19 virus) or other health crisis or public health event, natural disaster, hurricane, flood, tornado or other weather related effects;
(d)    any adoption, implementation or change in Laws by any Governmental Authority;
(e)    any change in applicable accounting principles;
(f)    any action required to be taken or omitted pursuant to this Agreement or expressly permitted by this Agreement, or taken at the request of the Purchaser or with the Purchaser’s prior written consent;
(g)    the execution, announcement, performance or pendency of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities;
(h)    the identity of the Purchaser or any public announcement by the Purchaser or its Affiliates regarding the businesses of the Group Companies following the Closing;
(i)    changes or prospective changes in credit ratings of the Business or any of the Group Companies (it being understood that this clause (i) shall not preclude the underlying facts, matters or circumstances from being taken into account in determining whether a Material Adverse Effect has occurred (to the extent such facts, matters or circumstances are not otherwise excluded from this definition of Material Adverse Effect)); or
(j)    the failure to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings relating to the Group Companies (it being understood that this clause (j) shall not preclude the underlying facts, matters or circumstances from being taken into account in determining whether a Material Adverse Effect has occurred (to the extent such facts, matters or circumstances are not otherwise excluded from this definition of Material Adverse Effect));

provided however that the exceptions in clauses (a) through (e) shall not apply to the extent such matter has a materially disproportionate effect on the Group Companies, taken as a whole, relative to other Persons engaged in the industry in which the Group Companies operate (in which case the incremental disproportionate effect or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Material Advertising Agreements” is defined in Section 4.12.
“Material Contract” is defined in Section 4.14(a).
“Material Structures and Panels” is defined in Section 4.11(a).
“Multi-Employer Plan” means an Employee Benefit Plan that applies to or permits participation by employers that are not Affiliates of the Vendors, including any “multi-employer pension plan” as that term is defined in subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction and any “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada).
“Name Change” is defined in Section 11.7(b).
“Names” means the names, phrases and logos set forth in Section 1.1(b) of the Disclosure Schedule and any other names, phrases or logos including any such word or logo, and any trademarks, service marks, internet domain names, trade names, trade dress, social media identifiers, handles and tags, or other identifiers of source or goodwill containing, incorporating, based on, associated with, confusingly similar to, or dilutive of any of the foregoing, in any jurisdiction in the world.
“Newco” means a newly formed corporation to be established under the laws of Alberta, all of the equity interests of which will be owned by HoldCo Vendor and Sub Vendor.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any approved by the Open Source Initiative or any Creative Commons license. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.
“Open Source Materials” means any software or other Intellectual Property that is subject to an Open Source License.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, requirement, writ or verdict entered, issued, imposed, made or rendered by any Governmental Authority or arbitrator.
“Ordinary Course of Business” means, when used in relation to the taking of any action by a Party or Group Company, that the action is consistent, in all material respects, with past practices of such Party or Group Company.
“Organizational Documents” means (a) any certificate or articles of incorporation, amalgamation, organization or formation, any notice of articles, any partnership agreement, declaration of trust or limited partnership agreement and any corresponding by-laws or articles,

(b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing.
“Out of Home Advertising” is defined in Section 11.5(a)(i).
“Outfront JCD GP” is defined in Section 6.15(a).
“Outfront JCD LP” means Outfront JCDecaux Street Furniture Canada Limited Partnership.
“Outfront JCD LPA” is defined in Section 6.15(a).
“Outfront JCD USA” is defined in Section 6.15(a).
“Outfront Limited Partner” is defined in Section 6.15(a).
“Outfront Media LP” means Outfront Media Canada LP.
“Outside Date” means July 22, 2024; provided that the Outside Date may be extended by either the Purchaser or the Vendors if the waiting period under paragraph 123(1)(b) of the Competition Act with respect to the Transactions did not commence by the date that was ninety (90) days following receipt by the Parties of a supplementary information request under subsection 114(2) of the Competition Act (“SIR”) with respect to the Transactions by a number of days equal to (a) the number of days following  receipt by the Parties of the SIR on which the waiting period under paragraph 123(1)(b) of the Competition Act begins less (b) 90 days, provided that the Outside Date shall in all cases be no later than October 22, 2024; provided further, that if the Closing Condition Satisfaction Date occurs prior to such date, as extended (if applicable), but the Closing Date would occur after such date, the Outside Date shall be extended without any further action by the Parties to the Business Day following such Closing Date (or, in each case, such later date as may be mutually agreed to between the Purchaser and the Vendors in writing).
“Owned Real Property” means all lands or immovable property owned by the Company or any Subsidiary, together with all Improvements thereon and all easements, rights of way and interests appurtenant thereto.
“Panel” means the advertising panel faces attached to or comprising a part of the Structures and upon which advertising copy may be displayed.
“Partnership Interest Value” is defined in Section 6.15(a).
“Partnerships” means Outfront JCD LP and Outfront Media LP, and “Partnership” means any one of them, as the context requires.
“Party” means any of the Purchaser, any Vendor, the Guarantor and any other Person that becomes a party to this Agreement, and “Parties” means, collectively, the Purchaser, the Vendors, the Guarantor and any other Person that becomes a party to this Agreement.
“Pension Plan” means each Employee Benefit Plan that is a “registered pension plan” (as defined in subsection 248(1) of the Tax Act) and/or that is required to be registered under applicable provincial or federal pension benefits standards legislation.
“Permit” means any material permit, accreditation, license, registration, waiver, variance, Consent, approval or authorization issued by any Governmental Authority.

“Permitted Encumbrance” means:
(a)    Encumbrances for Taxes and utilities that, in each case, (i) are not yet due and payable or are not in arrears, or (ii) are being contested in good faith through appropriate proceedings and for which adequate reserves have been established;
(b)    construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Encumbrances (inchoate or otherwise) if, individually or in the aggregate: (i) they are not material; (ii) they arose or were incurred in the Ordinary Course of Business; (iii) they have not been filed, recorded or registered in accordance with applicable Law; (iv) notice of them has not been given to a Group Company; and (v) the debt secured by them is not in arrears;
(c)    minor title defects or irregularities, minor unregistered easements or rights of way, minor encroachments, restrictions in the original grant from the Crown, and other minor unregistered restrictions, in each case, affecting the use or occupancy of Real Property or the operation and conduct of the Business as currently conducted and which are not, individually or in the aggregate, material;
(d)    servitudes, easements, covenants, rights of way and other restrictions if registered, or zoning, building or land use restrictions, in each case, provided that the terms and conditions thereof have not been violated and they do not interfere with the use and occupancy of the Real Property to which they relate;
(e)    registered agreements with municipalities or public utilities if they: (i) have been complied with or adequate security has been furnished to secure compliance; and (ii) are not, individually or in the aggregate, material;
(f)    deposits or Encumbrances over cash collateral securing (i) any performance obligation (which, for the avoidance of doubt, shall exclude any obligation to repay borrowed money) incurred in the Ordinary Course of Business, or (ii) any Bonding Obligation with respect to such obligation;
(g)    with respect to Leased Real Property and Site Premises, Encumbrances to which the interest of the owner, landlord or developer (or any superior leasehold interest) are subject;
(h)    Encumbrances securing obligations in connection with the Guarantor Credit Agreement listed in Section 1.1(c) of the Disclosure Schedule, which Encumbrances will be released at or prior to the Closing; and
(i)    the Encumbrances listed in Section 1.1(c) of the Disclosure Schedule.
“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labour union, Governmental Authority or other entity.
“Personal Information” means information identifying, describing or relating to, directly or indirectly, an identified or identifiable natural person and any information that constitutes personal information, personally identifiable information or personal data under any Privacy Laws.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period other than the Pre-Closing Straddle Portion.
“Pre-Closing Reorganization” means the steps to be undertaken by the Vendors prior to Closing as set out in Exhibit D.
“Pre-Closing Straddle Portion” means, with respect to a Straddle Period, the portion of such taxable period that ends immediately prior to the Closing.
“Pre-Closing Tax Period” means any taxable period beginning before and ending on or before the Closing Date and the Pre-Closing Straddle Portion of any Straddle Period.
“Pre-Closing Tax Returns” is defined in Section 10.1(a).
“Privacy Laws” means all applicable federal, provincial, state, municipal or other applicable Laws of any Governmental Authority in any jurisdiction governing the Handling of Personal Information, including (a) the Personal Information and Protection of Electronic Documents Act (Canada) and any comparable Law governing the Handling of Personal Information, and any regulations promulgated thereunder, each as may be amended, supplemented or replaced from time to time; and (b) the federal Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23), (“CASL”), and any other applicable Law that regulates direct marketing, e-mail communications, text messages or telemarketing.
“Pro Rata Share” means, with respect to each Vendor, the percentage on Exhibit A opposite such Vendor’s name under the heading “Pro Rata Share”.
“Proceeding” means any action, application, arbitration, audit, claim, complaint, charge, demand, dispute, examination, inquiry, investigation, hearing, lawsuit, litigation or arbitration (in each case, whether civil, criminal, judicial or administrative, and whether public or private) pending by or before any Governmental Authority or arbitrator, including any appeal(s), or any subsequent appeal of an appellate decision related thereto.
“Proprietary Software” means all Software that has been developed by the Company and the Subsidiaries, or marketed, distributed, licensed, sold, offered, made available (including as part of a service bureau, time-sharing, application service, mobile application or other similar arrangement) or otherwise provided by or on behalf of the Company or a Subsidiary to a customer or other third party, and any other Software that is owned by the Company or a Subsidiary.
“Purchase Price” is defined in Section 2.2.
“Purchased Shares” means all of the issued and outstanding shares in the capital of the Company.
“Purchaser” is defined in the opening paragraph.
“Purchaser Competitor” means the entities listed in Section 1.1(d) of the Disclosure Schedule.

“Purchaser Fundamental Representations” means, collectively, the representations and warranties of the Purchaser in Section 5.1 (Organization and Authority) and Section 5.3 (No Brokers’ Fees).
“Purchaser Indemnified Parties” means the Purchaser, the Company, the Subsidiaries and each of their respective officers, directors, employees, equityholders, agents and representatives.
“Purchaser Parties” is defined in Section 12.15(a).
“Purchaser Releasees” is defined in Section 11.8(b).
“Purchaser Releasors” is defined in Section 11.8(a).
“QST” is defined in Section 4.18(l).
“R&W Insurance Provider” means Chubb Insurance Company of Canada.
“R&W Policy” is defined in Section 11.3(a).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Recipient” is defined in Section 10.7.
“Refund” is defined in Section 10.7.
“Regulatory Approval” means any approval, consent, Order, authorization, notice, permit, licence, waiver or acknowledgement that is required from any Governmental Authority pursuant to applicable Law in connection with the Transactions, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement or any other Transaction Document.
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, migration, placement or introduction of a Hazardous Substance into the environment.
“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restrictive Covenants” is defined in Section 11.5(d).
“Richter” is defined in Section 12.15(a).
“ROFR Exercise Notice” is defined in Section 6.15(b).
“Section 116 Applications” is defined in Section 10.10.
“Self-Help Code” means any back door, trap door, time bomb, drop dead device, software lock or other software routine designed to disable software, hardware or data collection automatically with the passage of time or under the positive control of a Person or program other than the user of the software, hardware or data collection.

“Shared Contract” is defined in Section 6.4(c).
“Shrink-Wrap Code” means generally commercially available, non-customized software (other than development tools and development environments and Open Source Materials) where available for an average cost of not more than $3,000 for a perpetual license for a single user or work station or $250,000 in the aggregate for all users and work stations for an annual license that is licensed to the Company or a Subsidiary on a non-exclusive basis under a “shrink-wrap” or “click-through” contract presented to the Company or such Subsidiary without an opportunity for negotiation, but that is not (a) distributed by the Company or any Subsidiary or (b) incorporated into any Proprietary Software.
“SIR” is defined in the definition of “Outside Date”.
“Site Leases/Licenses” means those leases or licenses entered into by or assigned to any Group Company as lessee or licensee, as the case may be, for the installation of Structures and Panels on real estate that is held or controlled by the party entering into such lease or license as lessor or licensor, as the case may be.
“Site Premises” is defined in Section 4.13(b).
“Software” means any software, computer programs and applications (including mobile apps), whether in source code, executable (object) code, script, or otherwise, in each case as used in the Business, including any updates, upgrades, modifications or customizations thereto, including Proprietary Software.
“Specified Third Party” means the entities listed in Section 1.1(e) of the Disclosure Schedule.
“Straddle Period” means a taxable period that begins before and ends after the Closing.
“Structures” means the bulletins, panels, billboards, posters, wall signs or other advertising sign structures used by the Group Companies in the operation of the Business, including all equipment, fixtures and appurtenances attached thereto or comprising a part thereof.
“Sub Vendor” is defined in the opening paragraph.
“Subsidiaries” means, collectively, Outfront Media Canada GP Co., Outfront Media LP, 559733 British Columbia Ltd., 3261823 Nova Scotia Company and Outfront Media Canada Services Ltd., and “Subsidiary” means any one of them, as the context requires.
“Target Closing Date Capital Expenditures” means the sum of (a) $16,950,000 for the period from January 1, 2023 to December 31, 2023 (pro rated in the event the Calculation Time occurs prior to December 31, 2023) plus (b) in the event the Calculation Time occurs on or after January 1, 2024, $10,530,000 for the period from January 1, 2024 to December 31, 2024 (pro rated as of the Calculation Time).
“Target Closing Date Working Capital” means $23,000,000.
“Tax” means (a) any and all taxes, duties, fees, excises, premiums, assessments, tariffs, imposts, levies and other charges or assessments imposed, assessed or collected by any Governmental Authority, in each case in the nature of a tax, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, share, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all employment insurance, employer health tax or health insurance and government pension plan premiums or contributions; (b) any requirement to pay or repay any amount to a Governmental Authority in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes (including, for greater certainty, any deemed overpayment in respect of a CEWS Application); (c) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clauses (a) or (b) above or this clause (c); and any liability for any of the foregoing as transferee, successor, guarantor or by contract or by operation of applicable Law, in each case whether or not disputed.
“Tax Act” means the Income Tax Act (Canada).
“Tax Audit” is defined in Section 10.2(b).
“Tax Indemnification Event” is defined in Section 9.14(a).
“Tax Return” means any return, declaration, election, designation, disclosure, notice, report, claim for refund, or information return or statement or other similar document filed or required to be filed with any Governmental Authority relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Termination Amount” is defined in Section 8.3(a).
“Termination Amount Event” is defined in Section 8.3(b).
“Termination and Release” means an acknowledgement from Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent (in such capacity, the “Collateral Agent”) under the Guarantor Credit Agreement, (i) confirming that effective as of Closing the Collateral Agent’s security interest in the Purchased Shares owned by any Vendor, which have been pledged as security to the Collateral Agent by such Vendor, shall be automatically released and terminated in accordance with the terms of the Guarantor Credit Agreement, and (ii) in the event that effective as of Closing the Collateral Agent fails to prepare and file such financing change statements as are required to reflect the discharge of all registrations against any Vendor in favour of the Collateral Agent solely in respect of such Purchased Shares, authorizing effective as of Closing the Purchaser or the Purchaser’s counsel (or any of their respective agents) to prepare and file such financing change statements; provided that such financing change statements are in form and substance reasonably satisfactory to the Collateral Agent.
“Third Party Claim” means any Proceeding that is instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.
“Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party (other than Shrink-Wrap Code) that is provided to, or used by, the Company or any of the Subsidiaries pursuant to a Contract between a third party and the Company or any Subsidiary.
“Transaction Documents” means this Agreement, the Transition Services Agreement and any agreements and documents to be delivered pursuant to Section 6.14, together with the schedules, annexes and exhibits to each of the foregoing, and all other written agreements, documents and certificates contemplated to be delivered by or among one or more Parties in connection with the completion of the Transactions.
“Transaction Expenses” means, without duplication: (a) the aggregate out-of-pocket fees, costs, expenses and disbursements incurred and not paid prior to Closing by the Group Companies in respect of investment bankers, financial advisors, brokers, legal counsel, accountants, consultants and other advisors in connection with the negotiation, preparation, execution and delivery of this Agreement, and the consummation of the Transactions; and (b) all termination payments, severance payments, retention obligations, bonuses and change of control payments for which any Group Company becomes liable on the Closing solely as a result of or in connection with the completion of the Transactions and which remain unpaid as of the Closing (including all Taxes payable by the Group Companies in respect thereof unless otherwise taken into account in the determination of Working Capital or Indebtedness), all such amounts being deemed to be payable immediately prior to the Calculation Time.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transferred Information” means the Personal Information to be disclosed or conveyed to the Purchaser by or on behalf of the Vendors in relation to or as a result of the Transactions, and includes all such Personal Information disclosed to the Purchaser on or prior to the Closing Date.
“Transition Period” is defined in Section 11.7(d).
“Transition Services Agreement” means the transition services agreement to be dated as of the Closing Date among the Purchaser, the Vendors and the Guarantor.
“Unauthorized Code” means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, distort, modify, replicate or otherwise harm software, hardware, or data.
“Vancouver Holdback Condition” means that, on or prior to December 31, 2024, any of the JV Entities shall have entered into an amendment to the Street Furniture Agreement dated December 10, 2002 between Outfront JCDecaux Street Furniture Canada LP (formerly, CBS JCDecaux, formerly, Viacom Outdoor JCDecaux Street Furniture Canada LP), and City of Vancouver, as amended from time to time, that provides for an extension of the term of such agreement expiring no earlier than the later of: (y) December 31, 2025 and (z) two years following the date of such amendment, and otherwise substantially on the same terms and conditions as in effect on the date hereof.
“Vancouver Holdback Payment” is defined in Section 2.2(g).
“Vendor Fundamental Representations” means, collectively, the representations and warranties in Section 3.1 (Organization and Authority); Section 3.2 (Title to Purchased Shares); Section 3.3(a) and Section 3.3(b) (No Conflicts); Section 3.4 (No Other Agreements to Purchase); Section 3.6 (No Brokers’ Fees); Section 4.1 (Organization, Qualification and Power); Section 4.3 (Capitalization); Section 4.4 (Subsidiaries); Section 4.5 (Authority); Section 4.6(a)(i), Section 4.6(a)(ii) and Section 4.6(a)(iii) (No Conflicts); and Section 4.32 (No Brokers’ Fees).
“Vendor Indemnified Parties” means the Vendors, their Affiliates and each of their respective officers, directors, employees, equityholders, agents and representatives.
“Vendor Master Cyber Policy” is defined in Section 4.27(c).

“Vendor Master D&O Policy” is defined in Section 4.27(b).
“Vendor Releasees” is defined in Section 11.8(a).
“Vendor Releasors” is defined in Section 11.8(b).
“Vendor Transaction Expenses” means all consolidated Transaction Expenses incurred by the Group Companies on behalf of any Vendor in anticipation of, in connection with, or otherwise related to, the Transactions, but for greater certainty (a) shall include all fees, costs, commissions, finders’ fees and expenses payable to any broker engaged by or on behalf of a Group Company; and (b) shall not include any amounts forming part of the Company Transaction Expenses.
“Vendors” means (i) as of the date hereof, HoldCo Vendor and Sub Vendor; and (ii) following the completion of the Pre-Closing Reorganization, HoldCo Vendor, Sub Vendor and Newco, as applicable, and, to the extent applicable, references to “Vendors” herein shall apply mutatis mutandis to Newco as the sole registered owner of Purchased Shares.
“Wholly-Owned Subsidiaries” means, collectively, Outfront Media Canada GP Co., Outfront Media LP, 559733 British Columbia Ltd., 3261823 Nova Scotia Company and Outfront Media Canada Services Ltd., and “Wholly-Owned Subsidiary” means any one of them, as the context requires.
“Working Capital” means the amount, whether positive or negative, equal to the total of the Group Companies’ consolidated current assets (excluding Cash, deferred tax assets and any income taxes receivable, but including any loan receivables) less the total of its consolidated current liabilities (excluding deferred tax liabilities, income taxes payable, declared but unpaid dividends, asset retirement obligation, current portion of indebtedness or lease obligations). Working Capital shall be calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C and, with respect to any JV Entity, Working Capital shall reflect the Company’s proportionate direct or indirect interest in such JV Entity unless the Company does not have any direct or indirect interest in such JV Entity at Closing pursuant to Section 6.15. Working Capital shall exclude any amounts accounted for within Cash, Closing Date Capital Expenditures, Indebtedness or Transaction Expenses.
1.2    Accounting Principles. All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.
1.3    Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
1.4    Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.
1.5    Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.
1.6    Additional Rules of Interpretation.
(a)    Currency. All dollar amounts referred to in this Agreement are stated in Canadian Dollars.
(b)    Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.
(c)    Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.
(d)    Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement.
(e)    Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.
(f)    References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.
(g)    Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.
(h)    Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.
(i)    Data Room. The phrases “provided”, “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant Parties, which, in the case of “provided”, “delivered” or “made available” to the Purchaser prior to Closing, means material that has been posted in the Data Room as of 11:00 p.m. (Toronto time) on the date that is one (1) day prior to the date hereof.
(j)    Absence of Presumption. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement or any amendments hereto.
1.7    Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:
EXHIBITS
A    Vendors, Shareholdings and Pro Rata Share
B    Form of Transition Services Agreement
C    Methodology and Sample Calculations
D    Pre-Closing Reorganization
SCHEDULES

1.1(a)	–	Vendors’ Knowledge
1.1(b)	–	Names
1.1(c)	–	Permitted Encumbrances
1.1(d)	–	Purchaser Competitor
1.1(e)	–	Specified Third Party
3.6	–	No Brokers’ Fees
4.1	–	Organization, Qualification and Power
4.3	–	Capitalization
4.6(a)	–	No Conflicts and Authorizations
4.7	–	Financial Statements
4.8	–	Absence of Certain Changes
4.9	–	Personal Property
4.10	–	Real Property
4.11	–	Structures and Panels
4.12	–	Advertising Agreements
4.13	–	Site Leases / Licenses

4.14	–	Contracts
4.15	–	Intellectual Property
4.19(c)	–	Legal Compliance
4.20	–	Litigation
4.22	–	Employees
4.23	–	Employee Benefits
4.24	–	Suppliers
4.25	–	Customers
4.26	–	Transactions with Related Persons
4.27	–	Insurance
4.29	–	Sufficiency of Assets
4.32	–	No Brokers’ Fees
6.4	–	Conduct of Business – Positive Covenants
6.5	–	Conduct of Business – Negative Covenants
6.10	–	Consents
7.2(f)	–	Vendors’ Closing Deliveries
9.2(e)	–	Indemnity by the Vendors
11.9	–	Replacement of Credit Support Obligations

ARTICLE 2
PURCHASE OF PURCHASED SHARES
2.1    Sale and Purchase of Purchased Shares. At the Closing, on and subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase, and each Vendor hereby agrees to sell, assign, transfer and deliver, or cause the sale, assignment, transfer and delivery, to the Purchaser, all (but not less than all) of the Purchased Shares owned by such Vendor (as specifically set forth next to such Vendor’s name in Exhibit A), in each case, free and clear of all Encumbrances (except restrictions on transfer imposed under applicable securities Laws), for the consideration specified in Section 2.2 (payable and subject to adjustments as provided herein). Each of the Vendors shall be entitled to receive, or direct the receipt of, an amount (payable and subject to adjustments as provided herein) equal to such Vendor’s Pro Rata Share of the Purchase Price. The Vendors and the Purchaser shall report, or cause to be reported, the purchase and sale of the Purchased Shares in any Tax Returns in accordance with Exhibit A (as adjusted to account for any adjustments to the Purchase Price contemplated in this Agreement).
2.2    Purchase Price. Subject to the terms and conditions of this Agreement, including any adjustment pursuant to Section 6.15, the aggregate price payable by the Purchaser to or as directed by the Vendors for the Purchased Shares (the “Purchase Price”) shall be an amount equal to:
(a)    $410,000,000 (the “Base Purchase Price”);
(b)    (i) plus the amount, if any, by which the Closing Date Working Capital is greater than Target Closing Date Working Capital, or (ii) minus the amount, if any, by which the Target Closing Date Working Capital is greater than the Closing Date Working Capital;
(c)    (i) plus the amount, if any, by which Closing Date Capital Expenditures is greater than Target Closing Date Capital Expenditures, or (ii) minus the amount, if any, by which Closing Date Capital Expenditures is less than Target Closing Date Capital Expenditures;
(d)    plus the amount of Closing Date Cash;
(e)    minus the amount of Closing Date Indebtedness;
(f)    minus the aggregate amount of Company Transaction Expenses;
(g)    if the Vancouver Holdback Condition has not been satisfied at or prior to the date that is three (3) Business Days prior to the Closing, minus $7,500,000 (the “Vancouver Holdback Payment”); and
(h)    if the Hamilton Holdback Condition has not been satisfied at or prior to the date that is three (3) Business Days prior to the Closing, minus $2,500,000 (the “Hamilton Holdback Payment” and together with the Vancouver Holdback Payment, the “Holdback Payments”),
payable as provided in Sections 2.4 and 2.7. The Purchase Price shall be calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C.
For the avoidance of doubt, the Parties agree that the Base Purchase Price consists of (i) in respect of the JV Entities, (x) $40,000,000 plus (y) if the Vancouver Holdback Condition is satisfied prior to the expiry of the Holdback Period, the amount of the Vancouver Holdback Payment, and (ii) in respect of the Company and the Subsidiaries, (x) $360,000,000 plus (y) if the Hamilton Holdback Condition is satisfied prior to the expiry of the Holdback Period, the amount of the Hamilton Holdback Payment.
2.3    Estimated Purchase Price.
(a)    Within ten (10) Business Days prior to the scheduled Closing Date, and in any event no less than three (3) Business Days prior to the scheduled Closing Date, the Vendors shall provide to the Purchaser (i) a written estimate (the “Estimated

Closing Date Balance Sheet”) of the (A) Estimated Closing Date Working Capital; (B) Estimated Closing Date Capital Expenditures; (C) Estimated Closing Date Cash; (D) Estimated Closing Date Indebtedness; and (E) Estimated Company Transaction Expenses, in each case, to the extent applicable, calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C (which methodology and calculations shall not reflect any changes in accounting practices or principles of the Group Companies as permitted by this Agreement), (ii) a draft of the Termination and Release in respect of the Purchased Shares and (iii) if applicable, written confirmation as to the satisfaction of the Vancouver Holdback Condition and/or the Hamilton Holdback Condition at or prior to the date that is three (3) Business Days prior to Closing. Prior to the Closing, the Purchaser will have an opportunity to conduct a good faith review of, and consult with the Vendors regarding, each element set forth in the Estimated Closing Date Balance Sheet.
(b)    The estimated Purchase Price payable at Closing shall be an amount equal to:
(i)    the Base Purchase Price;
(ii)    (A) plus the amount, if any, by which the Estimated Closing Date Working Capital is greater than Target Closing Date Working Capital; or (B) minus the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Closing Date Working Capital;
(iii)    (A) plus the amount, if any, by which Estimated Closing Date Capital Expenditures is greater than Target Closing Date Capital Expenditures, or (B) minus the amount, if any, by which Estimated Closing Date Capital Expenditures is less than Target Closing Date Capital Expenditures;
(iv)    plus the amount of Estimated Closing Date Cash;
(v)    minus the amount of Estimated Closing Date Indebtedness;
(vi)    minus the aggregate amount of Estimated Company Transaction Expenses;
(vii)    if the Vancouver Holdback Condition has not been satisfied at or prior to the date that is three (3) Business Days prior to Closing, minus the Vancouver Holdback Payment; and
(viii)    if the Hamilton Holdback Condition has not been satisfied at or prior to the date that is three (3) Business Days prior to Closing, minus the Hamilton Holdback Payment, collectively, such amount, the “Estimated Purchase Price”.
2.4    Closing Date Payments. The Purchaser shall make or cause to be made the following payments and issuances on the Closing Date:
(a)    the Purchaser shall advance a loan to each applicable Group Company in the amount of the Estimated Company Transaction Expenses of such Group Company to enable the Group Companies to pay the Estimated Company

Transaction Expenses to each payee owed any portion of the Estimated Company Transaction Expenses;
(b)    an amount equal to any Vendor Transaction Expenses paid by a Group Company prior to Closing on behalf of a Vendor (as evidenced by the Vendors to the Purchaser prior to Closing) shall be invoiced by the respective Group Company to the respective Vendor for reimbursement and immediately paid by the Purchaser to the applicable Group Company as reimbursement of the payment of such Vendor Transaction Expenses, and for greater certainty such amount invoiced to the respective Vendor and paid to the Group Company shall be included in current assets in the calculation of Closing Date Working Capital; and
(c)    the Purchaser shall pay by wire transfer of immediately available funds to an account designated in the Estimated Closing Date Balance Sheet an amount equal to the balance of the Estimated Purchase Price after deducting the amounts paid pursuant to Section 2.4(b).
2.5    Preparation of Closing Date Balance Sheet.
(a)    Draft Closing Date Balance Sheet. Promptly after the Closing Date, the Purchaser shall prepare a draft written statement (the “Closing Date Balance Sheet”) setting forth the Purchaser’s calculation of (i) Closing Date Working Capital, (ii) Closing Date Capital Expenditures, (iii) Closing Date Cash, (iv) Closing Date Indebtedness, (v) Company Transaction Expenses, and (vi) the resulting calculation of the Purchase Price, in each case, to the extent applicable, calculated in a manner consistent with the methodology and sample calculations set out in Exhibit C (which methodology and calculations shall not reflect any changes in accounting practices or principles of the Group Companies as permitted by this Agreement), in each case without giving effect to the period after the Calculation Time or the Closing, which shall be delivered to the Vendors no later than the 60th day following the Closing Date.
(b)    Access to Records, etc. During the period from the Closing Date until the Adjustment Date, the Vendors shall give the Purchaser and its Representatives such reasonable assistance and access to the books and records of the Vendors as the Purchaser and its Representatives may reasonably request in order to enable them to undertake and complete the preparation of the draft Closing Date Balance Sheet and any further diligence in respect of the Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date Indebtedness and Company Transaction Expenses; provided, however, that Purchaser and its Representatives shall conduct any such permitted activities in such a manner as not to interfere unreasonably with the business or operations of the Vendors or any of their respective Affiliates; provided further, however, that none of the Vendors or any of their respective Affiliates shall be required to provide such access if the Vendors determine, based on the advice of external legal counsel, that doing so would reasonably be expected to violate applicable Law or an applicable Order.
(c)    Deemed Acceptance. If the Vendors do not give a notice of objection in accordance with Section 2.6, the Vendors shall be deemed to have accepted the draft Closing Date Balance Sheet prepared by the Purchaser which shall be final and binding on the Parties, and the draft calculation of Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date

Indebtedness, Company Transaction Expenses and Purchase Price shall constitute the Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses and Purchase Price for purposes of this Agreement immediately following the expiry date for the giving of such notice of objection.
2.6    Dispute Settlement. The Vendors may object to all or part of the draft Closing Date Balance Sheet prepared pursuant to Section 2.5, but only to the extent the draft calculations of Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses and/or Purchase Price are not complete and correct or were not prepared in accordance with this Article 2. In the event of such an objection, the Vendors shall give notice, which must be received by the Purchaser no later than thirty (30) days after delivery of the draft Closing Date Balance Sheet. Any such notice given by the Vendors shall set forth in detail the particulars of such objection. The Purchaser and the Vendors shall then use reasonable efforts to resolve such objection for a period of thirty (30) days following the receipt by the Purchaser of such notice. If the matter is not resolved by the end of such 30-day period, then the dispute with respect to such objection shall be submitted by the Purchaser and the Vendors to an accounting partner associated with the accounting firm of Ernst & Young LLP (the “Independent Accountant”). The terms of the appointment and engagement of the Independent Accountant shall be as agreed upon among the Parties in writing, whether pursuant to a customary engagement letter or otherwise. The Independent Accountant shall, as promptly as practicable (but in any event within forty-five (45) days following the submission to it of the dispute), make a determination of the Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses and Purchase Price, based solely on written submissions of the Purchaser and the Vendors given by them to the Independent Accountant and any other information that is reasonably requested from such Parties by the Independent Accountant; provided that no Party shall be required to provide such information if such Party determines, based on the advice of external legal counsel, that doing so would reasonably be expected to violate applicable Law or an applicable Order. In the event any Party (or any of its Affiliates or Representatives) shall participate in any substantive teleconferences or meetings with, or make presentations to, or otherwise have any substantive correspondence with or provide information to, the Independent Accountant, the other Parties (or any of their Affiliates or Representatives) shall be entitled to participate in such teleconferences, meetings and presentations and receive copies of such correspondence and information. The scope of the disputes to be resolved by the Independent Accountant shall be limited to items specifically set forth in the applicable notice of disagreement delivered by the Vendors pursuant to this Section 2.6 (other than items thereafter resolved by mutual written agreement of the Parties), and whether any of such disputed items were properly calculated in accordance with the terms of this Agreement. In resolving any such disputed items, the Independent Accountant (i) shall act in the capacity of an expert and not as an arbitrator and (ii) shall not assign a value to any disputed item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party in the draft Closing Date Balance Sheet or in the applicable notice of disagreement delivered by the Vendors pursuant to this Section 2.6. The submissions of each of the Purchaser and the Vendors to the Independent Accountant shall be disclosed to the other Parties and each other Party shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent Accountant as to the Closing Date Working Capital, Closing Date Capital Expenditures, Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses and Purchase Price shall be final and binding upon the Parties and shall constitute the Closing Date Working Capital, Closing Date Capital Expenditures,

Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses and Purchase Price for purposes of this Agreement. Except in the case of fraud or manifest error, the Purchaser and each of the Vendors acknowledge and agree that it does not have a right to appeal a decision of the Independent Accountant made pursuant to this Section 2.6. The cost of the services of the Independent Accountant shall be allocated by the Independent Accountant between the Purchaser, on the one hand, and the Vendors, on the other hand, in the same proportion that the aggregate amount of such resolved disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such resolved disputed items so submitted.
2.7    Payment on Adjustment Date. On the Adjustment Date (a) the Purchaser shall pay to each of the Vendors, or as directed by the Vendors, the amount equal to such Vendor’s Pro Rata Share of the amount, if any, by which the Purchase Price exceeds the Estimated Purchase Price or (b) each Vendor shall pay, or cause to be paid, to the Purchaser the amount equal to such Vendor’s Pro Rata Share of the amount, if any, by which the Estimated Purchase Price exceeds the Purchase Price; provided that, for purposes of this Section 2.7, the Purchase Price and the Estimated Purchase Price, in each instance, shall be exclusive of any Holdback Payment.
2.8    Holdback Payment.
(a)    If the Vancouver Holdback Condition is satisfied during the Holdback Period, the Purchaser shall pay or cause to be paid to, or as directed by, the Vendors the Vancouver Holdback Payment within ten (10) Business Days following the satisfaction of the Vancouver Holdback Condition.
(b)    If the Hamilton Holdback Condition is satisfied during the Holdback Period, the Purchaser shall pay or cause to be paid to, or as directed by, the Vendors the Hamilton Holdback Payment within ten (10) Business Days following the satisfaction of the Hamilton Holdback Condition.
(c)    From the Closing Date to the expiration of the Holdback Period, the Purchaser shall cause each of the Group Companies to:
(i)    use commercially reasonable efforts to satisfy each of the Vancouver Holdback Condition and the Hamilton Holdback Condition, as applicable, during the Holdback Period;
(ii)    regularly provide the Vendors with information relating to the progress being made in respect of the Vancouver Holdback Condition and the Hamilton Holdback Condition;
(iii)    not intentionally take, or intentionally fail to take, any action for the primary purpose of preventing the Vancouver Holdback Condition and/or the Hamilton Holdback Condition from being achieved; and
(iv)    provide written confirmation to the Vendors as to the satisfaction of the Vancouver Holdback Condition and the Hamilton Holdback Condition, as applicable, prior to the expiry of the Holdback Period promptly following satisfaction thereof.

2.9    Withholding Taxes
The Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act or any other applicable Law. The Purchaser shall use commercially reasonable efforts to notify the Vendors of such proposed withholding no later than five (5) Business Days prior to the making of such payment and shall consider in good faith any reasonable objections raised by such Vendors to such withholding and shall provide such Vendors with a reasonable opportunity to deliver such forms or other documentation that would establish an applicable exemption or reduction from such deduction or withholding. To the extent that amounts are so withheld by the Purchaser or such other applicable withholding agent and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE VENDORS AND GUARANTOR
Except as set forth in the Disclosure Schedule, the Vendors and the Guarantor jointly and severally represent and warrant as follows:
3.1    Organization and Authority
Each of the Vendors and the Guarantor is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each of the Vendors and the Guarantor has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Vendor or the Guarantor is a party and to perform its obligations thereunder. The execution and delivery by such Vendor or the Guarantor, as applicable, of each Transaction Document to which it is a party and the performance by such Vendor and the Guarantor of the Transactions have been duly authorized and approved by all requisite applicable organizational or other actions and proceedings to be taken by or on the part of such Vendor and the Guarantor, as applicable. Each Transaction Document to which such Vendor or the Guarantor is a party will constitute the valid and legally binding obligation of such Vendor or Guarantor, as applicable, enforceable against such Vendor or the Guarantor in accordance with the terms of such Transaction Document, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity).
3.2    Title to Purchased Shares
The Vendors own, of record and beneficially, the Purchased Shares of the Company, as set forth next to such Person’s name in Exhibit A, free and clear of any Encumbrance or restriction on transfer (other than those set out in the Organizational Documents of the Company, imposed under applicable securities Laws or pursuant to paragraph (h) of the definition of Permitted Encumbrance). No Vendor is a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Vendor to sell, transfer or otherwise dispose of any Purchased Shares, or (b) any voting trust, proxy or other Contract relating to the voting of any Purchased Shares. Upon the consummation of the Transactions and in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities Laws). There is no Proceeding in progress, pending, or, to the Knowledge of the Vendors, threatened against or affecting the title of such Vendor to any of the Purchased Shares at law or in equity. There is no Order outstanding against or affecting any Vendor or the Guarantor which affects adversely or would reasonably be expected to affect adversely the ability of such Vendor or Guarantor to enter into this Agreement or to perform its obligations hereunder.
3.3    No Conflicts
Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate, conflict with, result in a breach of, or constitute a default under, any Organizational Document of any Vendor or the Guarantor; (b) subject to the receipt of the Competition Act Approval, violate any Law to which any Vendor, the Guarantor or any assets, rights or properties owned or used by any Vendor or the Guarantor are subject; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to receive notice, cancel, terminate, modify or exercise any remedy under, any Contract, to which any Vendor or the Guarantor is party, other than, in the case of clauses (b) and (c), any such items that, individually or in the aggregate, (x) would not reasonably be expected to be material to the Group Companies, taken as a whole, or (y) would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
3.4    No Other Agreements to Purchase
Except for the Purchaser’s right under this Agreement, no Person has any written or oral agreement, option or warrant, or any other right or privilege capable of becoming such (whether by Law, pre-emptive or contractual granted by any Vendor), for the purchase or acquisition from any Vendor of any of such Vendor’s Purchased Shares.
3.5    Litigation
There is no Proceeding pending or, to the Knowledge of the Vendors, threatened, against any Vendor or affecting any of such Vendors’ properties, rights or assets. There is no outstanding Order to which any Vendor is subject that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.5 shall not apply to any Proceedings or Orders against any Group Company or affecting any Group Company’s properties, rights or assets, it being understood that any representations and warranties with respect to such Proceedings and Orders are made exclusively in Section 4.20.
3.6    No Brokers’ Fees
There are no fees, commissions or payments or similar compensation payable to any broker, finder or agent with respect to the Transactions engaged by or on behalf of any Vendor for which the Purchaser or any Group Company will be liable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
Except as set forth in the Disclosure Schedule, the Vendors jointly and severally represent and warrant to the Purchaser as follows:
4.1    Organization, Qualification and Power
(a)    Section 4.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation, organization or formation, as applicable, for each Group Company. Each Group Company is (i) duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) duly qualified or licensed to do business, and is in good standing (to the extent such concept is applicable), in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole. Each Group Company has full corporate power or similar authority to conduct the business in which it is engaged, to own, lease, operate and use the properties, rights and assets that it purports to own or use and to perform its obligations. The Vendors have made available to the Purchaser correct and complete copies of the Organizational Documents of each Group Company, including all amendments thereto.
(b)    Section 4.1(b) of the Disclosure Schedule sets forth the jurisdiction of incorporation, organization or formation, as applicable, for each JV Entity. Each JV Entity is (i) duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) duly qualified or licensed to do business, and is in good standing (to the extent such concept is applicable), in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole. Each JV Entity has full corporate power or similar authority to conduct the business in which it is engaged, to own, lease, operate and use the properties, rights and assets that it purports to own or use and to perform its obligations. The Vendors have made available to the Purchaser correct and complete copies of the Organizational Documents of each JV Entity, including all amendments thereto.
4.2    Corporate Records
Since January 1, 2018, the minute books of each of the Group Companies (a) have been maintained in accordance with applicable Law, (b) contain true, correct and complete copies of such Group Company’s Organizational Documents and (c) record accurately, in all material respects, all material decisions of such Group Company’s board of directors and every committee thereof and of the shareholders of such Group Company, in each case taken at such meetings or by written resolution. All meetings of directors and shareholders of each of the Group Companies have been duly called and held and all resolutions have been duly passed in accordance with applicable Law at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers of each of the Group Companies are complete and accurate, and the register of directors and officers of each of the Group Companies are complete and accurate in all material respects. All such books and records have been made available to the Purchaser and are in the full possession and exclusive control of a Group Company and/or its external legal counsel in Canada, and are owned exclusively by a Group Company.
4.3    Capitalization
(a)    Section 4.3(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the authorized capital of each Group Company and the aggregate issued and outstanding Equity Securities of each Group Company as of the date of this Agreement. All of the outstanding Equity Securities of the Group Companies (a) have been duly authorized and are validly issued, fully paid and non-assessable, and (b) were issued and granted in compliance with applicable Law. No Person other than the Purchaser has any Contract, option, warrant or any right or privilege (whether by applicable Law, pre-emptive or contractual) capable of becoming a Contract, option or warrant, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued Equity Securities of any of the Group Companies, or for the purchase of any Equity Securities of any of the Group Companies.
(b)    Section 4.3(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, the authorized capital of each JV Entity and the aggregate issued and outstanding Equity Securities of each JV Entity as of the date of this Agreement. All of the outstanding Equity Securities of the JV Entities, to the extent owned directly or indirectly by the Company as of the date of this Agreement, (a) have been duly authorized and are validly issued, fully paid and non-assessable, and (b) were issued and granted in compliance with applicable Law. No Person other than the Purchaser has any Contract, option, warrant or any right or privilege (whether by applicable Law, pre-emptive or contractual) capable of becoming a Contract, option or warrant, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued Equity Securities of any of the JV Entities, or, to the Knowledge of the Vendors, for the purchase of any Equity Securities of any of the JV Entities.
4.4    Subsidiaries
Other than the Equity Securities of the Subsidiaries and the JV Entities owned by the Company or a Subsidiary, as applicable, neither the Company nor a Subsidiary owns any shares or other ownership, equity, partnership, joint venture or proprietary interests in any other Person.
4.5    Authority
Each Group Company has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Group Company is a party and to perform its obligations thereunder. The execution and delivery by such Group Company of each Transaction Document to which it is a party and the performance by such Group Company of the Transactions have been duly authorized and approved by all requisite applicable organizational or other actions and proceedings to be taken by or on the part of such Group Company. Each Transaction Document to which any Group Company is a party constitutes the valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with the terms of such Transaction Document, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity).
4.6    No Conflicts and Authorizations
(a)    Neither the execution and delivery of any Transaction Document to which a Group Company is party by such Group Company nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (i) violate, conflict with, result in a breach of, or constitute a default under, any Organizational Document of such Group Company; (ii) subject to the receipt of the Competition Act Approval, violate any Law to which such Group Company or any JV Entity or any assets, rights or properties owned or used by such Group Company or any JV Entity are subject; (iii) violate, conflict with, result in a breach of, or constitute a default under, any Organizational Document of any JV Entity or (iv) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to receive notice, cancel, terminate, modify or exercise any remedy under, any Contract, to which such Group Company or any JV Entity, as applicable, is party, other than, in the case of clauses (ii), (iii) and (iv), any such items that, individually or in the aggregate, (x) would not reasonably be expected to be material to the Group Companies, taken as a whole, or (y) would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
(b)    No Regulatory Approval or filing with, or notice to, any Governmental Authority is required to be obtained or made by the Vendors or any Group Company in connection with the execution and delivery of, and performance by the Vendors of their obligations under, this Agreement or the other Transaction Documents or in order that the authority, right and qualification of each of the Group Companies to carry on business in the Ordinary Course of Business remains in good standing and in full force and effect as of immediately following the Closing Date, other than those the failure of which to obtain or make, individually or in the aggregate, (x) would not reasonably be expected to be material to the Group Companies, taken as a whole, or (y) would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
(c)    No Regulatory Approval or filing with, or notice to, any Governmental Authority is required to be obtained or made by any JV Entity in connection with the execution and delivery of, and performance by the Vendors of their obligations under, this Agreement or the other Transaction Documents or in order that the authority, right and qualification of each of the JV Entities to carry on business in the Ordinary Course of Business remains in good standing and in full force and effect as of immediately following the Closing Date, other than those the failure of which to obtain or make, individually or in the aggregate, (x) would not reasonably be expected to be material to the Group Companies, taken as a whole, or (y) would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
4.7    Financial Statements
(a)    Section 4.7(a) of the Disclosure Schedule sets forth, and the Company has furnished the Purchaser with complete and correct copies of, the Financial Statements. The (i) audited consolidated financial statements of the Guarantor for the fiscal years ended December 31, 2022 and December 31, 2021 and (ii) unaudited interim consolidated financial statements of the Guarantor for the three and six months ended June 30, 2023 and June 30, 2022 (collectively, the “Guarantor Financial Statements”) have been prepared in accordance with GAAP (subject, in the case of the interim financial statements, to usual year-end adjustments and the exclusion of footnotes) applied on a consistent basis throughout the relevant periods set forth therein, and on that basis present fairly the financial condition, results of operations and cash flows of the Guarantor, on a consolidated basis, as of the dates and for the relevant periods set forth therein, and are accurate and complete in all material respects. The balance sheets and the statements of operations included in the Financial Statements have been prepared in accordance with the accounting standards applicable to the Guarantor Financial Statements and present fairly in all material respects the financial condition and results of operations of the Group Companies as of the dates and for the relevant periods set forth therein, and are accurate and complete in all material respects. The cash flows information included in the Financial Statements has been derived from the books and records of the Group Companies.
(b)    The Group Companies do not have any liabilities except for: (i) liabilities disclosed in, reflected on or reserved against in the Financial Statements or the notes thereto, (ii) liabilities incurred in the Ordinary Course of Business, (iii) liabilities incurred in connection with the Transaction Documents, or (iv) other liabilities disclosed in this Agreement or in the Disclosure Schedule.
(c)    Each Group Company’s accounting books and records (i) are complete and correct in all material respects and all material transactions to which such Group Company is or has been a party are accurately reflected therein in all material respects in accordance with sound business and financial practice, and (ii) form the basis for the Financial Statements. Each Group Company’s accounting books and records are in the full possession and exclusive control of, and are owned by, a Group Company and/or Affiliates of the Vendors.
(d)    The JV Entities do not have any liabilities except for: (i) liabilities disclosed in, reflected on or reserved against in the Financial Statements or the notes thereto, (ii) liabilities incurred in the Ordinary Course of Business, (iii) liabilities incurred in connection with the Transaction Documents, or (iv) other liabilities disclosed in this Agreement or in the Disclosure Schedule.
(e)    Each JV Entity’s accounting books and records are complete and correct in all material respects and all material transactions to which such JV Entity is or has been a party are accurately reflected therein in all material respects in accordance with sound business and financial practice.
4.8    Absence of Certain Changes
Since December 31, 2022 to the date of this Agreement, the Group Companies and the JV Entities have operated in the Ordinary Course of Business and, in particular, but without limitation, no Group Company or JV Entity has:
(a)    amended its Organizational Documents;
(b)    entered into or adopted any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(c)    changed the authorized or issued Equity Securities of any Group Company or JV Entity; granted any stock option or right to purchase Equity Securities or other ownership interests of any Group Company or JV Entity; issued any securities convertible into such Equity Securities or other ownership interests of any Group Company or JV Entity; or purchased, redeemed, retired or acquired any shares of any such Equity Securities or other ownership interests of any Group Company or JV Entity;
(d)    declared, set aside or paid any dividends or made any distributions with respect to any Equity Securities or other ownership interests (whether in cash, assets, shares or other Equity Securities or ownership interests);
(e)    sold, leased, transferred or assigned any asset with a value in excess of $300,000, other than in the Ordinary Course of Business;
(f)    issued, created, incurred or assumed any Indebtedness, except in the Ordinary Course of Business;
(g)    suffered any operating loss or extraordinary loss or cancelled or waived any Indebtedness, claim or other right involving more than $250,000;
(h)    disposed of or revalued any of the assets reflected on the balance sheet forming part of the most recent Interim Financial Statements, except sales of assets in the Ordinary Course of Business;
(i)    entered into a new line of business or materially changed the operations or business plan for any existing line of business;
(j)    entered into any contract or any other transaction that involved an Interested Party;
(k)    terminated, cancelled, modified or amended in any material respect, or received written notice of or a written request for such termination, cancellation or material modification or amendment, of any Material Contract;
(l)    incurred any damage, destruction or loss in any material respect with respect to any of the material assets or properties of such Group Company (whether or not insured);
(m)    purchased or otherwise acquired any interest in any securities of any other Person, other than short-term investments that are readily convertible into cash and other highly liquid marketable securities;
(n)    made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business;
(o)    mortgaged, pledged, granted a security interest in or otherwise created an Encumbrance on any of its property or assets, other than Permitted Encumbrances;
(p)    offered to employ or engage any prospective employee or independent contractor, or terminated the employment or engagement of any of its employees or independent contractors, in each case earning annual compensation in excess of $300,000;
(q)    other than in the Ordinary Course of Business, granted, promised or agreed to any of its directors, officers, employees, consultants or independent contractors (i) any increase in the compensation of any such directors, officers, employees, consultants or independent contractors, (ii) any right to participate in, or any increase in entitlements under, any retention, change of control, termination or severance programs, or (iii) any increase in benefits under any Employee Benefit Plan;
(r)    other than in the Ordinary Course of Business, amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan;
(s)    initiated, compromised or settled any Proceeding or threatened Proceeding (other than such a Proceeding relating to Taxes) for an amount in excess of $250,000;
(t)    other than in the Ordinary Course of Business, made, rescinded or changed any Tax election, changed any Tax accounting period, filed any amended Tax Return, settled or compromised any Tax claim, assessment or other Tax Proceeding, surrendered any right to claim a refund of an amount of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(u)    made any change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices other than those required by GAAP or other applicable accounting standards or required by applicable Law; or
(v)    agreed or committed to do any of the foregoing.
4.9    Personal Property
Each Group Company has good and marketable title to all of its material personal property and assets, free and clear of any and all Encumbrances, except for Permitted Encumbrances. The property and assets owned, leased and licensed by each Group Company are all of the property and assets used or held for use in connection with the Business of such Group Company and are sufficient to permit the continued operation of such Business immediately following the Closing in substantially the same manner as conducted as of the date hereof. No material personal property owned by any Group Company is in the possession of a third party. Each material item of personal property owned by any Group Company is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.
4.10    Real Property
(a)    Section 4.10(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of, including where available the municipal address and registered owner for, all of the Owned Real Property. No JV Entity has, and since January 1, 2018 no JV Entity has had, any ownership interest in any lands or immovable property (other than interests in street furniture assets, Structures or Panels on real property), nor is any JV Entity party to any Contract to directly or indirectly own any interest in any lands or immovable property (other than interests in street furniture assets, Structures or Panels on real property). A Group Company is the registered and beneficial owner of the Owned Real Property and has good and marketable title thereto to the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances. No Group Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire the Owned Real Property. No Group Company is party to any Contract granting to any Person the right to use or occupy the Owned Real Property or any portion thereof.
(b)    To the Knowledge of the Vendors and except for Permitted Encumbrances, (i) the Improvements on the Owned Real Property are located wholly within the boundaries of the Owned Real Property and do not encroach upon any adjoining lands; and (ii) there is no encroachment onto the Owned Real Property by buildings or improvements from any adjoining lands.
(c)    The Real Property and the current use thereof comply in all material respects with applicable Law, including zoning requirements. No written notice of violation of any applicable Law or of any covenant, restriction or easement affecting the Real Property or any part of it or with respect to the use or occupancy of the Real Property or any part of it has been given by any Governmental Authority having jurisdiction over the Real Property or by any other Person entitled to enforce the same.
(d)    There are no existing or, to the Knowledge of the Vendors, proposed, contemplated or threatened expropriation proceedings that would result in the taking of all or any part of the Owned Real Property, or, to the Knowledge of the Vendors, the Leased Real Property, or that would adversely affect the current use of such Real Property or any portion thereof.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the applicable Owned Real Property, the Improvements on the Owned Real Property have been constructed in a good and workmanlike manner in compliance with applicable Law, are in good operating condition and repair, and are suitable and adequate for the operation and conduct of the Business as currently conducted. Except for Permitted Encumbrances, (i) all amounts for labour and materials relating to the construction and repair of Improvements on the Owned Real Property have been paid or accrued in full and (ii) no one has a right to file a construction, builders’, mechanics’ or similar lien in respect of the payment of such amounts under any applicable Law.
(f)    All utilities servicing the Real Property are sufficient for the operation of the Real Property for the operation and conduct of the Business as currently conducted. There are no material amounts owed by any Group Company or JV Entity with respect to any utilities that service the Real Property, except for the payment of current accounts which are not yet due and payable.
(g)    For each parcel of the Real Property, the applicable Group Company has full and free access to and from public roads, which access is sufficient for the purposes of the operation of the Business in the Ordinary Course of Business, and, to the Knowledge of the Vendors, no fact or condition exists that would result in the interruption or termination of such access.
(h)    Section 4.10(h) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of, and the municipal address for, each

Leased Real Property as well as a true and complete list of each lease, sublease, licence agreement or other Contract pursuant to which the applicable Group Company holds a leasehold, subleasehold or licensee interest in, or otherwise occupies or uses, the Leased Real Property, including all amendments, modifications, supplements, renewals, or extensions thereto (each, excluding any Site Lease/License, a “Lease”). A true and complete copy of each Lease has been delivered to the Purchaser. Each Lease is valid and subsisting, in full force and effect, in good standing, and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. There has not been any material default by any Group Company or, to the Knowledge of the Vendors, by any other party under any Lease nor is there any unresolved dispute between any Group Company and any landlord under any Lease. No member of the Group Company has assigned, licensed or transferred any interest in the Leased Real Property to any Person.
(i)    The Real Property is suitable and adequate for the operation and conduct of the Business as currently conducted. The Real Property constitutes all real property currently used in the operation of the Business as currently conducted. The Group Companies’ use of the Real Property is not subject to any rights of way, building use restrictions or limitations of any kind or nature, except (i) Permitted Encumbrances, and (ii) as set forth in any Lease relating to the Leased Real Property. No Group Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real property interest or any Contract for the lease to or from the Group Companies of any real property interest other than the Real Property. No Group Company is currently contesting any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Lease.
4.11    Structures and Panels
(a)    Section 4.11(a) of the Disclosure Schedule includes a complete and accurate list of all Structures and Panels owned or operated by any Group Company or JV Entity in connection with the Business as at the date of this Agreement. No Group Company or JV Entity has received written notice that Structures or Panels generating more than $300,000 of gross revenues for the financial year ended on December 31, 2022 (collectively, the “Material Structures and Panels”) (i) are not legal and conforming, (ii) are not legal and nonconforming, (iii) may require future relocation or early removal and/or (iv) may be eventually subject to material obstruction or environment modification substantially decreasing its goodwill, as applicable. All of the Structures and Panels meet the material requirements of the applicable Advertising Agreement (including number of boards and illumination), Site Leases/Licenses and Permits and are in compliance in all material respects with applicable Law. The Group Companies and JV Entities have all required material Permits for the Structures and Panels. All of the Structures and Panels are located on Real Property or on real property that is subject to Site Leases/Licenses. To the Knowledge of the Vendors, none of the Structures and Panels encroach on the property of others, either public or private, which are not otherwise subject to encroachment agreements. The Group Companies and JV Entities have reasonable access, in accordance with customary practice, to each such Structure and Panel pursuant to the terms of the applicable Site Leases/Licenses or by virtue of such Structure and Panel being located on Real Property, such that the Business may be carried out on the Structures and Panels in all material aspects. Other than any Structures and Panels located on any Real Property, the Group Companies and the JV Entities have a valid right to use the Structures and Panels pursuant to Site Leases/Licenses, and such right to use is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    All the Structures and Panels listed in Section 4.11(b) of the Disclosure Schedule (and their respective component parts) are subject to (i) a manufacturer’s warranty or an extended parts contract; (ii) an installation warranty; and/or (iii) a maintenance service contract (including labour). All such warranties and/or contracts for the Structures and Panels listed in Section 4.11(b) of the Disclosure Schedule are in full force and effect, are a legal, valid and binding obligation of each Group Company or JV Entity party thereto and are enforceable by each Group Company or JV Entity party thereto in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity). All material sums due and payable under such warranties and contracts have been paid in full.
(c)    All Structures and Panels are free from material defects and are in good operating condition, repair and proper working order, having regard to their use and age, except for reasonable wear and tear.
(d)    All Permits related to Material Structures and Panels are in force and valid as of the date of this Agreement. The Vendors have provided access to true and complete copies of all such Permits to the Purchaser.
(e)    To the Knowledge of the Vendors, (i) since December 31, 2022 to the date of this Agreement, no development activity has been initiated that materially obstructs or would reasonably be expected to lead to the eventual material obstruction of the visibility of any Material Structures and Panels owned or operated by the Group Companies or the JV Entities and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, no development activity has been initiated after the date of this Agreement that materially obstructs or would reasonably be expected to lead to the eventual obstruction of the visibility of any Material Structures and Panels owned or operated by the Group Companies or the JV Entities.
4.12    Advertising Agreements
A complete and accurate list of all of the Advertising Agreements in effect as of the date of this Agreement, including any written amendments thereto, with respect to the fifteen (15) largest customers of the Group Companies by revenue amount in respect of the financial quarter ended June 30, 2023 (the “Material Advertising Agreements”) is set forth in Section 4.12 of the Disclosure Schedule. Each of the Material Advertising Agreements is valid, binding, in full force and effect and enforceable by the Group Company party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity). The Group Companies have not received written notice from any other party to a Material Advertising Agreement notifying a Group Company of its intent to terminate the applicable Material Advertising Agreement. No Group Company is in material breach or default under any Material Advertising Agreement and, to the Knowledge of the Vendors, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would reasonably be expected to constitute such a material breach or default.
4.13    Site Leases/Licenses
(a)    The Vendors have made available to the Purchaser a true, correct and complete copy of each written Site Lease/License, including any written amendment or modification thereto. Section 4.13(a) of the Disclosure Schedule sets out, as of the date of this Agreement, a description of (i) any non-written Site Lease/License; and (ii) any material non-written amendment or modification to any Site Lease/License, in each case, in effect as of the date of this Agreement.
(b)    Each of the Site Leases/Licenses is valid, binding, in full force and effect and enforceable by the Group Company or JV Entity party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity). The Group Companies or the JV Entities, as applicable, have exclusive rights to use the premises described in the Site Leases/Licenses (the “Site Premises”), and the Group Companies and the JV Entities have not sublet, assigned, licensed or otherwise conveyed any rights in the Site Premises to any other Person. Since January 1, 2020, the Group Companies and the JV Entities have not received written notice from any other party to a material Site Lease/License in effect as of the date of this Agreement notifying a Group Company or JV Entity of its intent to terminate the applicable Site Lease/License. The Group Companies and JV Entities have not received nor given any notice of any material default or event that with notice or lapse of time, or both, would reasonably be expected to constitute a material default by the Group Companies or JV Entities under any of the Site Leases/Licenses. The Group Companies and JV Entities have paid or accrued all rent or similar fees due and payable under each Site Lease/License in all material respects.
(c)    No alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by the counterparty under any Site Lease/License or by any competent Governmental Authority to be done in respect of the Site Premises or any of the electrical systems, fixtures or works thereon, notice of which has been received by the Group Companies.
4.14    Contracts
(a)    Section 4.14 of the Disclosure Schedule sets out a complete and accurate list all of the following Contracts, in effect as of the date of this Agreement, to which any Group Company or JV Entity, as applicable, is a party or by which any Group Company or JV Entity or its respective properties, rights or assets is bound (collectively, the “Material Contracts”):
(i)    each Contract that involves performance of services and/or delivery of goods or materials, including sponsorship, by any Group Company or JV Entity of an amount or value in excess of $300,000 per calendar year, other than any Site Lease/License;

(ii)    each Contract that involves performance of services or delivery of goods or materials to any Group Company or JV Entity of an amount or value in excess of $300,000 per calendar year;
(iii)    each Lease pursuant to which any Group Company makes base rental payments in excess of $150,000 per calendar year;
(iv)    each Site Lease/License pursuant to which a Group Company or JV Entity generates aggregate revenue in excess of $300,000 per calendar year;
(v)    each Contract between or among any Group Company, on the one hand, and the Vendors or any Affiliate of the Vendors (other than any Group Company) or any Interested Party, on the other hand, other than any offer letters and employment agreements entered into in the Ordinary Course of Business with employees of the Group Companies that are substantially on the Group Companies’ standard forms;
(vi)    each Contract evidencing or otherwise relating to any Indebtedness or hedging liability of any Group Company, each Contract evidencing or otherwise relating to any Encumbrance against any Group Company or any of their respective assets (other than Permitted Encumbrances except Permitted Encumbrances on the Purchased Shares), and each Contract evidencing or otherwise relating to any Encumbrance against any Purchased Shares owned by any of the Vendors (including any control agreements);
(vii)    each Contract entered into by a Group Company, within the last three (3) years, relating to the (x) acquisition or potential acquisition by any Group Company of any operating business or all or substantially all of the assets or shares of any other Person, or (y) sale or disposition or potential sale or disposition of any material assets of any Group Company (other than sales or dispositions of inventory or other assets in the Ordinary Course of Business), in each case of clause (x) or (y), in an amount in excess of $1,000,000;
(viii)    each Contract granted by (x) any Group Company to a third party with respect to any material Company Intellectual Property, in each case, other than non-exclusive licenses to customers that are entered into in the Ordinary Course of Business or Contracts entered into in connection with events sponsored by any Group Company or (y) a third party to any Group Company with respect to any material Third-Party Intellectual Property, other than Shrink-Wrap Code;
(ix)    each Contract containing covenants that in any way purport to (x) limit the freedom of any Group Company to (1) engage in any line of business, in any geographic area, (2) compete with any Person, or (3) solicit employees or clients (other than, in the case of this clause (3), as agreed in any customer, supplier or vendor contract or any confidentiality agreement, in each case, entered into in the Ordinary Course of Business), or (y) grants any exclusivity rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(x)    any Contract that requires any of the Group Companies to purchase minimum requirements of any product or service that is material to such Group Company from a third party, or that contains “meet competition”, “most favoured nation” pricing terms or similar rights, in each case, to which any of the Group Companies is party to or is bound;
(xi)    each Contract providing for payments in excess of $200,000 annually to or by any Person based on sales, purchases, or profits, other than Contracts for direct payments for goods or services and any employment Contracts entered into in the Ordinary Course of Business;
(xii)    each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Group Company other than in the Ordinary Course of Business;
(xiii)    each Contract relating to any Equity Securities or other securities of any Group Company, or options, warrants or other rights to acquire any Equity Securities or securities of any Group Company (in each case, other than the Organizational Documents of each Group Company);
(xiv)    any Contract involving any continuing representation, warranty or indemnification obligation of any of the Group Companies to any other Person, other than those entered into in the Ordinary Course of Business;
(xv)    any Contract entered into in the past three (3) years involving any resolution or settlement of any Proceeding or threatened Proceeding that by its terms involves aggregate payments in excess of $500,000 or which imposes material continuing obligations (other than customary confidentiality obligations) on any Group Company after the date of this Agreement;
(xvi)    any active joint venture, strategic alliance, partnership or similar agreement that involves the sharing of profits and losses;
(xvii)    each Contract (other than Advertising Agreements with a term of less than 12 months) entered into with a Purchaser Competitor;
(xviii)    the insurance policies listed in Section 4.27 of the Disclosure Schedule;
(xix)    any collective bargaining agreement, labour contract, letter of understanding, voluntary recognition or similar agreement or commitment with any labour union or employee organization; and
(xx)    each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(b)    The Vendors have made available to the Purchaser a true and complete copy of each Material Contract. Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Group Company or JV Entity party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity). No Group Company or JV Entity and, to the Vendors’ Knowledge, no other party is in material breach of, or default under, any Material Contract. To the Vendors’ Knowledge, no event exists that (with or without notice, lapse of time or both) would reasonably be expected to constitute a material default by a Group Company or JV Entity under any Material Contract. Since January 1, 2020, no Group Company or JV Entity has received any written notice to terminate, materially amend or not renew any obligation of a counterparty to a Material Contract.
4.15    Intellectual Property
(a)    Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list of (i) all material Company-Owned Intellectual Property; and (ii) all material Third-Party Intellectual Property licensed to any Group Company (other than Contracts that relate to Shrink Wrap Code).
(b)    Section 4.15(b) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of (i) all registrations and applications for registration (including provisional patent applications and pending industrial design applications) of the Company-Owned Intellectual Property (collectively, the “Company IP Registrations”), (ii) all material Proprietary Software constituting Company-Owned Intellectual Property and (iii) all social media accounts maintained by any Group Company. Except as abandoned in the Ordinary Course of Business, all of the Company IP Registrations have been properly maintained and renewed by the Group Companies in accordance with all applicable Laws. None of the Company IP Registrations is subject to any ongoing interferences, oppositions, challenges, reissues, reexaminations or other Proceedings. Copies of any material licenses to third parties with respect to Company-Owned Intellectual Property have been made available to the Purchaser.
(c)    All Company-Owned Intellectual Property is valid and enforceable. The Group Companies are the sole and exclusive owners of all right, title and interest in and to the Company-Owned Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, each of the Group Companies has the right to use all the Intellectual Property used by it in carrying on the Business, including all Company-Owned Intellectual Property.
(d)    To the Knowledge of the Vendors, the operation of the Business and the use of the Company Intellectual Property by the Group Companies does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person. No written claims have been asserted or, to the Knowledge of the Vendors, are threatened, against a Group Company, alleging that the operation or conduct of the Business infringes, misappropriates, or otherwise violates any Intellectual Property rights of any Person. To the Knowledge of the Vendors, there are no valid grounds for any such bona fide claims alleging a conflict with or infringement, misappropriation, or other violation of any Intellectual Property rights of any Person.

(e)    Other than pursuant to a Material Contract, no Group Company has transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party. To the Knowledge of the Vendors, there is currently no infringement by any Person of any Company-Owned Intellectual Property.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of the execution and performance of this Agreement or the consummation of the Transactions will result in: (i) a Group Company being in breach of any existing exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses in respect of any Company Intellectual Property, or (ii) a Group Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, no Contracts to which any Group Company is a party relating to Intellectual Property (other than Shrink-Wrap Code, information technology Contracts and other Contracts in which Intellectual Property is incidental to the purpose of such Contracts) will require consent from any other party thereto in connection with or will be breached as a result of the completion of the Transactions.
(g)    The Group Companies have taken commercially reasonable steps to maintain the confidentiality of confidential or non-public information included in the Company Intellectual Property, including trade secrets, and to maintain its rights therein and the Group Companies have not experienced any material security or confidentiality breach regarding the confidential or non-public information included in the Company Intellectual Property.
(h)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) the Company-Owned Intellectual Property that has been, or is, developed or created by employees of a Group Company or pursuant to Contracts with outside consultants or contractors has been assigned to such Group Company in writing or in another enforceable manner, and all moral and other non-assignable rights relating thereto have been waived; and (ii) the employees and all consultants and independent contractors retained by each Group Company have agreed to maintain the confidentiality of confidential Intellectual Property.
(i)    No Governmental Authority, or other entity, has provided any funding to any Group Company which would give such governmental authority, or other entity, any rights, title or interest in or to any Company-Owned Intellectual Property; and no university, academic institution or similar type of entity nor any of its employees, contractors or students has any rights, title or interest in or to the Company-Owned Intellectual Property.
4.16    IT Systems
(a)    The Group Companies own, free and clear of all Encumbrances (other than Permitted Encumbrances), or to the extent not owned, have all necessary rights to the IT Systems. Taking into account the services to be provided under the Transition Services Agreement, the arrangements relating to the IT Systems (including their operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Group Companies in connection with the Transactions, and the IT Systems will continue to be available for use immediately following the consummation of the Transactions on substantially the same terms and conditions as prevailed immediately before the Closing.
(b)    The IT Systems meet the data processing and other computing needs of the Group Companies in all material respects, and constitute all of the IT Systems necessary for or material to the conduct of the Business. All tangible Group Companies IT Systems are in good operating condition and in good repair, reasonable wear and tear excepted. The Group Companies IT Systems are free and clear of material defects, and function, operate, process, compute and perform in a reasonable and efficient business manner, in accordance with all applicable Laws and industry standards, and as required for the Group Companies to conduct their Business, and have not materially malfunctioned or failed or suffered a material outage or unavailability in the last three years.
(c)    Each Group Company is subject to appropriate written information technology policies of the Guarantor, and, in all material respects, each Group Company has and maintains its own, or is subject to those of the Guarantor, appropriate written information technology plans and procedures, including appropriate written information technology plans and procedures of the Guarantor, including in relation to backup, disaster recovery, business continuity, and incident response, consistent with industry standards in connection with the Group Companies IT Systems.
(d)    Software. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:
(i)    the Proprietary Software is free and clear of any Self-Help Code or Unauthorized Code; and the Group Companies (or the Guarantor, in the case of the Guarantor IT Systems) have controls, tools and measures in place, at a minimum consistent with current industry standards and practices, to safeguard and protect the IT Systems from Self-Help Code and Unauthorized Code;
(ii)    the Proprietary Software complies with any contractual commitment relating to the use, functionality, or performance of such Proprietary Software in each case that has been agreed to by the Group Companies;
(iii)    the Proprietary Software has no material unresolved bugs or errors (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any Company Data);
(iv)    to the extent distributed or made available to customers in the course of the business of the Group Companies, the Proprietary Software has at all times been distributed or made available by or on behalf of the Group Companies pursuant to a valid and enforceable license or service agreement between the Group Companies and its customer;
(v)    no source code for any Proprietary Software has been delivered, licensed or made available to any escrow agent or other Person, none of the Group Companies has any obligation (whether present, contingent or otherwise)

to deliver, license or make available the source code for any Proprietary Software to any escrow agent or other Person, and, to the Knowledge of the Vendors, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Proprietary Software to any other Person; and
(vi)    the Group Companies have all necessary and required rights to use the Company Data and content used by the Group Companies in connection with the operation of the Business as currently conducted.
(e)    Use of Open Source Materials.
(i)    The Group Companies’ use of Open Source Materials, including any marketing, distribution, license, sale, offering, making available or otherwise providing any Proprietary Software is in compliance in all material respects with, and the Group Companies have complied in all material respects with, all applicable Open Source Licenses, including all copyright notice and attribution requirements.
(ii)    None of the Proprietary Software contains, is combined with, links to, is derived from, is distributed with or is being or was developed using Open Source Materials in a manner that, or otherwise uses or is used with any Open Source Materials that is licensed under any terms that: (A) imposes or could impose a requirement or condition that the Group Companies grant any patent license or any other patent rights; (B) subjects the Proprietary Software or other Company-Owned Intellectual Property, or any portion of any of the foregoing, to any Copyleft Licenses.
4.17    Privacy and Security
(a)    Each Group Company has, in respect of Company Data, complied in all material respects at all times with: (i) applicable Privacy Laws, including obtaining all required consents in respect of the collection, use and/or disclosure of Personal Information; (ii) the terms of any Contract to which the Group Company is subject; (iii) all industry standards or codes in respect of which the Group Company has agreed to be bound; and (iv) the Company Privacy Policies (collectively, the “Company Privacy Commitments”).
(b)    The consummation of the Transactions, and any disclosure of Personal Information to the Purchaser in connection therewith, will not result in a violation of any Company Privacy Commitments.
(c)    Each Group Company is subject to a written information security program established by Affiliates of the Group Companies that is designed to protect all Company Data and ensure compliance with the Company Privacy Commitments. Such programs include, at minimum, policies, procedures and systems addressing information security, cybersecurity, risk management, vendor management, training, business continuity and disaster recovery, data and system backup and data breach and incident response, including the recording, reporting and mitigating of data breaches, and include technical, administrative, organizational and physical safeguards, controls and measures, including anti-viruses and firewalls. The information security programs are adequate in all material respects and consistent with good industry practices and standards.
(d)    Each Group Company maintains the Group Companies IT Systems under its control within a set network security perimeter that allows for full isolation and separation from the public internet.
(e)    On a periodic basis, (i) the Group Companies have been subject to security assessments and tests of aspects of the Group Companies IT Systems to test the Group Companies IT Systems for vulnerabilities, cyber security threats, and to detect breaches of data; and (ii) the Group Companies have engaged in appropriate privacy and security training of all employees. All known material vulnerabilities identified by or on behalf of the Group Companies through internal audits, third-party penetration testing or otherwise have been remediated by or on behalf of the Group Companies where possible and subject to the ability of the Group Companies to continue their business operations.
(f)    The Group Companies IT Systems are patched and up-to-date in a manner that complies with good industry practice and standards in all material respects, including with respect to any material security updates published by third parties.
(g)    To the Knowledge of the Vendors, there has been no loss, theft, corruption or unavailability of, or unauthorized access, use or disclosure of, Company Data in the possession, custody or control of any Group Company or any of their service providers and no circumstance has arisen in which applicable Privacy Laws would require a Group Company to notify a Governmental Authority or data subject of a data security breach or security incident.
(h)    No Group Company has received, in writing, any claim, complaint or notice from any Person (including a data subject or Governmental Authority) alleging non-compliance with any Company Privacy Commitments.
(i)    Each Group Company has complied, in all material respects, with CASL in respect of the sending of commercial electronic messages to electronic addresses and the installation of computer programs on the computer systems of other Persons and has maintained commercially reasonable records to demonstrate such compliance.
4.18    Tax
(a)    The Group Companies have duly and timely filed or caused to be duly and timely filed all income and other material Tax Returns that are required to be filed by or with respect to the Group Companies. Such Tax Returns are complete and accurate in all material respects.
(b)    Each of the Group Companies has duly and timely paid all income and other material Taxes, including all instalments on account of income or other material Taxes for the current year and all prior years, that are due and payable by it, whether or not assessed by the applicable Governmental Authority or shown on any Tax Return. To the extent any Taxes are not due as of the date of this Agreement, such Taxes have either been paid and remitted or accrued by the applicable Group Company and are reflected in the Financial Statements or in the

Group Companies’ books and records (if such Financial Statements have not yet been prepared).
(c)    There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Group Companies that arose in connection with, or otherwise relate to, any failure to pay any Tax.
(d)    Each Group Company has deducted, withheld and timely remitted to the appropriate Governmental Authority all amounts required to be deducted, withheld or remitted in respect of Taxes, including in connection with amounts paid or credited or deemed to be paid or credited, to any present or former employee, independent contractor, officer or director or any Person who is or is deemed to be a non-resident of Canada for purposes of the Tax Act.
(e)    Each of the Group Companies is either (i) not a non-resident of Canada or (ii) a “Canadian partnership”, in each case for purposes of the Tax Act. At incorporation and at Closing, Newco shall not be a non-resident of Canada for purposes of the Tax Act.
(f)    The Purchased Shares are not “taxable Quebec property” within the meaning of the Taxation Act (Quebec).
(g)    No claim for additional Taxes has been asserted or assessed against any Group Company in writing, which claim is still pending. No Group Company has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to assessment, reassessment, collection or deficiency of Taxes. To the Knowledge of the Vendors, no Tax Audits of the Group Companies have been initiated and no claim in writing has been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to Tax, or required to file Tax Returns, under the Laws of such jurisdiction.
(h)    There are no transactions or events that have resulted, and there are no circumstances existing which would result in the application of section 17, section 78, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to any Group Company.
(i)    None of the Group Companies has made: (i) a capital dividend election under subsection 83(2) of the Tax Act in respect of any dividend made payable, or deemed by any provision of the Tax Act to have been made payable, on any class of shares of its capital, in an amount which exceeds the amount in its “capital dividend account” immediately before the time that such dividend was or was deemed to have been made payable; or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.
(j)    Each CEWS Application filed by a Group Company with the Minister of National Revenue (Canada) is correct and complete in all respects. No Group Company has entered into a transaction, participated in an event (or a series of transactions or events) or taken an action (or failed to take an action) described in both of paragraphs 125.7(6)(a) and (b) of the Tax Act.

(k)    No Group Company has claimed or received an amount in respect of a Tax credit, refund, rebate, government grant or subsidy, overpayment or similar adjustment of Taxes to which it is not fully entitled, and each Group Company has retained all documentation prescribed by Law and in accordance with Laws to support any claims for such amounts.
(l)    Each Group Company that is required to be registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”) and harmonized sales tax (“HST”) as well as with Revenu Québec under the Act Respecting the Québec Sales Tax for Québec sales tax is so registered. All input tax credits and input tax refunds claimed by any such company for GST/HST and Québec sales tax (“QST”) purposes were calculated in accordance with applicable Law. Each Group Company has complied in all respects with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax or harmonized sales tax legislation.
(m)    Each Group Company has not (i) directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person who is a non-resident of Canada (within the meaning of the Tax Act) with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services, (ii) failed to make or obtain records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act where applicable, or (iii) entered into any advance pricing agreement with any Governmental Authority.
(n)    None of the Group Companies has, to the Knowledge of the Vendors, entered into or been contractually obligated to enter into a “reportable transaction” within the meaning of section 237.3 of the Tax Act or “notifiable transaction” within the meaning of section 237.4 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada, including any transaction subject to mandatory disclosure rules under the Taxation Act (Québec).
(o)    No Group Company has acquired property from a person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Group Company becoming liable to pay Taxes of such person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.
(p)    No Group Company will, as of the Closing, have any “low rate income pool” as such term is defined in subsection 89(1) of the Tax Act, including as a result of any adjustment computed in accordance with subsection 89(8) of the Tax Act in connection with the execution of this Agreement.
(q)    No Group Company has nor will claim any reserve or deferral for tax purposes, if, as a result of such claim, any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing, except in each case to the extent that (i) such reserve was claimed under paragraph 20(1)(l) of the Tax Act in the Ordinary Course of Business or (ii) a related liability for deferred revenue or similar amount was taken into account in the final determination of the Purchase Price.

4.19    Legal Compliance
(a)    Each Group Company is in compliance with all applicable Laws and Permits, including all federal, provincial and territorial consumer protection or similar Laws, in all material respects. Since January 1, 2020, no Group Company has received any written notice that such Group Company is in violation in any material respect of any Laws or Permits, including all federal, provincial and territorial consumer protection or similar Laws, and there has been no Proceeding pending or, to the Vendors’ Knowledge, threatened, against any Group Company whereby any Governmental Authority alleged or is alleging any failure to comply in any respect with any applicable Law or material Permit.
(b)    Each JV Entity is in compliance in all material respects with all applicable Laws and Permits, including all federal, provincial and territorial consumer protection or similar Laws. Since January 1, 2020, no JV Entity has received any written notice that such JV Entity is in violation in any material respect of any Laws or Permits, including all federal, provincial and territorial consumer protection or similar Laws, and there has been no Proceeding pending or, to the Vendors’ Knowledge, threatened, against any JV Entity whereby any Governmental Authority alleged or is alleging any failure to comply in any respect with any applicable Law or material Permit.
(c)    Section 4.19(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Permit held by any Group Company or JV Entity. Each Group Company or JV Entity, as applicable, holds all Permits that are required to own, lease and operate its properties, rights and assets and to conduct its Business and operations, except where the failure to hold, or the non-compliance with, any such Permit is not, individually or in the aggregate, material to such Group Company or JV Entity, or would not prevent or delay such Group Company or JV Entity from performing its obligations under the Transaction Documents to which it is a party in any respect. Each material Permit listed on Section 4.19(c) of the Disclosure Schedule is valid and in full force and effect and no such Permit will expire, terminate or fail to continue in full force and effect as a result of the consummation of the Transactions. Since January 1, 2020, no Group Company or JV Entity has received any written or, to the Vendors’ Knowledge, oral information from any Governmental Authority which would reasonably be expected to lead to the revocation or denial of any material Permit or pending application for a material Permit.
4.20    Litigation
(a)    There is no Proceeding pending or, to the Vendors’ Knowledge, threatened, against any Group Company or affecting any of its properties, rights or assets or, to the Vendors’ Knowledge, any officer, director or employee of any Group Company in such capacity, which involves a claim amount in excess of $250,000 or whose object has an incidence, if the claim is lost, of at least $250,000 on the Business and to which any Group Company is a party. There is no outstanding Order to which any Group Company or any of their respective material properties or assets is subject or that individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no internal investigations or inquiries being conducted by the Group Companies or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
(b)    There is no Proceeding pending or, to the Vendors’ Knowledge, threatened, against any JV Entity or affecting any of its properties, rights or assets or, to the Vendors’ Knowledge, any officer, director or employee of any JV Entity in such capacity, which involves a claim amount in excess of $250,000 or whose object has an incidence, if the claim is lost, of at least $250,000 on the Business and to which any JV Entity is a party. There is no outstanding Order to which any JV Entity or any of their respective material properties or assets is subject or that individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no internal investigations or inquiries being conducted by the JV Entities or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
4.21    Environmental
(a)    Each Group Company and JV Entity and the operations of each Group Company and JV Entity are and have been since January 1, 2018 in compliance in all material respects with all Environmental Laws, including possessing and complying in all material respects with all Permits required to be issued or obtained by the Group Companies pursuant to any Environmental Law for the current operation of the Business.
(b)    No Group Company has caused or permitted the material Release of any Hazardous Substance in, on, under or from the Real Property or in connection with its operation of the Business, and, to the Vendors’ Knowledge, there is no material presence of any Hazardous Substance in, on, under or migrating to adjacent lands from the Real Property (i.e. the soil and the subsoil, and the surface and groundwater), in each case in amounts or concentrations exceeding applicable criteria in contaminated site, cleanup or other remedial action standards published by a Governmental Authority under Environmental Law.
(c)    Since January 1, 2018 and, with respect to matters for which any Group Company has any ongoing obligations, prior to that time, no Group Company has been charged with or convicted of an offence, or issued any Order or penalty, for non-compliance with Environmental Law or has been fined or settled any prosecution short of conviction. Since January 1, 2018, no Group Company has received any notice, claim, Order, complaint or demand from any Person regarding any actual or alleged violation of Environmental Laws or responsibility for liabilities under any Environmental Laws, and to the Vendors’ Knowledge, none is pending or threatened in writing.
(d)    True and complete copies of any environmental site assessments and, to the extent completed since January 1, 2018, any environmental compliance assessments and audits and other material correspondence with Governmental Authorities, audit or report (other than routine reporting generated in the Ordinary Course of Business) relating to environmental matters, in each case, relating to the Group Companies or the Business, that are in the possession or control of the Vendors or the Group Companies, have been provided to the Purchaser.

4.22    Employees
(a)    Section 4.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the employees of each of the Group Companies as of the date of this Agreement and indicates for each employee the employee’s location, name, title, length of service, status (i.e., full time or part time), 2023 annual base salary or wage rate, overtime eligibility, department, 2023 incentive compensation eligibility and opportunity (year to date actual amount of commissions, bonuses, equity incentives and any other variable pay), benefits and pension plan participation, annual vacation entitlement, outstanding vacation pay accrual, and whether the employee is currently on a leave of absence and if so, the reason for such leave and anticipated return to work date if known. None of the JV Entities have any employees or engaged any independent contractors and no JV Entity has ever had any employees or engaged any independent contractors.
(b)    (i) No Group Company is a party to or bound by any Contract for the employment of any individual, except for oral or written employment agreements of indefinite term that do not provide for any particular commitments with respect to the continuation of employment or the provision of any particular amount of notice of termination, termination pay, severance or other entitlement upon termination of employment, other than as required by applicable Laws or common law, (ii) no Group Company is a party to or bound by any Contract providing for any retention, change of control or other similar agreement or payment to any current or former director or officer, current or former employee or current or former independent contractor of any Group Company, and (iii) no Group Company has paid or provided, nor will it be required to pay or provide, any termination pay, severance pay, retention bonus, change of control payment or other payment, benefit or other entitlement to any current or former director or officer, current or former employee or current or former independent contractor as a result of the Transactions. The Purchaser has been provided with (A) complete and accurate copies of all written employment agreements with any employee of any Group Company whose total compensation for the calendar year 2023 is expected to be $250,000 or more, (B) a list of people eligible to receive change of control or similar incentive payments, together with a copy of the incentive plans or agreements under which such payments are to be made; (C) complete and accurate copies of all other written Contracts with any director, officer, employee or independent contractor of any Group Company that provide for any retention, change of control or other similar agreement or payment, (D) complete and accurate copies of all written Contracts with any director, officer, employee or independent contractor of any Group Company that provide for any retention or other similar agreement, (E) accurate descriptions of the material terms of all oral Contracts that provide for any retention, change of control or other similar agreement or payment, and (F) agreements with any employees or independent contractors that provide for specific termination or severance entitlements other than those required by applicable statute or the common law.
(c)    None of the employees or Individual Independent Contractors earning annual income or fees in excess of $250,000 has indicated that they intend to resign, retire or terminate their employment or engagement with a Group Company.
(d)    Section 4.22(d) of the Disclosure Schedule sets forth a complete and accurate list of all independent contractors (incorporated or not incorporated, providing personal services or a dedicated representative for such services), who receive payment from a Group Company, engaged by any Group Company as of the date of this Agreement, and indicates for each such independent contractor its name, description of engagement, which Group Company the independent contractor is engaged by, location of engagement, engagement date, term of engagement, a summary of the fees and other compensation paid in the current calendar year and the previous calendar year, and whether the independent contractor is providing services pursuant to a written agreement. Complete and accurate copies of all written agreements with independent contractors disclosed in Section 4.22(d) of the Disclosure Schedule have been provided to the Purchaser. All persons engaged by any Group Company as independent contractors are properly characterized as such in all material respects. In the past three (3) years, none of the Group Companies has received a notice from a Governmental Authority alleging that any person engaged by a Group Company as an independent contractor is not properly characterized as such.
(e)    No Group Company is a party to or bound by any collective bargaining agreement or other Contract with any labour organization, union, employee association or other representative of any of the Group Companies’ employees, nor is any such collective bargaining agreement or other Contract presently being negotiated. No Group Company is currently experiencing or engaged in any actual or, to the
Vendors’ Knowledge, threatened, strike, slowdown, picketing, lockout, work stoppage, or unfair labour practice, and no Group Company has experienced any such labour controversy within the past three (3) years. To the Vendors’ Knowledge, there is no organizational effort or other campaign or activity presently being made or threatened to authorize representation by any labour organization with respect to employees of the Group Companies and, to the Vendors’ Knowledge, no such attempts have occurred in the past three (3) years.
(f)    No Proceeding by or on behalf of any employee, former employee, Individual Independent Contractor, former Individual Independent Contractor, labour organization or other representative of the Group Companies’ employees is pending or, to the Vendors’ Knowledge, threatened which, if adversely decided, would reasonably, individually or in the aggregate, create a liability in excess of $250,000, and, to the Vendors’ Knowledge, there is no basis for such Proceeding.
(g)    Within the past three (3) years, each Group Company is, and has been, in compliance in all material respects with applicable Laws relating to labour and employment, including all Laws concerning employment practices, employment standards, labour relations, human rights, harassment, occupational health and safety, public health, the calculation and payment of wages, overtime, vacation pay, pay equity, employment equity, accessibility, immigration, workers’ compensation, compensation, termination of employment and the classification of employees as eligible or ineligible for overtime pay or as independent contractors.
(h)    All amounts due or payable to the current and former employees and current and former Individual Independent Contractors of any Group Company have been paid in full and all amounts accruing due to same (including for overtime pay, vacation pay, commission and incentive compensation) have been accurately reflected in the financial records of the Group Companies in all material respects.
(i)    None of the Group Companies have, in the past three (3) years, received any notice of assessment, increased assessment or penalty assessment from any workers’ compensation board or other similar Governmental Authority. Each

Group Company has paid in all material respects all amounts owing under any workers’ compensation Laws. To the Vendors’ Knowledge, no audit of the Group Companies is currently being performed pursuant to any workers’ compensation or other employment-related Laws.
(j)    There are no pending or outstanding charges, compliance orders, inspection orders, fines, levies, or other similar orders issued by a Governmental Authority under any occupational health and safety or workers’ compensation Laws relating to any Group Company or their respective employees, and to the Vendors’ Knowledge, no investigation is ongoing or contemplated with respect to a potential charge or Order. There are no prior convictions, penalties or other sanctions relating to occupational health and safety Laws relating to any Group Company within the past three (3) years. The Group Companies have complied in all material respects with any Orders issued under any occupational health and safety Laws in the past three (3) years. All inspection reports received by any Group Company in the past three (3) years under applicable occupational health and safety or other employment-related Laws have been made available to the Purchaser.
4.23    Employee Benefits
(a)    Section 4.23(a) of the Disclosure Schedule sets out a complete and accurate list of all Employee Benefit Plans as of the date of this Agreement. The Vendors have delivered or otherwise made available to the Purchaser true, correct and complete copies of each written Employee Benefit Plan or written descriptions of the material terms thereof if unwritten, including to the extent applicable: (i) the plan documents (as amended) and current employee booklets, brochures and personnel manuals, (ii) trust agreements, funding agreements, insurance contracts and policies; (iii) the most recent annual financial and actuarial statements under any Employee Benefit Plan, if any; and (iv) material communications between any Group Company and Governmental Authority with respect to any Employee Benefit Plan. The current booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the employees and former employees of the Group Companies and their beneficiaries concerning each Employee Benefit Plan, together with all written communications of a general nature provided to such employees and former employees and their beneficiaries, reasonably accurately describe the benefits provided under each such Employee Benefit Plan referred to therein or otherwise refer to the terms of such Employee Benefit Plan.
(b)    Section 4.23(b) of the Disclosure Schedule identifies each Employee Benefit Plan that is a Pension Plan as of the date of this Agreement. No Pension Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the Tax Act. No Employee Benefit Plan is (i) a Multi-Employer Plan or (ii) has been found by a Governmental Authority to be, and there is no reasonable basis for a Governmental Authority to find any Employee Benefit Plan to be, a “salary deferral arrangement” as defined in section 248(1) of the Tax Act.
(c)    In the past three (3) years, all of the Employee Benefit Plans have been established, registered (where required), funded, invested and administered in accordance with, and are in good standing in all material respects under, applicable Laws and the terms of such Employee Benefit Plans. To the Knowledge of the Vendors, no fact or circumstance exists that could adversely affect the Tax-preferred or Tax exempt status of any Employee Benefit Plan. In the past three (3) years, no advance Tax rulings or interpretations have been sought, issued or received in respect of any Employee Benefit Plan.
(d)    All current obligations of the Group Companies regarding the Employee Benefit Plans have been satisfied in all material respects, and all contributions to each Employee Benefit Plan have been made in a timely fashion in material compliance with the terms of the Employee Benefit Plan and applicable Laws. All benefits accrued under any Employee Benefit Plan not required to be funded by the terms of such plan or applicable Law have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with applicable accounting standards.
(e)    Other than routine claims for benefits, no Employee Benefit Plan is subject to any pending material action, investigation, examination, claim or any other Proceeding initiated by any Person, and, to the Knowledge of the Vendors, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such action, investigation, examination or other Proceeding or to affect the registration of any Employee Benefit Plan required to be registered.
(f)    None of the Employee Benefit Plans provides for benefits to employees beyond their retirement or other termination of service or for benefits to retired employees or to the beneficiaries or dependents of retired employees, except as required by applicable Laws.
(g)    All data necessary to administer each Employee Benefit Plan is in the possession of a Group Company or its agents and is in a form which is sufficient for the proper administration of the Employee Benefit Plan in accordance with its terms and all applicable Laws.
(h)    No insurance policy or other contract or agreement affecting any Employee Benefit Plan requires or permits a retroactive increase in premiums or payments due to third party insurers thereunder.
(i)    No Group Company has made any legally binding commitment or obligation to any of its current or former employees, officers, directors, independent contractors or consultants to materially adopt, amend, modify or terminate any Employee Benefit Plan, in connection with the consummation of the Transactions.
(j)    The execution, delivery and performance of this Agreement and the consummation of the Transactions (either alone or in conjunction with any additional or subsequent events) will not result in (i) any payment (including any bonus, golden parachute, retirement, severance or similar benefit) or benefits becoming payable to any Person under any Employee Benefit Plan, (ii) accelerated or increased funding requirements for any Employee Benefit Plan, or (iii) the acceleration of the time of payment or vesting of any benefits under Employee Benefit Plan.
4.24    Suppliers
Section 4.24 of the Disclosure Schedule sets forth the ten (10) largest suppliers of the Group Companies (excluding financial institutions, credit card providers and credit card processing companies) by dollar amount in respect of the fiscal year ended December 31, 2022. To the Knowledge of the Vendors, none of the ten (10) largest suppliers has given any Group Company written notice terminating, canceling or reducing the volume under any Contract or relationship with any Group Company.
4.25    Customers
Section 4.25 of the Disclosure Schedule sets forth the twenty (20) largest customers of the Group Companies by revenue amount in respect of the fiscal year ended December 31, 2022. To the Knowledge of the Vendors, none of the twenty (20) largest customers has given any Group Company written notice terminating, canceling or reducing the volume of its relationship with any Group Company.
4.26    Transactions with Related Persons
No officer, director, manager, employee, Affiliate or equity holder of any Group Company or JV Entity, or any Affiliate of any such Person (other than the Group Companies) (each, an “Interested Party”) (a) owns any material interest in any properties, rights or assets owned or held by or used in the Business, or (b) is a party to any Contract or transaction with any Group Company or JV Entity (other than (x) in the case of employees, salaries and employee benefits and other transactions pursuant to any Employee Benefit Plan in the Ordinary Course of Business, and (y) intercompany information technology Contracts, service Contracts, and tax planning Contracts in the Ordinary Course of Business). To the Knowledge of the Vendors, there are no Persons employed or contracted by any Interested Party that perform services or functions that are material to the Group Companies or any part of the Business or operations of the Group Companies. Since January 1, 2020, all transactions pursuant to which any Interested Party has purchased any services, products or technology from, or sold or furnished any services, products or technology to, any Group Company have been on an arms-length basis on terms no less favorable to such Group Company than would be available from an unaffiliated third party.
4.27    Insurance
(a)    Section 4.27 of the Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each current insurance policy issued locally in Canada to the Group Companies: the name of the insurer, the policy number, coverage limits, amount of deductible, expiration date and annual premiums. The Vendors have made available to the Purchaser summaries of all such policies as well as the Vendor Master D&O Policy and the Vendor Master Cyber Policy, including any amendments or supplements thereto. Each such policy is in full force and effect, and all premiums thereof are currently paid in accordance with the terms thereof. The Group Companies have not received written notice of a default with respect to their obligations under, or notice of cancellation or nonrenewal of, any of such policies. To the Knowledge of the Vendors, there are no circumstances or occurrences which would reasonably be expected to form the basis of a material increase in premiums for the current insurance coverage maintained by the Group Companies beyond standard market premium increases as a result of policy audits or other market factors. Since January 1, 2020, the Group Companies have not received any claim denials or reservation of risk letters. To the Knowledge of the Vendors, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any insurance claim in excess of $1,000,000.

(b)    Pursuant to the existing terms of the Master directors and officers insurance, employment practices liability and fiduciary liability policy issued in favour of the Guarantor and/or its Affiliates (the “Vendor Master D&O Policy”), the Group Companies and their respective directors and officers will be afforded coverage for acts prior to the Closing to the same extent such directors and officers were covered prior to the Closing until the sixth anniversary of the Closing Date.
(c)    Pursuant to the existing terms of the Master Cyber insurance policy issued in favour of the Guarantor and/or its Affiliates (the “Vendor Master Cyber Policy”), the Group Companies will be afforded coverage for acts prior to the Closing for Professional Liability, Media Liability, Network Security and Privacy Regulatory Defense Fines and Penalties until the third anniversary of the Closing Date.
4.28    Anti-Corruption and Anti-Bribery Laws
(a)    None of the Group Companies or, to the Knowledge of the Vendors, any of their respective representatives or joint venture partners authorized to act on their behalf, in carrying out or representing the Business, have violated the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption or anti-bribery Laws of any other jurisdiction where the Business is carried on.
(b)    None of the JV Entities or, to the Knowledge of the Vendors, any of their respective representatives or joint venture partners authorized to act on their behalf, in carrying out or representing the Business, have violated the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption or anti-bribery Laws of any other jurisdiction where the Business is carried on.
4.29    Sufficiency of Assets
The property and assets owned, licensed and/or leased by the Group Companies, taking into account all services, licenses and rights to be delivered or given pursuant to the Transaction Documents, are sufficient to permit the continued operation of the Business immediately following the Closing in substantially the same manner as conducted as of the date of this Agreement.
4.30    Bankruptcy and Insolvency
(a)    No Group Company has: (i) proposed a compromise or arrangement to its creditors generally or had one proposed on its behalf; (ii) had any application for a bankruptcy order filed against it; (iii) taken any proceeding with respect to a compromise or arrangement; (iv) taken any proceeding to make an assignment of all of its property for the general benefit of its creditors or to have itself declared a bankrupt or an insolvent person or to liquidate, dissolve or be wound up (other than a solvent wound up) or seeking any other relief in respect of itself under any federal, provincial or foreign applicable Law, relating to bankruptcy, winding-up, insolvency, receivership, restructuring of business, assets or debt, reorganization of business (such applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); (v) taken or been made the subject of any proceeding to have a receiver (either court or privately appointed), interim receiver, receiver and manager (either court or privately appointed) or other similar official appointed over any of its property or assets; (vi) had any encumbrancer or other similar Person take possession of any of its property or assets; or (vii) had any execution, distress or analogous process become enforceable or become levied upon any of its property or assets.
(b)    No JV Entity has: (i) proposed a compromise or arrangement to its creditors generally or had one proposed on its behalf; (ii) had any application for a bankruptcy order filed against it; (iii) taken any proceeding with respect to a compromise or arrangement; (iv) taken any proceeding to make an assignment of all of its property for the general benefit of its creditors or to have itself declared a bankrupt or an insolvent person or to liquidate, dissolve or be wound up (other than a solvent wound up) or seeking any other relief in respect of itself under any federal, provincial or foreign applicable Law, relating to bankruptcy, winding-up, insolvency, receivership, restructuring of business, assets or debt, reorganization of business (such applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); (v) taken or been made the subject of any proceeding to have a receiver (either court or privately appointed), interim receiver, receiver and manager (either court or privately appointed) or other similar official appointed over any of its property or assets; (vi) had any encumbrancer or other similar Person take possession of any of its property or assets; or (vii) had any execution, distress or analogous process become enforceable or become levied upon any of its property or assets.
4.31    No Material Adverse Change
Since December 31, 2022 to the date of this Agreement, there has been no Material Adverse Change and no event has occurred nor do any circumstances exist which would reasonably be expected to result in a Material Adverse Change.
4.32    No Brokers’ Fees
There are no fees, commissions or payments or similar compensation payable to any broker, finder or agent with respect to the Transactions engaged by or on behalf of the Vendors or any of the Group Companies for which the Purchaser or any Group Company will be liable.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
The Purchaser represents and warrants to the Vendors as follows:
5.1    Organization and Authority
The Purchaser is duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation. The Purchaser has full corporate or other applicable organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Purchaser of each Transaction Document to which it is a party and the performance by the Purchaser of the Transactions have been duly approved by all requisite corporate or other applicable action of the Purchaser. Upon the execution and delivery by the Purchaser of each Transaction Document to which it is a party, such Transaction Document shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the

Purchaser in accordance with the terms of such Transaction Document, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or similar Laws now or hereafter in effect affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity).
5.2    No Conflicts
Neither the execution and delivery of this Agreement or any other Transaction Document by the Purchaser nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate, conflict with, result in a breach of, or constitute a default under, any Organizational Document of the Purchaser; (b) subject to the receipt of the Competition Act Approval, violate any Law to which the Purchaser or any assets, rights or properties owned or used by the Purchaser are subject or (c) violate, conflict with, result in a breach of, in any material respect, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to receive notice, cancel, terminate, modify or exercise any remedy under, any Contract to which the Purchaser is a party that would reasonably be expected to prevent, impede or materially delay consummation of the Transactions.
5.3    No Brokers’ Fees
Except as disclosed by the Purchaser to the Vendors prior to the date hereof, the Purchaser has no liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
5.4    Investment Canada Act
The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act, RSC 1985, c 28 (1st Supp), as amended.
5.5    Purchase for Investment
The Purchaser is acquiring the Purchased Shares solely for its own account for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including securities Laws. The Purchaser agrees that Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under applicable securities Laws, except pursuant to an exemption from such registration or qualification under applicable securities Laws. The Purchaser is an “Accredited Investor” (as such term is defined in National Instrument 45-106 or the Securities Act (Ontario), as may be amended from time to time). The Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience.
5.6    Adequate Funds
The Purchaser has adequate funds in place as of the date of this Agreement and will have adequate funds in place at Closing to complete the Transactions and to make all of the payments contemplated by this Agreement, without the need to access external sources of financing.

ARTICLE 6
COVENANTS
6.1    Exclusivity
(a)    The Vendors acknowledge and agree that, commencing on the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article 8 (the “Exclusivity Period”), the Purchaser shall have the sole and exclusive right to purchase the Purchased Shares and to carry out the Transactions contemplated hereunder.
(b)    During the Exclusivity Period, the Vendors and their Affiliates shall not (in the case of the JV Entities, to the extent within the control of the Vendors and their Affiliates), and shall not authorize or permit any of the Representatives of any of the Group Companies, directly or indirectly, to:
(i)    solicit, initiate, encourage or induce the submission of any inquiry, proposal or offer (an “Acquisition Proposal”) from any Person relating to the direct or indirect acquisition of any or all of the Purchased Shares or any material assets of any of the Group Companies or any merger, arrangement, share exchange, recapitalization, consolidation, amalgamation or other business combination or business arrangement or similar transaction by any of the Group Companies with any other Person;
(ii)    participate in any discussions or negotiations regarding any Acquisition Proposal;
(iii)    furnish any information to any Person in connection with or in response to an Acquisition Proposal; or
(iv)    enter into or execute any confidentiality agreement, letter of intent, expression of interest, term sheet or other binding or non-binding Contract contemplating or otherwise relating to any Acquisition Proposal, provided that the restrictions set forth in this Section 6.1 shall not apply to the matters contemplated by Section 6.15.
(c)    If the Vendors, any of their Affiliates or any of the Group Companies receive any oral or written Acquisition Proposal, or any indication of interest or request for information relating to any potential Acquisition Proposal at any time during the Exclusivity Period, the Vendors shall promptly (and in any event within one (1) Business Day of receipt) advise the Purchaser of the receipt of such Acquisition Proposal, including, subject to existing confidentiality obligations as of the date hereof, the identity of the Person or group of Persons involved. The Vendors shall promptly (and in any event within one (1) Business Day of receipt), subject to existing confidentiality obligations as of the date hereof, furnish the Purchaser with a copy of any written Acquisition Proposal, indication of interest, request for information or other information that it receives relating to a potential transaction and shall keep the Purchaser fully informed on a current basis of any modifications to such Acquisition Proposal or information.
(d)    The Vendors hereby represent and warrant that they, their Affiliates and the Group Companies (in the case of the JV Entities, to the extent within the control of the Vendors and their Affiliates) have suspended all discussions and negotiations, if any, with any Person (other than the Purchaser) regarding any Acquisition Proposal.
6.2    Access
(a)    During the Interim Period, the Vendors will and will cause the Group Companies (in the case of the JV Entities, to the extent within the control of the Vendors) to: (a) make available to the Purchaser and its representatives all information and documents reasonably required for purposes of completing the Transactions, (b) cooperate, as reasonably requested, with the Purchaser and its Affiliates in order to coordinate transition and integration of the Group Companies into the business of the Purchaser and/or its Affiliates after Closing in accordance with the Transition Services Agreement (including the Transition Plan (as defined in the Transition Services Agreement)), and (c) allow reasonable access to the Group Companies’ senior management personnel in such manner and at such reasonable times as may be designated by the Vendors so as not to disrupt the routine daily affairs of any of the Group Companies or the confidentiality of the Transactions. Subject to the immediately preceding sentence, the Vendors will cause the Group Companies’ senior management personnel (in the case of the JV Entities, to the extent within the control of the Vendors) to cooperate reasonably with the Purchaser and its representatives. Notwithstanding the foregoing, none of the Vendors or any of their Affiliates shall be required to provide such access if the Vendors determine, based on the advice of external legal counsel, that doing so would reasonably be expected to violate applicable Law or an applicable Order.
(b)    During the Interim Period, the Parties shall cooperate in good faith to finalize, as soon as practicable, (i) a mutually agreeable Transition Services Agreement, prepared in accordance with the form attached hereto as Exhibit B, and (ii) a mutually agreeable Transition Plan (as defined in the Transition Services Agreement), which will meet the requirements for such Transition Plan as set out in the Transition Services Agreement, and such Transition Plan shall be appended to the Transition Services Agreement as Schedule 2 once finalized.
6.3    Transferred Information
Each Party agrees to comply with its obligations under applicable Laws (including Privacy Laws) with respect to Transferred Information, and to the extent the following actions are required by Privacy Laws:
(a)    prior to the Closing Date, the Purchaser shall not use or disclose the Transferred Information for any purposes other than those related to determining if it shall proceed with the Transactions, the performance of this Agreement, or the consummation of the Transactions, and shall protect the security of all Transferred Information in a manner consistent with security safeguards appropriate to the sensitivity of the information;
(b)    following the Closing Date, the Parties (i) shall not use or disclose the Transferred Information for any purposes other than (A) those purposes for which the information was initially collected, permitted to be used or disclosed prior to the Closing Date, or for which additional consent was or is obtained, or (B) as otherwise permitted or required by applicable Laws; (ii) shall protect the security of all Transferred Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Transferred Information;
(c)    the Purchaser shall notify the individuals to whom the Transferred Information relates, within a reasonable period of time after the Closing Date, that the Transactions has been completed and that the Transferred Information has been disclosed to the Purchaser; and
(d)    if the Transactions do not proceed, the Purchaser shall return to the Vendors or, at the Vendors’ request, securely destroy the Transferred Information within a reasonable time.
6.4    Conduct of Business – Positive Covenants
(a)    Except (1) as contemplated by this Agreement, including pursuant to the Pre-Closing Reorganization, (2) with the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law or Order or (4) as set forth in Section 6.4 of the Disclosure Schedule, during the Interim Period, the Vendors will, and will cause the Company and each Wholly-Owned Subsidiary to:
(i)    operate the Business only in the Ordinary Course of Business;
(ii)    take all actions to preserve the Business and the goodwill of the Group Companies and its relationships with customers, suppliers and others having business dealings with it, in each case, in all material respects, to keep available the services of the employees of the Group Companies in all material respects and to maintain in full force and effect all Contracts material to the Business to which any of the Group Companies is a party;
(iii)    maintain all of the Group Companies’ equipment and other tangible properties and assets in the same condition as they now exist, in all material respects, ordinary wear and tear excepted;
(iv)    maintain the books, records and accounts of the Group Companies in the Ordinary Course of Business, and record all transactions on a basis consistent with past practice;
(v)    use commercially reasonable efforts to make capital expenditures in (i) amounts and (ii) relative mix between digital growth investments (new builds, conversions, relocations), other growth investments and maintenance capital expenditures, consistent in all material respects with the full year forecasts for 2023 totalling $16,950,000 and 2024 totalling $10,530,000, made available to the Purchaser in the Data Room; and
(vi)    keep in full force all of the Group Companies’ current insurance policies or replace them with comparable policies on similar terms (it being understood that, if any such policy is up for renewal, the Group Companies are unable to renew such policy on similar terms despite using commercially reasonable efforts to do so and the Purchaser does not consent to the entry into a new policy that provides comparable coverage, the failure to keep in full force any such policy shall not be deemed a violation of this Section 6.4(a)(vi).

(b)    The Vendors shall use, and shall cause the Group Companies to use, their respective reasonable best efforts to engage, at the Purchaser’s sole cost and expense, a mutually agreed public company accounting firm to (i) conduct audit procedures to be determined in consultation with, and approved by the Purchaser, acting reasonably, in respect of the balance sheet accounts in the Interim Financial Statements relating to fixed assets, leases and leasehold interests as set forth on Section 6.4(b) of the Disclosure Schedule, and (ii) prepare and deliver a report to the Group Companies and the Purchaser concurrently in respect of such audit procedures as soon as practicable following the date hereof and, in any event, no later than ten (10) Business Days prior to the Closing Date.
(c)    From the date hereof until the date that is twelve (12) months following the Closing Date, if requested by the Purchaser, the Vendors and the Purchaser shall use, and the Vendors and the Purchaser shall cause their respective Affiliates to use, their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with any third party to any Shared Contract), to obtain a partial assignment of, or a joinder to, any Contract related in any material respect to the Business and to which the Vendors or any their Affiliates are party and a Group Company is not a party (the “Shared Contracts”). To the extent that an assignment or joinder with respect to a Shared Contract is not obtained prior to Closing, then from and after the Closing until the earlier of (i) such joinder or assignment being obtained and (ii) the date that is twelve (12) months following the Closing Date, the Vendors shall, and shall cause their Affiliates to, not amend, terminate or waive any provision of such Shared Contract that would reasonably be expected to be materially prejudicial to the Group Companies without the Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(d)    The Vendors shall, and shall cause the Group Companies (other than the JV Entities) to, to the extent within the control of the Vendors or the Group Companies (other than the JV Entities) and permitted by the Organizational Documents of the JV Entities, cause each of the JV Entities to comply with the provisions of this Section 6.4 as if each such JV Entity was a Wholly-Owned Subsidiary of the Company for the purposes of this Section 6.4.
(e)    The Vendors shall, and shall cause the Group Companies to, use commercially reasonable efforts to complete all actions listed as “Recommendations” in Section 6.4(e) of the Disclosure Schedule prior to Closing.
(f)    The Vendors shall take the actions set forth in Section 6.4(f) of the Disclosure Schedule.
6.5    Conduct of Business – Negative Covenants
(a)    Except (1) as contemplated by this Agreement, including pursuant to the Pre-Closing Reorganization, (2) with the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed and, solely in the case of clause (iii) below, shall be deemed given if the Purchaser provides no written response within five Business Days after receipt of a written request from the Vendors for such consent), (3) as required by applicable Law or Order or (4) as set forth in Section 6.5 of the Disclosure Schedule, during the Interim Period, the Vendors shall ensure that the Company and each Wholly-Owned Subsidiary shall not, directly or indirectly:

(i)    sell or otherwise dispose of any of its properties or assets, except for assets sold or otherwise disposed of in the Ordinary Course of Business, or mortgage, pledge or grant or suffer to exist any Encumbrance on any of its properties or assets (other than Permitted Encumbrances or Encumbrances that will be terminated, released and discharged on or prior to the Closing Date);
(ii)    make any capital expenditure that deviates by more than 5% from the relative mix between digital growth investments (new builds, conversions, relocations), other growth investments and maintenance capital expenditures set forth in Exhibit C;
(iii)    enter into any Contract that had it been in effect as of the date of this Agreement would have been required to be set forth on Section 4.14 of the Disclosure Schedule, or amend or terminate any Material Contract (which, for the avoidance of doubt, shall include any renewal or expiration of such Material Contract in accordance with its terms), other than in the Ordinary Course of Business (except for Contracts in clauses (ii), (xiii), (xvi), (xvii) or (xix) of the definition of Material Contracts);
(iv)    amend or terminate any Employee Benefit Plan in existence as of the date hereof or establish any new Employee Benefit Plan, in each case other than in the Ordinary Course of Business or where required by applicable Law;
(v)    offer to employ or engage any prospective employee or Individual Independent Contractor, or terminate the employment or engagement of any of its employees or Individual Independent Contractors, in each case earning annual compensation in excess of $250,000, other than (i) the hiring of individuals to replace departed employees or Individual Independent Contractors or (ii) terminations for “cause” (as determined in the reasonable discretion of the employing entity);
(vi)    grant, promise or agree to any of its directors, officers, employees, consultants or independent contractors (other than, solely with respect to employees, consultants or independent contractors, in the Ordinary Course of Business) (i) any increase in the compensation of any such directors, officers, employees, consultants or independent contractors, (ii) any right to participate in, or any increase in entitlements under, any retention, change of control, termination or severance programs, or (iii) any increase in benefits under any Employee Benefit Plan in any material respect, except, in each case of clauses (i) through (iii), (A) as required by the terms of any Employee Benefit Plan or (B) any increases for which the Guarantor or any of its Affiliates (other than any Group Company) shall be solely obligated;
(vii)    take any action to amend the articles of incorporation, by-laws or other Organizational Documents of any of the Group Companies;
(viii)    redeem or repurchase any shares in the capital of the Group Companies;
(ix)    issue or authorize for issuance any shares in the capital of any of the Group Companies or effect any share split, share consolidation,

recapitalization or other reorganization of the capital of any of the Group Companies, or grant or award any option, warrant or other right to acquire any shares of any of the Group Companies;
(x)    file an amended Tax Return that could increase the Taxes payable by any of the Group Companies, make any election relating to Taxes, enter into any agreement with any Tax authority, settle or compromise any Proceeding relating to Taxes, or consent to the waiver of any statute of limitations relating to any claim or audit of Taxes;
(xi)    initiate, discharge, settle, satisfy, compromise or make any payment in connection with any Proceeding or threatened Proceeding (other than a Proceeding relating to Taxes) for an amount in excess of $500,000;
(xii)    enter into any new line of business, introduce any new type of products or services or change in any material respect any line of business, product or services;
(xiii)    abandon, modify, waive or terminate any material Permit related to the Business;
(xiv)    acquire (by merger, consolidation, amalgamation, acquisition of shares or assets or otherwise) any other Person, substantially all of the assets of any other Person, or all or any part of another Person’s business;
(xv)    pay, discharge or satisfy any claims, liabilities or obligations other than in the Ordinary Course of Business, or delay or postpone payment of accounts payable or other liabilities other than in the Ordinary Course of Business;
(xvi)    incur, assume or guarantee any Indebtedness;
(xvii)    make or provide any loans or advances, except for (i) transactions between or among the Group Companies only (other than the JV Entities) or (ii) intercompany transactions in the Ordinary Course of Business;
(xviii)    subject to Section 6.5(xix), other than in the Ordinary Course of Business, purchase, lease or otherwise acquire the right to own, use or lease any property or assets;
(xix)    purchase, lease or otherwise acquire the right to own, use or lease any real property for use as an office; or
(xx)    change any accounting practices or principles from those applied in the preparation of the Financial Statements, other than those required or permitted by GAAP or other applicable accounting standards or required by applicable Law.
(b)    The Vendors shall, and shall cause the Group Companies (other than the JV Entities) to, to the extent within the control of the Vendors or the Group Companies (other than the JV Entities) and permitted by the Organizational Documents of the JV Entities, cause each of the JV Entities to comply with the provisions of this Section 6.5 as if each such JV Entities was a Wholly-Owned Subsidiary for the purposes of this Section 6.5.
6.6    Notice of Certain Events
During the Interim Period, each Party will, as soon as possible, notify the other Parties of:
(a)    any facts that come to its attention which would, or would reasonably be expected to, cause or constitute a breach of any of its representations and warranties herein contained as of the date of this Agreement;
(b)    in the case of the Vendors, any Material Adverse Change;
(c)    any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and
(d)    the occurrence of any event that would reasonably be expected to make the satisfaction of any of the conditions contained in Section 7.4 or Section 7.6, as applicable, impossible or unlikely, provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, however, that any failure by a Party to deliver such notice shall not be deemed to result in a breach of any covenant or agreement of such Party hereunder (including this Section 6.6) (it being understood that this proviso shall have no effect on whether the underlying facts, matters or circumstances otherwise result in a breach of a representation or warranty contained in this Agreement).
6.7    Competition Act
(a)    The Purchaser shall file as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date hereof, a request to the Commissioner for an advance ruling certificate in respect of the Transactions or, in the alternative, a letter confirming that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transactions.
(b)    Unless the Parties mutually agree otherwise, the Parties shall file a notice to the Commissioner with the prescribed information in respect of the Transaction pursuant to section 114(1) of the Competition Act as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date hereof.
(c)    The Purchaser shall, acting reasonably, in good faith, and following consultation with the Vendors and after giving fair consideration to the Vendors’ views, direct all aspects of the regulatory process in connection with obtaining Competition Act Approval. Notwithstanding the preceding sentence:
(i)    the Vendors and the Purchaser shall cooperate and furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission in connection with obtaining Competition Act Approval;

(ii)    each of the Vendors, on the one hand, and the Purchaser, on the other hand, shall provide to the other Party copies of all submissions, filings and other written communications to be provided to a Governmental Authority in connection with Competition Act Approval or any other applicable competition regulation, will provide reasonable opportunity to comment on such submissions, filings and other written communications, and will give fair consideration to any such comments prior to submitting such submissions, filings and other written communications to the Governmental Authority; notwithstanding the foregoing, submissions, filings or other written communications to a Governmental Authority may be redacted as necessary before sharing with the other Party to address reasonable solicitor-client, attorney-client or other privilege or confidentiality concerns, provided that external legal counsel to the Vendors and the Purchaser shall receive non-redacted versions of drafts and final submissions, filings or other written communications to the Governmental Authority on the basis that the redacted information will not be shared with their respective clients;
(iii)    the Vendors and the Purchaser shall promptly inform the other Party of any substantive communication received by such Party from any Governmental Authority or proposed to be made to any Governmental Authority and shall provide the other Party and its counsel an opportunity to attend and participate in any meetings of a substantive nature with a Governmental Authority with respect to the Competition Act Approval or any other applicable competition regulation;
(iv)    the Vendors and the Purchaser shall make and use commercially reasonable efforts to obtain Competition Act Approval and avoid or eliminate any impediments that may be asserted by the Commissioner in order to permit Closing to take place as soon as practicable and in any event before the Outside Date;
(v)    the Purchaser shall not undertake any acquisition or enter into any agreement to undertake any acquisition that is reasonably likely to materially delay, impair, or impede the obtaining of the Competition Act Approval; and
(vi)    the Purchaser and the Vendors shall (a) use their respective best efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents in relation to the Competition Act or any other applicable competition regulation, including using best efforts to comply with a supplementary information request issued pursuant to subsection 114(2) of the Competition Act within ninety (90) days of issuance, and (b) not (i) extend any waiting period under the Competition Act or any other applicable competition regulation, or (ii) enter into an agreement with any Governmental Authority not to consummate the Transactions, except, in each case, with the prior consent of the other Parties.
(d)    All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Authority in connection with obtaining Competition Act Approval shall be paid by the Purchaser.

6.8    Other Regulatory Approvals
The Parties shall forthwith and in any event within ten (10) Business Days from the signing of this Agreement, make such other applications to obtain all Regulatory Approvals other than the Competition Act Approval and, in doing so, each Party will cooperate with the other Parties and use its commercially reasonable efforts and keep the other Parties reasonably informed as to the status of those applications.
6.9    Actions to Satisfy Closing Conditions
During the Interim Period, the Vendors and the Purchaser shall use commercially reasonable efforts to satisfy and fulfill the conditions set out in Section 7.4 and Section 7.6, respectively.
6.10    Consents and Approvals
Commencing forthwith after the date hereof, and subject to the terms and conditions herein, the Vendors shall use commercially reasonable efforts to obtain, at or prior to the Closing, all Consents required to be obtained, and providing all filings and notices required to be provided, in connection with the Transactions, including those listed in Section 6.10 of the Disclosure Schedule. The Vendors shall be responsible for any documented fees or payments owed in connection with obtaining any such Consents or providing any required notices; provided, however, that the Vendors (and their Affiliates) shall not be required to pay or commit to pay any amount to (or incur any obligation or grant any concession in favor of) any Person (other than any fee expressly required under the terms of any Contract or committing to pay the reimbursement of such Person’s reasonable expenses in connection with obtaining such Consent). The Purchaser shall cooperate with the Vendors and provide reasonable assistance to the Group Companies in obtaining any such Consents.
6.11    Real Property Matters
At the reasonable request of the Purchaser, the Vendors agree to reasonably assist the Purchaser in connection with arranging new owner’s title insurance policies (at the sole cost of the Purchaser) for one or more of the Owned Real Property in such form, with such additional endorsements, and in amounts acceptable to the Purchaser, acting reasonably, insuring a Group Company’s interest in such Owned Real Property, subject, in each case, to Permitted Encumbrances. The title insurance company shall be a nationally recognized title company, and any owner affidavits required by such title company shall be in form and substance reasonably satisfactory to the Vendors.  For the avoidance of doubt, the issuance of any such title insurance policies shall not constitute a condition to Closing. At the Purchaser’s reasonable request, the Vendors shall use commercially reasonable efforts to obtain estoppel certificates in respect of each of the Leases requested by the Purchaser.
6.12    Guarantee
The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Purchaser, as principal and not as surety, the due and punctual performance (including, where applicable, payment) by the Vendors (and their successors and permitted assigns) of each of the Vendor’s respective obligations to the Purchaser under this Agreement, in each case in accordance with and solely if, as and when required by the terms of this Agreement, as the same may be amended from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Guarantor or any Vendor or any successor or permitted assignee of any of the foregoing Persons. The Guarantor shall be jointly and severally liable with the Vendors for all the Vendors’ obligations to the

Purchaser under this Agreement. If for any reason the Vendors shall fail or be unable to duly and punctually pay or perform, or cause to be duly and punctually paid or performed, any of their respective obligations to the Purchaser under this Agreement as and when required pursuant to this Agreement, the Guarantor shall duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such obligations. The Guarantor hereby agrees that the Purchaser shall not have to proceed first against the Vendors (or any of them) in respect of any such matter before exercising its rights under this guarantee against Guarantor; and Guarantor agrees to be liable for all guaranteed obligations of the Vendors as if it were the principal obligor of such obligations. The Guarantor waives notice of acceptance, notice of default and all other notices (including notice of presentment and protest) to which the Guarantor might otherwise be entitled and all other rights that might, under principles of suretyship or guaranty Law or otherwise, constitute a defense to the obligations of the Guarantor. Notwithstanding any other provision of this Section 6.12, the Purchaser hereby agrees that (i) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor of any obligations pursuant to this Section 6.12, any claim, set-off, deduction, defense or release that any Vendor could assert against the Purchaser or any other Person, as the case may be, under the terms of, or with respect to, this Agreement and (ii) any failure by the Purchaser to comply with the terms of this Agreement, including any breach by the Purchaser of any representation, warranty or covenant contained herein (whether such breach results from Fraud or otherwise), that would relieve the Vendors of their obligations under this Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantor of the corresponding obligations pursuant to this Section 6.12.
6.13    Resignations
The Vendors shall use commercially reasonable efforts to cause to be delivered to the Purchaser on the Closing Date the written resignation of each director and officer of the Company and each Subsidiary designated in writing by the Purchaser at least ten (10) Business Days prior to Closing and a mutual release of claims (subject to customary exceptions) against such directors and officers by the Company or such Subsidiary, as applicable, in a form mutually agreeable to the Parties, acting reasonably, in each case, conditioned upon, and effective concurrently with, the Closing.
6.14    Pre-Closing Reorganization
The Vendors shall implement the Pre-Closing Reorganization prior to the Closing, subject to the following conditions: (i) prior to completion of the Pre-Closing Reorganization, Newco shall have established a bank account with the Canadian branch of a Schedule I bank in Canada and all payments to be made by the Purchaser to the Vendors pursuant to this Agreement on account of the Purchase Price (including any adjustments thereto) shall be made to such account; (ii) Newco shall have agreed in writing to be bound as a Vendor by the terms and conditions of this Agreement; (iii) prior to the Pre-Closing Reorganization being finalized and effected, the Vendors shall have given the Purchaser and its counsel timely opportunity to review and comment on all documentation relating to the Pre-Closing Reorganization, incorporating such reasonable comments made by the Purchaser and its counsel, and all such documentation shall be reasonably satisfactory to the Purchaser before the Pre-Closing Reorganization is effected; (iv) the Vendors shall have provided the Purchaser with copies of all documentation executed in connection with the Pre-Closing Reorganization as may be required for the Purchaser to meet its obligations under this Agreement; and (v) all expenses incurred in connection with the Pre-Closing Reorganization shall be borne by the Vendors.

6.15    JV Entities
(a)    Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, promptly following the execution of this Agreement, the Vendors shall cause 559733 British Columbia Ltd. and/or its designee (the “Outfront Limited Partner”) to deliver (i) the Right of First Refusal Notice (as defined in that certain Amended and Restated Limited Partnership Agreement dated May 2004 of Outfront JCD LP (the “Outfront JCD LPA”)) to JCD Canada Co. and/or its designee (the “JCD Limited Partner”), which Right of First Refusal Notice shall be in form and substance satisfactory to the Purchaser, acting reasonably, and will include a purchase price for the Outfront Limited Partner’s partnership interest in Outfront JCD LP equal to (x) $39,600,000 (the “Partnership Interest Value”) plus (y) if the Vancouver Holdback Condition is satisfied prior to the expiry of the Holdback Period, the amount of the Vancouver Holdback Payment, subject to a proportional adjustment for Cash, Working Capital and Indebtedness in accordance with Article 2, and a Target Closing Date Working Capital with respect to the JV Entities of $2,177,000, and all other information required to be included in such Right of First Refusal Notice pursuant to the Outfront JCD LPA, and (ii) the Right of First Refusal Notice (as defined in that Shareholders’ Agreement dated May 2004 among 559733 British Columbia Ltd., JCDecaux North America, Inc. (the “JCD Shareholder”), Outfront JCDecaux Street Furniture Canada Ltd. (f/k/a Viacom Outdoor JCDecaux Street Furniture Canada Ltd.) (“JCD GP”), Outfront Media LLC (f/k/a/ Viacom Outdoor Inc.) (“Outfront JCD GP”) and JCDecaux SA (the “Outfront JCD USA”)) to the JCD Shareholder and/or its designee, which Right of First Refusal Notice shall be in form and substance satisfactory to the Purchaser, acting reasonably, and will include a purchase price for the Outfront Limited Partner’s shares of JCD GP equal to $400,000 (the “GP Share Value”) and all other information required to be included in such Right of First Refusal Notice pursuant to the Outfront JCD USA.
(b)    In the event that, within thirty days after the receipt by the JCD Limited Partner or the JCD Shareholder, as applicable, of the applicable Right of First Refusal Notice, the JCD Limited Partner and the JCD Shareholder, as applicable, delivers notice to the Outfront Limited Partner of the exercise of its right to purchase the Outfront Limited Partner’s partnership interest in Outfront JCD LP and the shares in JCD GP (the “ROFR Exercise Notice”), then, notwithstanding anything to the contrary in this Agreement (but subject to Section 6.15(c)):
(i)    the Vendors shall be permitted to sell or transfer, or cause the sale or transfer of, all of the Equity Securities it holds, directly or indirectly, in the JV Entities to (x) the JCD Limited Partner, the JCD Shareholder or their respective designees or (y) an Affiliate of the Vendors that is not a Group Company (so that such Affiliate can effect the sale or transfer of such Equity Securities to the JCD Limited Partner, the JCD Shareholder or their respective designees), and in either case, such that the Equity Securities shall not be owned, directly or indirectly, by any Group Company at the Closing and shall be excluded from the transactions contemplated by this Agreement, and upon completion of such sale or transfer pursuant to paragraph (i):

(ii)    notwithstanding the requirements of Section 6.4 and Section 6.5 of this Agreement, the Group Companies, the Vendors or their Affiliates, as applicable, shall be entitled to distribute or retain, as applicable, any proceeds from the sale of such Equity Securities to the JCD Limited Partner, the JCD Shareholder or their respective designees;
(iii)    the Base Purchase Price shall be automatically reduced by an amount equal to the sum of (a) the Partnership Interest Value, (b) the GP Share Value, (c) any Taxes of a Group Company (other than JCD GP) arising as a result of the sale of such Equity Securities (including as a result of the distribution of any proceeds from the sale of such Equity Securities) and (d) the amount of the Vancouver Holdback Payment (in which event the provisions relating to the Vancouver Holdback Payment in Sections 2.3, 2.4 and 2.8 shall cease to apply);
(iv)    the Target Closing Date Working Capital shall be automatically reduced by $2,177,000;
(v)    the representations and warranties contained in this Agreement with respect to the JV Entities, and the covenants in Sections 6.4(d) and 6.5(b), shall be deemed to have been accurate or complied with, as applicable, in all respects, it being further understood that the inaccuracy of any such representation or warranty, or the nonperformance of any such covenant, shall not be deemed a breach of any provision of this Agreement; and
(vi)    for greater certainty and the avoidance of doubt, (A) the amount of any Taxes deducted from the Base Purchase Price pursuant to Section 6.15(b)(iii) above shall be excluded from the calculation of Indebtedness and Working Capital, and (B) the calculation of (1) any amount of Taxes required to be paid by the Vendors pursuant to Section 10 of this Agreement or (2) Indemnified Taxes shall be computed having regard to (i) the Taxes of a Group Company (other than JCD GP) arising as a result of the sale of such Equity Securities (including as a result of the distribution of any proceeds from the sale of such Equity Securities) and (ii) any amount of income, gain or loss allocated in respect of an interest in Outfront JCD LP pursuant to the Outfront JCD LPA, provided that in such case no amount of income, gain or loss of Outfront JCD LP otherwise calculated in accordance with Section 10.6 of this Agreement shall be considered, in each case except to the extent such Taxes have already been taken into account in the adjustment of Purchase Price pursuant to this Section 6.15(b).
(c)    If the JCD Limited Partner and JCD Shareholder deliver a ROFR Exercise Notice in accordance with the Outfront JCD LPA and the Outfront JCD USA that is not subsequently irrevocably rescinded or revoked and the Closing is scheduled to occur prior to the consummation of the acquisition of the Equity Securities in the JV Entities, the Vendors shall be required to cause the transfer of such Equity Securities to an Affiliate of the Vendors (other than a Group Company) prior to the Closing and the provisions of Section 6.15(b) shall apply.
(d)    Notwithstanding anything to the contrary in this Section 6.15, in the event that (i) the JCD Limited Partner and the JCD Shareholder fail to timely deliver a ROFR Exercise Notice in accordance with the Outfront JCD LPA and the Outfront JCD

USA or (ii) the JCD Limited Partner or the JCD Shareholder timely delivers a ROFR Exercise Notice under either such agreement but subsequently fails to consummate the acquisition of the Equity Securities in the JV Entities as and in the time period required pursuant to the Outfront JCD LPA or the Outfront JCD USA, the provisions of Section 6.15(b) shall not apply.
ARTICLE 7
CLOSING
7.1    Date, Time and Place of Closing
The Closing shall take place on the Closing Date by means of a “virtual closing” whereby required executed closing deliverables are circulated by electronic mail in pdf or other electronic form and released at such time and pursuant to such protocols and confirmations as legal counsel to the Purchaser and the Vendors may agree in writing.
7.2    Vendors’ Closing Deliveries. At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following documents:
(a)    a transfer of the Purchased Shares, duly executed by the applicable Vendor or the holder of such Purchased Shares immediately prior to the Closing;
(b)    the minute books and share register books of each of the Company and each Subsidiary;
(c)    a bring-down certificate of a senior officer of each Vendor dated as of the Closing Date certifying the matters set forth in Section 7.4(a), Section 7.4(b) and Section 7.4(c), in a form mutually agreeable to the Parties, acting reasonably;
(d)    a factual certificate of an officer of the Company dated as of the Closing Date certifying (i) the constating documents of the Company, and (ii) the resolution of the board of directors or shareholders of the Company approving the transfer of the Purchased Shares in accordance with the constating documents of the Company;
(e)    the resignation letters and mutual releases in accordance with and pursuant to Section 6.13;
(f)    a termination agreement, effective as of the Closing Date, among the applicable Group Companies, on the one hand, and the Vendors or their applicable Affiliates, as applicable, on the other hand, terminating the related party agreements identified in Section 7.2(f) of the Disclosure Schedule;
(g)    the Termination and Release; and
(h)    the Transition Services Agreement, duly executed by each Vendor and the Guarantor.

7.3    Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following documents and payments:
(a)    a bring-down certificate of a senior officer of the Purchaser dated as of the Closing Date certifying the matters set forth in Section 7.6(a) and Section 7.6(b), in a form mutually agreeable to the Parties, acting reasonably;
(b)    a certificate of status, certificate of good standing or equivalent of the Purchaser, as of a recent date, from its jurisdiction of organization;
(c)    the payments referred to in Section 2.4;
(d)    an executed copy of the bound R&W Policy; and
(e)    the Transition Services Agreement, duly executed by the Purchaser.
7.4    Purchaser’s Conditions. The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement, including the purchase of the Purchased Shares, unless, at or before the Closing, each of the conditions listed below in this Section 7.4 has been satisfied, it being understood that the conditions in Sections 7.4(a) and 7.4(b) are included for the exclusive benefit of the Purchaser. The Vendors shall take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the conditions listed below in this Section 7.4 are fulfilled at or before Closing.
(a)    Representations and Warranties. The representations and warranties of the Vendors and the Guarantor in Article 3 and Article 4 (other than the Vendor Fundamental Representations) shall be true and correct at the Closing (other than representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date), in each case except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (without giving effect to any qualifications as to materiality in such representations and warranties). The Vendor Fundamental Representations (other than the representations and warranties in Section 3.1, the first three sentences of Section 3.2, Section 3.6, Section 4.3, Section 4.5 and Section 4.32) shall be true and correct in all material respects at the Closing (other than such Vendor Fundamental Representations that are made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date, and without giving effect to any qualifications as to materiality in such representations and warranties). The representations and warranties of the Vendors and the Guarantor in Section 3.1, the first three sentences of Section 3.2, Section 3.6, Section 4.3, Section 4.5 and Section 4.32 shall be true and correct in all respects at the Closing, other than for de minimis inaccuracies (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date, other than for de minimis inaccuracies).
(b)    Vendor Compliance and Deliverables. The Vendors shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on their part to be performed or complied with at or before the Closing.

(c)    Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Effect.
(d)    No Law. During the Interim Period, no Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that prohibits consummation of the transactions contemplated by this Agreement to be completed on or before the Closing.
(e)    Competition Act Approval. The Competition Act Approval shall have been obtained.
(f)    Capital Expenditures. The Estimated Closing Date Capital Expenditures shall not be less than 80% of the Target Closing Date Capital Expenditures.
7.5    Condition Not Fulfilled. If any condition in Section 7.4 has not been fulfilled at the Outside Date, or if any such condition is, or becomes, impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may either:
(a)    terminate this Agreement by notice to the Vendors, as provided in Section 8.1(b); or
(b)    waive compliance with any such condition without prejudice to its right of termination in the event of non fulfilment of any other condition.
7.6    Vendors’ Conditions. The Vendors shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing, each of the conditions listed below in this Section 7.6 has been satisfied, it being understood that the conditions in Sections 7.6(a) and 7.6(b) are included for the exclusive benefit of the Vendors. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 7.6 are fulfilled at or before the Closing.
(a)    Representations and Warranties. The representations and warranties of the Purchaser in Article 5 (other than the Purchaser Fundamental Representations) shall be true and correct at the Closing (other than representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date), in each case except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions (without giving effect to any qualifications as to materiality in such representations and warranties). The Purchaser Fundamental Representations shall be true and correct in all material respects at the Closing (other than such Purchaser Fundamental Representations that are made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date, and without giving effect to any qualifications as to materiality in such representations and warranties).
(b)    Purchaser’s Compliance and Deliverables. The Purchaser shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing, excluding the Purchaser’s obligations in Article 2, which the Purchaser shall have performed and complied with in all respects.
(c)    No Law. During the Interim Period, no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that prohibits consummation of the transactions contemplated by this Agreement to be completed on or before the Closing.
(d)    Competition Act Approval. The Competition Act Approval shall have been obtained.
7.7    Condition Not Fulfilled. If any condition in Section 7.6 has not been fulfilled at the Outside Date or if any such condition is, or becomes, impossible to satisfy, other than as a result of the failure of the Vendors to comply with their obligations under this Agreement, then the Vendors in their sole discretion may either:
(a)    terminate this Agreement by notice to the Purchaser as provided in Section 8.1(c); or
(b)    waive compliance with any such condition without prejudice to its right of termination in the event of non fulfilment of any other condition.
ARTICLE 8
TERMINATION
8.1    Termination
This Agreement may be terminated on or prior to the Closing Date:
(a)    by the mutual written agreement of the Vendors and the Purchaser;
(b)    by written notice from the Purchaser to the Vendors as permitted in Section 7.5;
(c)    by written notice from the Vendors to the Purchaser as permitted in Section 7.7; or
(d)    by written notice from the Purchaser or the Vendors to the other Parties if the Closing has not occurred by the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.1(d) if such Party’s failure to perform any obligation or covenant under this Agreement to be performed at or prior to the Closing has been the principal cause of or has resulted in the failure of the Closing Date to occur.
8.2    Effect of Termination. If this Agreement is terminated:
(a)    by the Vendors or by the Purchaser under Section 8.1, subject to Section 8.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Article 8, Section 11.1 and Article 12, which shall survive such termination; and

(b)    by a Party under Section 8.1(b) or 8.1(c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then the terminating Party’s rights to pursue all other legal remedies under this Agreement (including pursuant to Section 8.3) with respect to such breach will survive such termination, unimpaired.
8.3    Termination Amount
(a)    Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Termination Amount Event occurs, subject to Section 8.3(d), the Purchaser shall, following termination of this Agreement in accordance with its terms, pay an amount equal to $20,000,000.00 (the “Termination Amount”) to the Vendors (or as the Vendors may direct by notice in writing) in accordance with Section 8.3(c), in consideration for the Vendors agreeing to relinquish and terminate their rights under this Agreement. If the Purchaser determines in good faith that the payment of the Termination Amount is subject to any deduction or withholding of any Tax under applicable Law, then the Purchaser shall be entitled to make such deduction or withholding in accordance with Section 2.9 and shall timely remit the full amount deducted or withheld to the relevant Governmental Authority.
(b)    For purposes of this Agreement, “Termination Amount Event” means the termination of this Agreement by any Party pursuant to Section 8.1(d) as a result of the condition(s) in (i) Sections 7.4(d) or 7.6(c) (solely as such conditions relate to seeking Competition Act Approval) or (ii) Section 7.4(e) or 7.6(d) not being satisfied, in each case, at a time when all other conditions to Closing set forth in Sections 7.4 and 7.6 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at Closing); provided that the failure by the Vendors or the Group Companies to perform any of their covenants or agreements under this Agreement is not the principal cause of or has not resulted in the failure to obtain the Competition Act Approval by the Outside Date or the matter giving rise to the termination right under 8.1(d).
(c)    The Termination Amount shall be paid by the Purchaser by wire transfer of immediately available funds to an account designated by the Vendors within five (5) Business Days after the occurrence of the Termination Amount Event.
(d)    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that without these agreements the Parties would not enter into this Agreement. The Parties further acknowledge that the Termination Amount is a payment in consideration for the disposition of the rights of the Vendors under this Agreement and that the Termination Amount is a genuine pre-estimate of the damages, including opportunity costs, which the Vendors will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Purchaser irrevocably waives any right it may have to raise as a defence that any such amounts are excessive or punitive.
(e)    Notwithstanding anything to the contrary provided elsewhere herein, if the Purchaser, following termination of this Agreement in accordance with its terms, pays to the Vendors the full payment of the Termination Amount in accordance with the terms of this Section 8.3(e): (i) the receipt by the Vendors of the Termination Amount shall be the sole and exclusive remedy for any and all losses or damages suffered by the Vendors or any of their Affiliates or representatives in connection with this Agreement (and the termination hereof) and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Vendors or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Purchaser, any of its Affiliates or any of their respective former, current or future officers, directors, partners, shareholders, managers or members arising out of or in connection with this Agreement or any of the other transactions contemplated hereby or any matters forming the basis for such termination, and (ii) upon payment of the Termination Amount, none of such Persons shall have any further liability or obligation relating to or arising out of this Agreement, its termination or any of the transactions contemplated hereby, in the case of each of clauses (i) and (ii), other than in the event of Fraud or intentional misconduct by the Purchaser or any of its Affiliates; provided, however, that, notwithstanding the foregoing, all of such Persons bound by the Confidentiality Agreement shall remain obliged pursuant to, and the Vendors and their Affiliates will be entitled to seek remedies with respect to, the Confidentiality Agreement in accordance with its terms.
ARTICLE 9
INDEMNIFICATION
9.1    Survival. Subject to the limitations set forth in Section 9.5 and Section 9.6, all provisions of this Agreement, other than the conditions in Article 7 (which conditions shall terminate at Closing), shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the payment of the consideration for the Purchased Shares.
9.2    Indemnity by the Vendors. From and after the Closing, the Vendors shall jointly and severally indemnify the Purchaser Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:
(a)    any breach of any Vendor Fundamental Representation;
(b)    any breach or any non-fulfilment of any covenant or agreement on the part of the Vendors contained in this Agreement;
(c)    any Taxes of the Group Companies for any Pre-Closing Tax Period, except to the extent that such Taxes: (i) have already been included in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6, as the case may be; (ii) result from any breach or non-fulfillment of Section 10.9 or any other covenant or agreement on the part of the Purchaser or any of its Affiliates contained in this Agreement; or (iii) result from any action taken outside of the Ordinary Course of Business on the Closing Date after the Closing by the Purchaser or any of its Affiliates (including the Group Companies), other than acts in accordance with the terms of this Agreement; (such Taxes subject to indemnification under this Section 9.2(c), “Indemnified Taxes”);
(d)    (i) any breach of the representations and warranties in Section 4.16 to the extent such breach relates to any vulnerabilities identified as medium, high or critical in the penetration testing conducted by the Group Companies on or around August 17, 2023, or (ii) any breach of the representations and warranties in Section 4.21(a) or 4.21(b), in each case to the extent such breach relates to the Owned Real Property located at 375-377 Horner Avenue, Toronto, Ontario; provided that for the purposes of this Section 9.2(d), the representations and warranties in Sections 4.16, 4.21(a) and 4.21(b) shall be deemed to have been made without qualifications as to materiality; and
(e)    the matters set out in Section 9.2(e) of the Disclosure Schedule, except to the extent that such amounts have already been paid prior to the Closing Date or included in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6, as the case may be.
9.3    Indemnity by the Purchaser. From and after the Closing, the Purchaser shall indemnify the Vendor Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:
(a)    any breach of any representation or warranty contained in Article 5; and
(b)    any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement.
9.4    Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 9, the Indemnified Party shall within fifteen (15) Business Days of becoming so aware give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a Third Party Claim or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):
(a)    the factual basis for the Direct Claim or Third Party Claim, as the case may be;
(b)    the specific sections of this Agreement pursuant to which indemnification is being sought;
(c)    the estimated amount of the potential Damages arising therefrom; and
(d)    such other information as is reasonably necessary to enable the Indemnifying Party to assess the merits of the potential claim.
Nothing in this Section 9.4 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Section 9.5(a) or 9.5(b) in order to permit recovery pursuant to Section 9.2(a), 9.2(c), 9.2(d), 9.2(e) or 9.3(a), as the case may be. In respect of any Claim Notice concerning Taxes required to be paid by any Group Company, a Purchaser Indemnified Party shall deliver with its Claim Notice a copy of any assessment, reassessment, notice of confirmation thereof, proposal to assess or reassess, appeal or notification of a similar proceeding, together with all correspondence related to such documents.

9.5    Time Limits for Claim Notice for Breach of Representations and Warranties and Covenants
(a)    Notice by the Purchaser. No Damages may be recovered from the Vendors pursuant to Section 9.2(a), 9.2(c), 9.2(d) or 9.2(e) unless a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:
(i)    with respect to Vendor Fundamental Representations, on or before the date that is six (6) years following the Closing Date;
(ii)    with respect to Indemnified Taxes, at any time before the date that is ninety (90) days after the relevant Governmental Authorities are no longer entitled to assess or reassess any Group Company in respect of the Taxes in question, having regard, without limitation, to:
(A)    any waiver given by the Company or such Subsidiary, as applicable, before the Closing Date in respect of such Taxes; and
(B)    any entitlement of a Governmental Authority to assess or reassess the Company or such Subsidiary without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default;
(iii)    with respect to a claim for Damages under Section 9.2(d)(i), on or before the earlier of the date (A) on which the Vendors provide a certificate to the Purchaser, in a form satisfactory to the Purchaser, acting reasonably, that all actions listed as “Recommendations” in Schedule 6.4(e) of the Disclosure Schedule have been completed, and (B) that is three (3) years following the Closing Date; and
(iv)    with respect to a claim for Damages under Section 9.2(d)(ii) or Section 9.2(e), on or before the date that is three (3) years following the Closing Date, provided, however, that in the event of Fraud relating to a representation and warranty of the Vendors or the Guarantor in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. This Section 9.5(a) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Section 9.2(b).
(b)    Notice by the Vendors. No Damages may be recovered from the Purchaser pursuant to Section 9.3(a) unless a Claim Notice is delivered by the Vendors in accordance with the timing set out below:
(i)    with respect to Purchaser Fundamental Representations, on or before the date that is six (6) years following the Closing Date; and
(ii)    with respect to all other representations and warranties given by the Purchaser, on or before the first anniversary of the Closing Date;
provided, however, that in the event of Fraud relating to a representation and warranty of the Purchaser in this Agreement, then notwithstanding the foregoing time limitations, the Vendors’ Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. This Section 9.5(b) shall not be construed to impose any time limit on the Vendors’ right to assert a claim to recover Damages under Section 9.3(b).
(c)    Unless a Claim Notice has been duly given to the Indemnifying Party in accordance with the timing set out in the applicable subsection of this Section 9.5, with respect to the matters referred to in any such subsection (subject to the exception set forth in Section 9.5(a) or 9.5(b) in the event of Fraud), each Indemnifying Party shall be released on the date set out in such subsection, from all obligations to indemnify the Indemnified Parties in respect thereof.
9.6    Limitations
Notwithstanding anything to the contrary in this Agreement:
(a)    The Purchaser Indemnified Parties shall be entitled to recover any indemnifiable Damages from the Vendors pursuant to Section 9.2 only (i) if and to the extent that the R&W Policy does not provide coverage for such Damages; (ii) if the R&W Policy provides coverage for such Damages, to the extent such Damages exceed available coverage under the R&W Policy; and (iii) to the extent such Damages arise out of or relate to matters contemplated by Section 9.2(b), 9.2(c), 9.2(d) or 9.2(e) (in the case of clause (iii), without first exhausting the coverage available under the R&W Policy).
(b)    The aggregate indemnification obligations of the Vendors for all claims made by the Purchaser Indemnified Parties pursuant to Section 9.2(d)(ii) shall be limited to a maximum aggregate amount of $1,000,000.
(c)    No Damages may be recovered from the Vendors pursuant to Section 9.2(d)(i) or 9.2(d)(ii) unless and until the accumulated aggregate amount of Damages of the Purchaser Indemnified Parties arising pursuant to Section 9.2(d)(i) or 9.2(d)(ii), in each case, exceeds $100,000, in which event the accumulated amount of all such Damages may be recovered.
(d)    The aggregate indemnification obligations of the Vendors pursuant to Section 9.2 for all claims made by the Purchaser Indemnified Parties shall be limited to a maximum aggregate amount of Damages for all such claims not to exceed the Purchase Price; provided that, to extent any indemnifiable Damages pursuant to Section 9.2 exceed the available coverage under the R&W Policy and such Damages arise out of or relate to Fraud, the Vendors shall be required to indemnify the applicable Purchaser Indemnified Party for such Damages without giving effect to the maximum aggregate amount of Damages set forth in this Section 9.6(d).
9.7    Agency for Non-Parties. Notwithstanding Section 12.2, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.
9.8    Mitigation. Each Indemnified Party shall use reasonable efforts to mitigate any claim or liability that such Indemnified Party asserts or is reasonably likely to assert under this Article 9. In the event that any Indemnified Party shall fail to make such reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of any Damages that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
9.9    Provisions. No Indemnifying Party shall be liable under this Article 9 in respect of any Damages to the extent that the fact, matter, event or circumstance giving rise to the claim or on which it is based is allowed, provided, accrued or reserved for in the Financial Statements.
9.10    Contingent Liabilities. No Indemnifying Party shall be liable under this Article 9 in respect of any Damages which are contingent unless and until such contingent Damages become an actual liability and are due and payable.
9.11    No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article 9 or under any other agreement delivered pursuant to this Agreement more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement and/or other agreements delivered pursuant to this Agreement). For greater certainty, no Damages may be claimed under this Article 9 by any Indemnified Party to the extent such amounts are included in any adjustment amount to the Purchase Price paid under Section 2.7.
9.12    Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have sixty (60) days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 9, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60-day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.
9.13    Third Party Claims
(a)    Subject to the provisions of this Section 9.13, the Indemnifying Party shall have sixty (60) days from receipt of a Claim Notice to elect, at its option, to exercise its right to assume and control the defense of, at its own expense and by counsel of its own choosing, any such Third Party Claim, and shall be entitled to assert any and all defences available to the Indemnified Party to the fullest extent permitted by Law.
(b)    The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if the R&W Insurance Provider has assumed the investigation and defence of such Third Party Claim in accordance with the terms of the R&W Policy.
(c)    If the Indemnifying Party elects to assume control of any such Third Party Claim as contemplated by Section 9.13(a), the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defence of such Third Party Claim. Such cooperation shall include (a) allowing the Indemnifying Party and its Representatives to investigate the fact, matter, event or circumstance alleged to give rise to the Third Party Claim and using commercially reasonable efforts to make available to the Indemnifying Party, its then current officers, directors and employees to act as witnesses (including interviews, the preparation and submission of witness statements and the giving of evidence at any related hearing); (b) promptly furnishing all material and information relating to the Third Party Claim; (c) preserving all material evidence relating to the Third Party Claim; and (d) providing reasonable access to any Representatives of the Parties as reasonably needed; provided that, in each case, such cooperation shall not unduly interfere with the operation of the Indemnified Party’s business. The Indemnifying Party shall not consent to the settlement or discharge of such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of money Damages to be paid by the Indemnifying Party and unless the settlement or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing of the Indemnified Party. Notwithstanding the Indemnifying Party’s election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to monitor the defence of such Third Party Claim, and the Indemnified Party shall bear the fees, costs and expenses of such separate counsel.
(d)    If the Indemnifying Party, after receiving a Claim Notice with respect to a Third Party Claim, does not elect to assume control of such Third Party Claim within sixty (60) days after receipt thereof or if the Indemnifying Party fails to conduct the defence with reasonable diligence, the Indemnified Party shall have the right to assume control of such Third Party Claim (upon providing further written notice thereof to the Indemnifying Party), subject to the right of the Indemnifying Party to (a) assume the control of such Third Party Claim at any time prior to the settlement or Final Determination thereof; and (b) approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not agree to the settlement or discharge of, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article 9, no Indemnifying Party shall have any liability under this Article 9 for any Damages arising out of or in connection with any Third Party Claim that is settled or discharged by an Indemnified Party without the prior, written consent of such Indemnifying Party.
(e)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.13 shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 10.2.
9.14    Compulsory Payments Prior to Settlement
(a)    In the case of a notice of assessment or reassessment, a notice of confirmation of an assessment or reassessment, a notice of garnishment, or a similar document in respect of any Indemnified Taxes (a “Tax Indemnification Event”), the Vendors shall, within fifteen (15) days of receipt of written notice of such claim, reimburse the applicable Purchaser Indemnified Party for an amount equal to (a) the full amount of such Indemnified Taxes in respect of which a Governmental Authority is permitted to take collection action, or (b) the full amount that has been garnished and applied towards any Indemnified Taxes, as applicable.

(b)    Upon the occurrence of a final determination by a Governmental Authority or court from which no appeal may be taken (a “Final Determination”) with respect to a Tax Indemnification Event, (i) to the extent that the total of the amounts previously paid by the Vendors in respect of the relevant Indemnified Taxes is less than the amount so determined to be the amount of the Indemnified Taxes, the Vendors shall forthwith (and, in any event, within fifteen (15) days of the time that the applicable Purchaser Indemnified Party notifies the Vendors of the occurrence of the Final Determination) pay to such Purchaser Indemnified Party the amount of the Indemnified Taxes less the total of the amounts previously paid, and (ii) to the extent that the total of the amounts previously paid by the Vendors in respect of such Indemnified Taxes exceeds the amount so determined to be the amount of the Indemnified Taxes, such Purchaser Indemnified Party shall forthwith upon receipt or confirmation of any refund or credit of such Indemnified Taxes (and, in any event, within fifteen (15) days of the receipt or confirmation of such refund or credit) pay to the Vendors the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Purchaser Indemnified Party in respect of such refund, credit or interest).
9.15    Net Financial Benefit
No Indemnifying Party shall be liable under this Article 9 in respect of any Damages suffered by any Indemnified Party to the extent there are any offsetting savings by, or quantifiable net financial or Tax benefits, to such Indemnified Party arising from such Damages or the facts, matters, events or circumstances giving rise to such Damages. If the Indemnified Party receives such savings or benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such savings or benefit at such time or times as and to the extent that such savings or benefit is realized by the Indemnified Party. In the case of Taxes, a “savings” or “benefit” shall be deemed to be realized with respect to a taxable year or period if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year or period, calculated by excluding any Tax items attributable to such Damages (or portion thereof), exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year or period, calculated by taking into account any Tax items attributable to the Damages or portion thereof (to the extent permitted by relevant Tax Laws and treating such Tax items as the last items claimed for any taxable year or period), provided that for these purposes such a “savings” or “benefit” shall only be considered to arise in the taxable year or period in which a payment in resect of such Damages is made, in a preceding taxable year or period or in the first taxable year or period following the taxable year or period in which such payment was made.
9.16    Insurance and Other Recoveries
Notwithstanding anything contained in this Agreement to the contrary, Damages of all Indemnified Parties shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to the R&W Policy or any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which any Indemnified Party is a party or has rights) by the Indemnified Parties in connection with the facts giving rise to the right of indemnification. Except as otherwise set forth herein, the applicable Indemnified Parties shall use commercially reasonable efforts to recover from insurance policies (including the R&W Policy) or other applicable sources of recovery the maximum portion of any Damages of such Indemnified Parties. If the applicable Indemnified Parties shall have used commercially reasonable efforts to recover any amounts recoverable under insurance policies (including the R&W Policy) or other applicable sources of recovery and shall not have recovered the applicable

Damages, the applicable Indemnifying Party shall be liable for the amount by which such Damages exceeds the amounts actually recovered, subject to Section 9.2 and Section 9.6. If the applicable Indemnified Parties fail to use commercially reasonable efforts to recover any amounts recoverable under insurance policies (including the R&W Policy) or other applicable sources of recovery, the applicable Indemnifying Party shall not be required to indemnify the applicable Indemnified Party for that portion of any Damages that would reasonably be expected to have been recovered had the applicable Indemnified Parties used such commercially reasonable efforts.
9.17    Characterization of Indemnification Payments
Unless otherwise required by Law, any payment made pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price.
9.18    Exclusive Remedy
Except for (i) any specific performance remedy to which a Party is entitled pursuant to Section 12.12 and (ii) claims of, or causes of action arising from, Fraud, the Purchaser and each Vendor, on behalf of itself and each other Purchaser Indemnified Party or Vendor Indemnified Party, as applicable, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9.
ARTICLE 10
TAX MATTERS
The following provisions shall govern the allocation of responsibility between the Purchaser and the Vendors for certain Tax matters following the Closing Date:
10.1    Preparation of Tax Returns
(a)    The Vendors will prepare, or cause to be prepared all Tax Returns for each Group Company for all taxable periods ending on or prior to the Closing Date that are not filed prior to the Closing Date (“Pre-Closing Tax Returns”), in each case, in a manner consistent with prior practice of such Group Company except to the extent otherwise required by applicable Law, provided that no Group Company shall deduct any amount in the nature of a reserve or claim any Tax credit that would require it to include in a taxable period ending after Closing any amount of income, except to the extent (i) the reserve was claimed under paragraph 20(1)(l) of the Tax Act in the Ordinary Course of Business, (ii) the Tax liability in respect of such income (determined as though such income were the only income or loss of the entity for the tax period and without regard for the availability of any loss carryforwards or carrybacks that did not arise in a Pre-Closing Tax Period) has already been taken into account in the Closing Statement as finally determined in accordance with Section 2.5 or Section 2.6 or (iii) a related liability for deferred revenue or similar amount was taken into account in the final determination of the Purchase Price. The Parties agree and acknowledge that, at the request of the Purchaser or the Vendors, each Group Company shall make an election pursuant to subsection 256(9) of the Tax Act in respect of its taxation year ending as a consequence of the acquisition of control of it by the Purchaser. The Vendors will provide a draft of all such Pre-Closing Tax Returns to the Purchaser within at least thirty (30) days prior to their filing due date and will consider in good faith all reasonable comments made by the Purchaser at least fifteen (15) days prior to the filing due date. The Purchaser or the Group Companies, as the case may be, shall file or cause to be filed such Pre-Closing Tax Returns. The Vendors shall timely pay or cause to be timely paid to Purchaser all Taxes indicated as due and payable on such Tax Returns prior to the due date for such Taxes, except to the extent that such Taxes were taken into account in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, and without duplication of Taxes taken into account in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6, as the case may be, any amount of Taxes required to be paid by the Vendors pursuant to this Article 10 or as an Indemnified Tax shall be determined by reflecting (i) income or loss of the applicable Group Company for the applicable Pre-Closing Tax Period, and (ii) the amount of income, gain or loss of Outfront Media LP or Outfront JCD LP for the applicable fiscal period that includes the Closing Date as having been allocated to such other applicable Group Company in respect of that applicable Pre-Closing Tax Period to the extent and in the manner contemplated by Section 10.6 and shall be deemed to be shown on any such relevant Tax Return and (iii) in respect of Outfront JCDecaux Furniture Canada Ltd., shall reflect the Company’s proportionate indirect interest in a manner consistent with the methodology set out in Exhibit C.
(b)    The Purchaser shall prepare or cause to be prepared all Tax Returns required to be filed by the Group Companies in respect of a Straddle Period that are due after the Closing Date, to the extent not filed on or prior to the Closing, in each case, in a manner consistent with prior practice of such Group Company, except to the extent otherwise required by applicable Law. The Purchaser will provide a draft of all such Tax Returns together with an allocation of the Taxes shown as due on such Tax Return to the Pre-Closing Straddle Portion (computed in accordance with Section 10.5) to the Vendors within at least thirty (30) days prior to their filing due date and will consider in good faith all reasonable comments made by the Vendors at least fifteen (15) days (or, in the case of any Tax Return that is required to be filed on a quarterly (or faster) basis, within seven (7) days) after receipt by the Vendors of such draft Tax Return. The Vendors shall timely pay or cause to be timely paid to Purchaser all Taxes indicated as due and payable on such Tax Returns and allocated to the Pre-Closing Straddle Portion, except to the extent that such Taxes were taken into account in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6, as the case may be.
10.2    Cooperation on Tax Matters
(a)    The Purchaser and the Vendors will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article 10 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser will cause all books and records with respect to Tax matters pertinent to any Group Company relating to any taxable period beginning on or before the Closing Date to be retained until the later of (i) one hundred eighty (180) days after the expiration of the statute or period of limitations of the respective taxable periods, and (ii) the expiration of the retention period prescribed by applicable Law. Any information obtained pursuant to this Section 10.2(a) (or otherwise pursuant to this Agreement) shall be kept confidential by the Parties hereto, except as necessary to be disclosed in connection with such Tax Return Proceeding, or as required by applicable Law.
(b)    If any Tax authority informs the Vendors, on the one hand, or any of the Group Companies or the Purchaser, on the other hand, of any proposed or actual audit, examination, investigation, adjustment, claim, assessment, reassessment or demand concerning the amount of Taxes of the Group Companies (a “Tax Audit”) with respect to periods ending before the Closing Date or Straddle Periods, the party so informed will notify the other parties of such matter as soon as practicable, and in any event within fifteen (15) Business Days of so being informed of such Tax Audit. The failure to give such notice shall not relieve the Vendors of any indemnification obligations in respect of any Taxes provided hereunder except to the extent that such failure materially prejudices the ability of the Vendors to defend a Tax Audit or otherwise exercise their rights hereunder.
(c)    Subject to Section 10.2(d) and notwithstanding any other term of this Agreement, the Purchaser will control any Tax Audit; provided, that: (i) the Vendors, at the Vendors’ sole cost and expense, will have the right to participate in any Tax Audit which relates to Taxes for which the Vendors (or any of them) may be liable pursuant to Article 9; and (ii) the Purchaser will not settle or otherwise resolve any Tax Audit (and will not allow any Group Company to settle or otherwise resolve any Tax Audit), if such settlement or other resolution relates to Taxes for which Vendors (or any of them) may be liable pursuant to Article 9, without the prior written consent of the Vendors, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Purchaser’s control of any Tax Audit pursuant to this Section 10.2(c) shall not be interpreted as limiting any right to indemnification related to such Tax Audit in accordance with the terms of this Agreement.
(d)    Notwithstanding Section 10.2(c), the Vendors, at the Vendors’ sole cost and expense, will have the right to control any Tax Audit solely with respect to any Pre-Closing Tax Period; provided, that: (i) the Vendors have paid to the applicable Governmental Authority all amounts (if any) required to be paid in order to contest such Tax Audit under applicable Laws (provided that to the extent the Vendors are successful, in whole or in part, in such contest and there is a refund or credit against cash Taxes otherwise actually due of any such amounts, such refund or credit shall be paid to the Vendors within fifteen (15) days of receipt or credit, together with any interest received or credited in respect thereof); (ii) the Vendors will pursue such Tax Audit diligently and in good faith; (iii) the Vendors will keep the Purchaser reasonably informed regarding the status of such Tax Audit and the Purchaser will be provided copies of any material correspondence relating thereto; (iv) the Vendors will consult in good faith with the Purchaser regarding the defense of such Tax Audit, and the Purchaser, at the Purchaser’s sole cost and expense, will have the right to participate, or cause the Group Company to which such Tax Audit relates, to participate, in such Tax Audit; (v) the Vendors will provide to the Purchaser a reasonable opportunity to comment on any representations or submissions proposed to be made to a Governmental Authority in respect of such Tax Audit and to attend any conference call or meeting with any such Governmental Authority with respect to such matters; and (vi) the Vendors will not settle, resolve or abandon such Tax

Audit without the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed.
10.3    Tax Treatment
The Purchaser and the Vendors shall treat any payment made or received pursuant to Section 2.7, Article 9 and Article 10 as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.
10.4    Restrictive Covenants
The Vendors and the Purchaser acknowledge and agree that no portion of the Purchase Price shall be allocable to, and no proceeds shall be received or receivable by the Vendors for, granting the restrictive covenants set forth in this Agreement and that such restrictive covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Shares being acquired pursuant to this Agreement for purposes of subsection 56.4(7) of the Tax Act. For the avoidance of doubt, nothing in this Section 10.4 will diminish, limit or derogate from the validity or enforceability of the restrictive covenants set forth in this Agreement and each Vendor agrees that it will not assert or claim that this Section 10.4 diminishes, limits or derogates from the validity or enforceability of such restrictive covenants in any manner whatsoever.
10.5    Straddle Periods
For the purposes of this Agreement, Taxes for a Straddle Period shall be allocated to the Pre-Closing Straddle Portion of such Straddle Period as follows: (a) Taxes imposed on a periodic basis (such as real or personal Taxes and similar ad valorem Taxes) that arise during a Straddle Period shall be prorated on a per diem basis and the Taxes for the period up to but not including the Closing Date shall be allocated to the Pre-Closing Straddle Portion; and (b) all other Taxes shall be allocated by assuming that the Straddle Period consisted of two taxable periods, one which ended immediately prior to the Closing and the other which began at the beginning of the Closing, and such Taxes shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books of such entities were closed immediately prior to the Closing and the Taxes payable for the period ending immediately prior to the Closing shall be allocated to the Pre-Closing Straddle Portion. The Parties agree that the above allocations for Taxes for any Straddle Period shall apply regardless of which Party is statutorily obligated to pay the relevant Taxes to the Governmental Authority for the Straddle Period.
10.6    Allocation of Income
(a)    The Parties agree that for purposes of computing and allocating responsibility for Taxes pursuant to this Agreement (including, for greater certainty, (i) any amount taken in account in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or Section 2.6, as the case may be, (ii) an amount of Taxes required to be paid by Vendors pursuant to this Article 10 or (iii) an amount as an Indemnified Tax) in respect of a fiscal period of a Partnership that includes the Closing as between the Pre-Closing Tax Period and the Post-Closing Tax Period, each Partnership shall be deemed for purposes of this Agreement to have had its fiscal period that includes the Closing Date end immediately prior to the Closing (the “First Notional Fiscal Period”), a new fiscal period of such Partnership shall be deemed for purposes of this Agreement to begin immediately following the end of the First Notional Fiscal Period, and each Partnership shall be deemed for purposes of this Agreement to have allocated, for Canadian and provincial income tax purposes, all items of income, gain and losses, as the case may be, on a closing of the books basis to its partners as at the end of such First Notional Fiscal Period in accordance with this Section 10.6 and the terms of the applicable Limited Partnership Agreement. For purposes of this Section 10.6(a) the amount of any income, gain or loss shall be determined in a manner consistent with prior practice of each Partnership except to the extent otherwise required by applicable Law.
(b)    For purposes of determining the amount of any Taxes, (i) taken in account in the Closing Date Balance Sheet as finally determined in accordance with Section 2.5 or 2.6, as the case may be, (ii) required to be paid by Vendors pursuant to this Article 10 or (iii) an amount of an Indemnified Tax in respect of Outfront JCDecaux Street Furniture Canada Ltd., such amount of Taxes shall reflect the Company’s proportionate indirect interest in Outfront JCDecaux Street Furniture Canada Ltd. in a manner consistent with the methodology set out in Exhibit C.
10.7    Refunds
If a refund, credit or other reduction of Taxes of a Group Company (in this subsection, a “Recipient”), including any interest thereon, in respect of any Pre-Closing Tax Period (including credits in respect of estimated Tax payments made prior to Closing) (any such amount, a “Refund”), is received in cash (or, in the case of any credit or other reduction of Taxes, where such credit or other reduction is utilized to offset cash Taxes otherwise actually due) by such Recipient, the Purchaser shall to the extent such Refund is not accounted for in computing the Purchase Price or attributable to the carryback of any Tax attributes generated in a Post-Closing Tax Period, within ten (10) days of receipt in cash (or, in the case of any credit of Taxes, when such credit is utilized to offset cash Taxes otherwise actually due), pay the amount of the Refund, after deduction of any reasonable out-of-pocket costs and any Taxes incurred by the Recipient in connection with such Refund, if any, including the amount of Taxes, if any, to which such Recipient would be subject as a result of the receipt of such Refund, as directed by Vendors. The Purchaser shall, at the direction of the Vendors, use commercially reasonable efforts to file for and obtain, or cause the Group Companies to file for and obtain, any Refunds specifically identified by the Vendors. Any amount paid pursuant to this Section 10.7 shall be deemed an adjustment to the Purchase Price to the maximum extent allowable by applicable Law.
10.8    Reportable Transactions
The Parties agree to reasonably cooperate in good faith to determine whether any transaction set out in this Agreement, or any transaction that may be considered to be part of the same series of transactions as the transaction set out in this Agreement, is a “reportable transaction” (as defined in section 237.3 of the Tax Act), is a “notifiable transaction” (as defined in section 237.4 of the Tax Act) or is otherwise required to be reported to any applicable Governmental Authority under any analogous provision of any comparable Law of any province or territory of Canada, including any transaction subject to mandatory disclosure rules under the Taxation Act (Québec) (the “Mandatory Reporting Rules”) and, if any such transaction is mutually determined to be required to be so reported, to cooperate to make any such report on a timely basis. The Vendors and the Purchaser agree to reasonably cooperate in good faith in the preparation of any such report and the information to be reported therein. Notwithstanding the foregoing, no Party to this Agreement shall be under any obligation not to report a transaction under the Mandatory Reporting Rules that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Tax Act or other Law. Each Party agrees to notify the other Parties if it determines that any transaction contemplated by this Agreement, or any transaction that may be considered part of the same series of transactions as a transaction contemplated by this

Agreement, is required to be reported pursuant to the Mandatory Reporting Rules or if the Party otherwise intends to file any information returns in connection with this Agreement pursuant to the Mandatory Reporting Rules. In the event the Vendors wish to file an information return in respect of the Pre-Closing Reorganization, the Vendors shall notify the Purchaser of such intent and shall provide a draft of such return to Purchaser prior to filing. The Vendors and Purchaser shall reasonably cooperate in good faith in the preparation of any such information returns and the information to be reported therein and Purchaser shall be provided with any such reports filed with a Governmental Authority.
10.9    Post-Closing Tax Covenant
Notwithstanding anything to the contrary herein, without the prior written consent of the Vendors (such consent not to be unreasonably withheld, conditioned or delayed), none of the Purchaser or any of its Affiliates (including, after the Closing Date, the Group Companies) shall (i) amend any Tax Returns of a Group Company for any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Group Companies that is effective in any Pre-Closing Tax Period, (iii) make any voluntary disclosures to, or enter into any voluntary disclosure agreement or similar program with, any Governmental Authority either (x) for any Pre-Closing Tax Period or (y) with respect to any Tax position that predominantly affects a Pre-Closing Tax Period, (iv) extend or waive any applicable statute of limitations with respect to any Tax of any Group Company for any Pre-Closing Tax Period or any Tax Return required to be filed by or with respect to any Group Company for any Pre-Closing Tax Period (other than any such extension that is agreed to in the context of a Tax Audit in accordance with Section 10.2); or (v) adopt or change any accounting method or practice for, or that has retroactive effect to, any Pre-Closing Tax Period of any Group Company.
10.10    Pre-Closing Reorganization
In advance of implementing the Pre-Closing Reorganization, each Vendor shall apply to the Canada Revenue Agency (“CRA”) for a clearance certificate under subsection 116(1) of the Tax Act in respect of the proposed disposition of the Purchased Shares owned by such Vendor on the basis that such Purchased Shares are "taxable Canadian property" for purposes of the Tax Act (the “Section 116 Applications”). The Section 116 Applications shall include a covering letter that describes the transfer of the Purchased Shares to Newco, the consideration payable by Newco in respect thereof and the subsequent sale of the Purchased Shares by Newco to the Purchaser pursuant to this Agreement. The Vendors shall provide a draft of the Section 116 Applications to the Purchaser for its review no later than ten (10) Business Days prior to submitting such applications to the CRA and shall consider in good faith all reasonable comments made by the Purchaser. The Vendors shall pay such amounts to the CRA or furnish security acceptable to the CRA in order to obtain clearance certificates in respect of the proposed dispositions. The Vendors shall timely pay all other Taxes to the CRA that arise in connection with the Pre-Closing Reorganization (including any amounts arising under Part XIII of the Tax Act). The Vendors shall keep the Purchaser informed of the status of the Section 116 Applications (including notice of receipt of clearance certificates under section 116 as well as any developments that could impact the amounts payable to the CRA by the Vendors in connection with the Pre-Closing Reorganization) and shall notify and keep the Purchaser reasonably informed of the status of any Proceeding arising in connection with the Pre-Closing Reorganization.

ARTICLE 11
ADDITIONAL COVENANTS
11.1    Press Releases and Public Announcements
No Party nor any Affiliate or Representative thereof shall issue any press release or make any public announcement relating to the subject matter of this Agreement or any other Transaction Document without the prior written approval of the Purchaser and the Vendors; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or by the rules of applicable stock exchanges, in which case the Party required to make the public disclosure shall allow the other Parties reasonable time to comment thereon in advance of such public disclosure and the disclosing party shall consider in good faith any reasonable comments provided by the other Parties. Notwithstanding the foregoing, the Purchaser and the Vendors shall not be required to obtain the prior written approval of the other Party, and no opportunity to review and comment shall be provided to the other Party, with respect to any press release or other public announcement made by any Party which is consistent with prior public disclosure and the terms of this Agreement and does not contain any information relating to the Parties, the Group Companies or any of their respective Affiliates that has not been previously announced or made public in accordance with the terms of this Agreement including any financial statement or management discussion and analysis disclosure in respect of the Group Companies or the purchase of the Purchased Shares presented by the Purchaser, the Vendors or any of their respective Affiliates.
11.2    Confidentiality
From and after the Closing, each Vendor shall hold in confidence, other than to the extent compelled to disclose by judicial or administrative process, or by other requirements of Law or rules of applicable stock exchanges, all documents and information to the extent relating to the Group Companies or the properties, rights assets or Business, including the Transaction Documents (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations or enforcement of rights of such Vendor pursuant to this Agreement or any other Transaction Documents, (ii) can be shown to have been in the public domain through no fault of such Vendor or (iii) was later lawfully acquired by such Vendor from sources other than those related to its prior ownership of the Group Companies. Notwithstanding the foregoing, in no event will this Section 11.2 limit or otherwise restrict the right of any Vendor to disclose such Business Information (A) to its and its Affiliates’ respective Representatives to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement or the other Transaction Documents, (B) to any Governmental Authority pursuant to any examination, audit, inquiry, request or supervisory oversight by such Governmental Authority or to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement, (C) as necessary to comply with applicable Law or Order and (D) in connection with the exercise of such Vendor’s rights or obligations under this Agreement or any other Transaction Document.
11.3    R&W Insurance
(a)    The Parties acknowledge that the Purchaser has obtained a buyer-side representation and warranty insurance policy in connection with this Agreement, the Transactions and the representations and warranties of the Vendors made hereunder (together, the “R&W Policy”), effective as of Closing. The R&W Policy expressly provides that, other than with respect to Fraud, the R&W Insurance Provider shall have no indemnification, contribution, subrogation or other rights to pursue any claim against any Vendor or the Guarantor and that the

Vendors and the Guarantor are third-party beneficiaries of the R&W Insurance Provider’s promise to not pursue such indemnification, contribution, subrogation or other rights against any Vendor or the Guarantor. Following the Closing, the Purchaser shall not amend or waive, or permit the amendment or waiver of, the subrogation or third-party beneficiary provisions contained in the R&W Policy benefitting the Vendors or the Guarantor or otherwise amend, modify, restate, supplement or terminate the R&W Policy in a manner adverse to the Vendors or the Guarantors without the prior written consent of the Vendors and the Guarantor.
(b)    The Parties agree that the payment of the premium for the R&W Policy, any retention amount and all of the remaining costs associated with obtaining the R&W Policy, including the broker fee, the underwriting fee, the due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and fees shall be borne solely by the Purchaser and the Purchaser confirms that all payments of all such amounts (excluding the retention) have been made or will be made forthwith following Closing.
(c)    Following Closing, the Purchaser shall provide to the Vendors and the Guarantor, concurrently with delivery to the requisite parties under the R&W Policy, copies of any written notices which relate to any claim or potential claim made under the R&W Policy.
11.4    Director and Officer and Cyber Liability Insurance
(a)    The Vendors hereby agree not to amend or modify the existing terms of the Vendor Master D&O Policy in a manner that would reduce the coverage available to the Group Companies and their respective directors and officers for acts prior to the Closing.  Upon any future renewals of the Vendor Master D&O Policy, the Vendors further agree to use reasonable best efforts to ensure that any such renewals do not reduce the availability of coverage to the Group Companies and their respective directors and officers for acts prior to the Closing relative to the coverage for such acts that is maintained for the Guarantor, the Vendors and their respective Affiliates.  The obligations under this Section 11.4(a) shall expire on the sixth anniversary of the Closing.
(b)    The Vendors hereby agree not to amend or modify the existing terms of the Vendor Master Cyber Policy in a manner that would reduce the coverage available to the Group Companies for acts prior to the Closing.  Upon any future renewals of the Vendor Master Cyber Policy, the Vendors further agree to use reasonable best efforts to ensure that any such renewals do not reduce the availability of coverage for third party liability to the Group Companies for acts prior to the Closing relative to the coverage for such acts that is maintained for the Guarantor, the Vendors and their respective Affiliates.  The obligations under this Section 11.4(b) shall expire on the third anniversary of the Closing.
11.5    Covenant Not to Compete
(a)    In order for the Purchaser to have and enjoy the full benefit of the Business, including the goodwill, and as a material inducement to the Purchaser to enter into this Agreement (without such inducement the Purchaser would not have entered into this Agreement), and acknowledging the consideration received directly and indirectly hereunder, the Vendors and their Affiliates shall not, directly or indirectly:
(i)    for a period of five (5) years from the Closing Date, undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with, including as a sales representation agent, the ownership or operation of billboards, murals, posters, street furniture or other similar physical commercial advertising displays, whether indoor or outdoor or whether digital or static (collectively, “Out of Home Advertising”) anywhere in Canada; or
(ii)    for a period of eighteen (18) months from the Closing Date, solicit, induce, entice, encourage, or influence, or attempt to solicit, induce, entice, encourage or influence any employee of the Purchaser, any Group Company or any of their Affiliates operating in the Out of Home Advertising business, to resign or leave the employ of the Purchaser or any of its Affiliates.
(b)    The restrictions contained in Section 11.5(a)(i) are subject to the following:
(i)    In the event that the Guarantor engages in any merger, consolidation or other business combination involving a Specified Third Party engaged in Out of Home Advertising in Canada, then, subject to Section 11.5(b)(iv) following such transaction the restrictions set forth in Section 11.5(a)(i) shall not apply to the Guarantor, such Specified Third Party or any of their respective Affiliates.
(ii)    Subject to Section 11.5(b)(iv), the restrictions contained in Section 11.5(a)(i) shall not prohibit the Vendors or their Affiliates from acquiring (or entering into an agreement to acquire) a Person, business or portion thereof which derived less than 10% of its consolidated or combined, as applicable, revenues for the prior 12-month period (measured as of the most recently ended fiscal quarter prior to the execution of definitive documentation related to such acquisition) from any activity that would otherwise violate the restrictions contained in Section 11.5(a)(i), and the consummation of any such acquisition (or the entry into any such agreement in respect of such an acquisition) shall not constitute a breach of Section 11.5(a)(i); provided that such Vendor or its applicable Affiliate shall use reasonable best efforts to divest such Person, business or portion thereof engaging in such restricted activities (a “Divestiture”), or to otherwise cause such Person, business or portion thereof to discontinue such restricted activities, within 12 months after the consummation of such acquisition (regardless of when during the five (5) year restricted period the acquisition (or entry into definitive documentation with respect thereto) occurs).
(iii)    In connection with any Divestiture, the Vendors hereby agree to provide, or to cause their applicable Affiliate to provide, the Purchaser with a right of first offer in accordance with the following: (i) the Vendors or their applicable Affiliate shall provide written notice to the Purchaser of their intention to make such Divestiture, which notice shall identify the Person, business or portion thereof intended to be divested (the “Divested

Assets”); (ii) upon receipt of such notice, the Purchaser (or its designee) shall have the exclusive right for a period of thirty (30) days thereafter to provide the Vendors or their applicable Affiliate with an offer to acquire the Divested Assets; (iii) during such 30-day period, the Vendors and their Affiliates shall provide the Purchaser (or its designee) with such information as it may reasonably request in order to enable it to make an offer to acquire the Divested Assets; and (iv) if the Vendors or their applicable Affiliate does not receive an offer from the Purchaser (or its designee) within such 30-day period, or does not accept the offer provided by the Purchaser (or its designee), the Vendors or their Affiliate, as applicable, shall have the right to solicit offers to acquire the Divested Assets from Persons other than the Purchaser.
(iv)    Notwithstanding anything to the contrary set forth in this Section 11.5(b), the Guarantor, the Vendors and their respective Affiliates, successors and assigns shall not be permitted to use the Names (including Names used in the Business resulting from the Name Change pursuant to Section 11.7(b)) in any Out of Home Advertising activities anywhere in Canada for a period of five (5) years from the Closing Date.
(c)    The solicitation of employment of any individual where contact was initiated by such individual in response to an advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors shall not constitute a violation of Section 11.5(a).
(d)    Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 11.5(a) (the “Restrictive Covenants”):
(i)    the Purchaser and its Affiliates shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material loss to the Purchaser and its Affiliates, the amount of which cannot be readily determined and as to which neither the Purchaser nor its Affiliates will have any adequate remedy at Law or in equity;
(ii)    it is the desire and intent of the parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought; and
(iii)    the Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Group Companies and are reasonable and valid in geographical and temporal scope and in all other respects.
11.6    Preservation of Books and Records
The Purchaser shall, and shall cause the Group Companies to (in the case of the JV Entities, to the extent within the control of the Purchaser or any Group Company), preserve and keep the records held by them relating to the Business for a period of six (6) years from the Closing Date

(or longer if required by applicable Law) and shall make such records and personnel available to the Vendors (including the right to make copies thereof), as may be reasonably required by the Vendors (i) for purposes of satisfying or complying with applicable Law, any Order or applicable Tax, financial reporting, accounting, auditing, insurance or regulatory requirements or (ii) in connection with a Proceeding brought by a Governmental Authority or other third party against the Vendors or any of their Affiliates.
11.7    Names Following Closing
(a)    From and after the Closing, except as expressly provided in this Section 11.7, any and all rights of the Group Companies to use the Names (other than Names used in the Business resulting from the Name Change) shall terminate as of the Closing and shall immediately revert to the Vendors and their Affiliates (other than the Group Companies), along with any and all goodwill associated therewith.
(b)    Prior to the Closing, unless consented to in writing by the Purchaser, the Vendors shall use commercially reasonable efforts to cause, as promptly as practicable following the date hereof, and in any event prior to March 31, 2024, each Group Company to, as applicable, (i) change its legal name to remove any reference to “OUTFRONT”, (ii) file in each jurisdiction in which each Group Company is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification in such jurisdiction under such name, (iii) remove “OUTFRONT” from all internet domain names and social media identifiers, handles and tags used in connection with the Business and from all content on all webpages used in connection with the Business, (iv) migrate all employees of the Group Companies to email addresses that do not include any reference to “OUTFRONT”, (v) remove all Names involving “OUTFRONT” on offices and related signage, (vi) revise all letterheads, policies and procedures and other internal documents and materials to delete all references to the Names involving “OUTFRONT” and (vii) remove all imprints, logos and tags indicating the Names involving “OUTFRONT” on all Structures (clauses (i) through (vii), the “Name Change”); provided that if the Closing Date occurs prior to March 31, 2024, the Vendors shall be deemed to have complied with their obligations pursuant to this Section 11.7(b) if the Vendors shall have caused each Group Company to satisfy clauses (i), (ii), (iii), (iv) and (v) above.
(c)    If clause (vi) of the Name Change has not been completed at or prior to the Closing Date, as promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date (the “Initial Transition Period”), the Purchaser shall, and shall cause its Affiliates (including the Group Companies) to, as applicable, revise all letterheads, policies and procedures and other internal documents and materials to delete all references to the Names (other than Names used in the Business resulting from the Name Change). The Vendors agree to promptly reimburse the Purchaser and the Group Companies for all reasonable costs incurred by the Purchaser and its Affiliates (including the Group Companies) following the Closing in connection with their compliance with the requirements of this Section 11.7(c).
(d)    As promptly as practicable following the Closing, but in no event later than 210 days after the Closing Date, the Purchaser shall cause each Group Company to, as applicable, remove all imprints, logos and tags indicating the Names (other than Names used in the Business resulting from the Name Change) on all Structures; provided that such period shall be extended to (i) 240 days after the Closing Date if the Purchaser shall have removed all imprints, logos and tags indicating the Names (other than Names used in the Business resulting from the Name Change) on 75% of the Structures with imprints, logos and tags indicating the Names (other than Names used in the Business resulting from the Name Change) as of the Closing Date within 210 days after the Closing Date, and (ii) 270 days after the Closing Date if the Purchaser shall have removed all imprints, logos and tags indicating the Names (other than Names used in the Business resulting from the Name Change) on 90% of the Structures with imprints, logos and tags indicating the Names (other than Names used in the Business resulting from the Name Change) as of the Closing Date within 240 days after the Closing Date (such period, the “Transition Period”).
(e)    The Purchaser acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Group Companies or otherwise, to use the Names (other than Names used in the Business resulting from the Name Change), except as expressly provided herein. If the Name Change has not been completed at or prior to the Closing Date, during the Initial Transition Period, the Group Companies shall be entitled to use the existing letterheads, policies and procedures and other internal documents and materials in existence and used in the operation of the business of the Group Companies as of the Closing, in each case, containing the Names (other than Names used in the Business resulting from the Name Change); provided that all such uses of the Names shall be in the same form and manner as used in the Business as of the Closing. Except as expressly provided in this Section 11.7, no other right to use the Names (other than Names used in the Business resulting from the Name Change) is granted by the Vendors or any of their Affiliates to Purchaser, its Affiliates or, after the Closing, the Group Companies, whether by implication or otherwise, and nothing hereunder permits the Purchaser, its Affiliates or, after the Closing, the Group Companies to use the Names (other than Names used in the Business resulting from the Name Change) in any manner, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register, any of the Names (other than Names used in the Business resulting from the Name Change) in any jurisdiction. Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges that all rights or interests, directly or indirectly, through the Group Companies or otherwise, to use the Names used in the Business resulting from the Name Change shall cease on the date that is two (2) years after the Closing Date.
(f)    Except as expressly provided in this Section 11.7 with respect to Structures, after the Transition Period, the Purchaser shall, and shall cause its Affiliates (including the Group Companies) to, cease to, and not at any time thereafter, hold themselves out as having any affiliation or association with the Vendors or any of their Affiliates (other than the Group Companies). The Purchaser shall not, and shall cause its Affiliates (including the Group Companies) not to, and the Purchaser and its Affiliates (including the Group Companies) shall not attempt to or enable or request any other Person to, contest the ownership or validity of any of the Names, including in any Proceeding. Except as expressly provided in this Agreement, the Vendors and their Affiliates hereby disclaim all express and implied representations and warranties concerning the Names and all responsibility or liability under this Section 11.7 for claims by third parties after the Closing Date arising out of or relating to the use of any Names by the Group Companies.

11.8    Release
(a)    Effective as of the Closing, the Purchaser, on behalf of itself and its Affiliates (including the Group Companies) and each of their respective successors, assigns and past and present directors, managers, officers and employees, and each of their respective heirs, successors and assigns (collectively with the Purchaser, the “Purchaser Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits the Vendors, their Affiliates and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Vendor Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising on or prior to Closing, out of or in any matter related to any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted prior to the Closing. The Purchaser, for itself and the other Purchaser Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Vendor Releasees, based on any of the foregoing. Notwithstanding the foregoing, nothing in this Section 11.8(a) shall release, waive, discharge, relinquish or otherwise affect (i) the rights or obligations of any party to the extent arising out of or in any matter related to this Agreement, any of the other Transaction Documents or any other agreement entered into by a Vendor Releasee in connection with the transactions contemplated by this Agreement, including any right of Purchaser Indemnified Parties under Article 9, or (ii) any claims of, or causes of action arising from, Fraud.
(b)    Effective as of the Closing, each Vendor, on behalf of itself and its Affiliates and each of their respective successors, assigns and past and present directors, managers, officers and employees, and each of their respective heirs, successors and assigns (collectively with the Vendors, the “Vendor Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits the Purchaser, its Affiliates (including the Group Companies) and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Purchaser Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising on or prior to Closing, out of or in any matter related to any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Each Vendor, for itself and the other Vendor Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Purchaser Releasees, based on any of the foregoing. Notwithstanding the foregoing, nothing in this Section 11.8(b) shall release, waive, discharge, relinquish or otherwise affect (i) the rights or obligations of any party to the extent arising out of or in any matter related to this Agreement, any of the other Transaction Documents or any other agreement entered into by a Purchaser Releasee in connection with the transactions contemplated by this Agreement, including any right of Vendor Indemnified

Parties under Article 9, or (ii) any claims of, or causes of action arising from, Fraud.
11.9    Replacement of Credit Support Obligations
With respect to the Credit Support Obligations set forth in Section 11.9 of the Disclosure Schedule, pursuant to which the Vendors or their respective Affiliates (other than the Group Companies) or third parties on behalf of the Vendors or their respective Affiliates have provided credit support to the Business or any Group Company (collectively, the “Existing Credit Support Providers” and each an “Existing Credit Support Provider”), the Purchaser agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment to the holders or beneficiaries of such Credit Support Obligations, and the Purchaser and the Vendors shall cooperate to obtain any necessary release of each Existing Credit Support Provider, effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser and the Vendors, with respect to all such Credit Support Obligations. If the Purchaser and the Vendors have not obtained the complete and unconditional release of the Existing Credit Support Providers from their respective Credit Support Obligations (each such Credit Support Obligation, until such time as such Credit Support Obligation is so released and to the extent related to the Group Companies or the Business, a “Continuing Credit Support Obligation”), effective as of the Closing, then (i) until such release is obtained, the Purchaser and the Vendors shall continue to use their commercially reasonable efforts to promptly obtain the complete and unconditional release of the applicable Existing Credit Support Providers from each Continuing Credit Support Obligation and (ii) any demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Continuing Credit Support Obligation and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from a Continuing Credit Support Obligation (“Assumed Credit Support Obligations”) shall be deemed liabilities of the Purchaser. From and after the Closing, the Purchaser shall indemnify the Vendors against, and hold them harmless from, any Damages suffered or incurred by the Vendors and their respective Affiliates to the extent arising or resulting from the Assumed Credit Support Obligations; provided that, the Purchaser shall not be responsible for paying any costs or expenses (including legal fees) incurred by the Vendors or any of their Affiliates in connection with obtaining the complete and unconditional release of the applicable Existing Credit Support Providers from each Continuing Credit Support Obligation pursuant to clause (i) above which shall be the sole responsibility of the Vendors and their respective Affiliates.
ARTICLE 12
MISCELLANEOUS
12.1    Further Assurances
Each Party agrees to use commercially reasonable efforts to furnish upon request to any other Party such further information, and to execute and deliver to any other Party such other documents, as any other Party may reasonably request (and at the expense of such requesting Party) for the purpose of carrying out the intent of the Transaction Documents.
12.2    No Third-Party Beneficiaries
Except for as expressly stated in this Agreement, this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3    Entire Agreement
The Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of the Transaction and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent).
12.4    Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, personal legal representatives, successors and permitted assigns. No Party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Party’s rights, interests or obligations in this Agreement without the prior written approval of the Purchaser and the Vendors. Notwithstanding the foregoing, (i) HoldCo Vendor and Sub Vendor may each assign all of their respective rights and obligations hereunder to Newco in connection with the Pre-Closing Reorganization, provided that no such assignment shall relieve HoldCo Vendor or Sub Vendor of its obligations under this Agreement; and (ii) the Purchaser may assign, at any time, all or any portion of its rights and obligations hereunder to any of its Affiliates, provided that no such assignment shall relieve the Purchaser of its obligations under this Agreement or impair, hinder or delay in any material respect the consummation of the Transactions. Any attempted assignment in violation of this Section 12.4 shall be void.
12.5    Counterparts
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.6    Notices
Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date (a) three (3) Business Days after such notice is sent by registered mail, return receipt requested, (b) one (1) Business Day after delivery of such notice into the custody and control of a nationally or internationally recognized overnight courier service for next day delivery and (c) of delivery of such notice in person or by e-mail with either confirmation of delivery or a copy of such e-mail sent for delivery on the first (1st) Business Day following such transmission; in each case, to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
(a)    If to the Vendors or the Guarantor:
c/o OUTFRONT Media Inc.
90 Park Avenue
New York, New York 10016
United States of America
Attention:    General Counsel
Email:    [***]

and to (which shall not constitute notice):
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
United States of America
Attention:    Robert I. Townsend, III, Esq.
O. Keith Hallam, III, Esq.
Sanjay Murti, Esq.
Email:    RTownsend@cravath.com
KHallam@cravath.com
SMurti@cravath.com
and
Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue
Montréal, Québec H3A 3N9
Canada
Attention:    Franziska Ruf
Email:    fruf@dwpv.com
(b)    If to the Purchaser:
Bell Media Inc.
1, Carrefour Alexander-Graham-Bell
Building A, 8th Floor
Verdun, Quebec H3E 3B3
Attention:    Corporate Secretary
Email:    [***]
and to (which shall not constitute notice):
Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, ON M5L 1A9
Attention:    Brian Facey / Shlomi Feiner
Email:    brian.facey@blakes.com / shlomi.feiner@blakes.com
12.7    Governing Law
This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

12.8    Amendments and Waivers
No amendment, supplement or other modification of any provision of this Agreement shall be valid unless it is in writing and signed by the Purchaser (or any successor entity thereto) and the Vendors. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Parties. The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
12.9    Severability
Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Notwithstanding the foregoing, the remedies and limitations contained in this Agreement shall be construed as integral provisions and such remedies and limitations shall not be severable in any manner that increases any Person’s liability hereunder.
12.10    Expenses
Except as otherwise provided in this Agreement, each Party shall bear all expenses incurred by it or any of its respective Affiliates or Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.
12.11    Disclosure Schedule
The disclosure schedule (the “Disclosure Schedule”) is a series of schedules corresponding to the Sections contained in this Agreement and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties and covenants in such Articles. The Disclosure Schedule is incorporated herein by reference. The Disclosure Schedule is arranged in sections, paragraphs and sub-paragraphs corresponding to the numbered and lettered sections, paragraphs and sub-paragraphs of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule, as applicable, as though fully set forth in such section of the Disclosure Schedule if a cross reference is included in such other section of the Disclosure Schedule or if it is reasonably apparent on the face of such disclosure that such matter is pertinent to such other Schedules. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party of any matter whatsoever, including of any violation of Law or breach of any agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Any introductory language and headings in the Disclosure Schedule are inserted for convenience of reference only and will not create or be deemed to create a different standard for disclosure than the language set forth in this Agreement. To the extent that any disclosure made therein contains a description of written contracts, agreements, plans, arrangements or other documents or instruments, such disclosure is only a summary and is qualified in its entirety by reference to the applicable contract, agreement, plan, arrangement or other document or instrument. Disclosure of any information in the Disclosure Schedule that is not strictly required under this Agreement does not imply disclosure of all matters of a similar nature. The fact that an item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.
12.12    Specific Performance
(a)    The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of this Agreement would not be adequately compensated by monetary damages.
(b)    Notwithstanding anything herein to the contrary, it is explicitly agreed that: (i) any Party shall be entitled to seek an injunction, specific performance or other equitable relief of this Agreement against any other Party to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement; (ii) any Proceeding by a Party seeking an injunction, specific performance or other equitable relief shall be subject to the terms, conditions and limitations set forth herein and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with the covenants and obligations under this Agreement; and (iii) any Party shall have the right to seek or obtain money damages or expense reimbursement (whether pursuant to Law, in equity, in contract, in tort or otherwise) from any other Party under this Agreement.
12.13    English Language
The Parties have requested that this Agreement and all documents, notices and other instruments related hereto be drawn up in the English language. Les parties ont convenu que cette convention ainsi que tous documents, avis et autres écrits ayant trait à cette convention soient rédigés en anglais.
12.14    Time Is of the Essence
Time is of the essence with respect to all time periods and dates set forth herein.
12.15    Conflicts; Privilege
(a)    The Purchaser agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, any Group Company) and its and their respective managers, directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Purchaser Parties”), that Cravath, Swaine & Moore LLP and Davies Ward Phillips & Vineberg LLP (together, “Guarantor’s Counsel”) may serve as counsel to, and Richter LLP (“Richter”) may provide professional services to, the Guarantor, on the one hand, and the Group Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions (the “Current Representation”), and that, following consummation of the Transactions, any Guarantor’s Counsel may serve as counsel to, and Richter may provide professional services to, the Guarantor or any of its Affiliates or any of their respective managers, directors, members, partners, officers or employees, in each case, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions, notwithstanding such representation (or any continued representation) of the Group Companies, and the Purchaser on behalf of itself and the Purchaser Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. The Purchaser acknowledges that the foregoing provision applies whether or not any Guarantor’s Counsel provide legal services to, and whether or not Richter provides professional services to, any Group Company after the Closing Date.
(b)    The Purchaser, on behalf of itself and the Purchaser Parties, hereby irrevocably acknowledges and agrees that for all privileged communications between or among the Group Companies prior to the Closing, the Guarantor and their counsel (including Guarantor’s Counsel) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to the foregoing, the expectation of client confidence belongs to, and shall be controlled by, the Guarantor (notwithstanding that any Group Company participated in, was party to or was furnished such communications nor that any Group Company is also a client of such counsel)in connection with any dispute or Proceeding that may arise between the Guarantor, on the one hand, and the Purchaser or, after the Closing, any Group Company, on the other hand. In connection with any such dispute or Proceeding, the Guarantor (and not the Purchaser or any Group Company) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Guarantor’s Counsel and any Group Company that occurred before the Closing. Notwithstanding the foregoing, in the event a dispute arises between the Purchaser or the Group Companies, on the one hand, and a Person other than the Guarantor (or any Affiliate thereof), on the other hand, after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by any Guarantor’s Counsel to such Person; provided, however, that no Group Company may waive such privilege without the prior written consent of the Guarantor.
(c)    In the event that any third party commences Proceedings seeking to obtain from the Purchaser or its Affiliates (including, after the Closing, any Group Company) attorney-client communications involving any Guarantor’s Counsel in connection with the Current Representation, the Purchaser shall promptly notify the Guarantor in writing so as to permit the Guarantor to participate in any such Proceedings.
[Remainder of page intentionally left blank.]

The Parties have executed and delivered this Share Purchase Agreement as of the date first written above.

Purchaser:
BELL MEDIA INC.
By:	/s/ Martin Cossette
Name: Martin Cossette
Title: Authorized Signatory

Signature Page – Share Purchase Agreement

Vendors:
OUTFRONT CANADA HOLDCO 2 LLC
By:	/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President, CFO

OUTFRONT CANADA SUB LLC
/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President, CFO

Guarantor:
OUTFRONT MEDIA INC.
/s/ Matthew Siegel
Name: Matthew Siegel
Title: Executive Vice President, CFO

Signature Page – Share Purchase Agreement